Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

by and among

Avery Dennison Corporation

(“Parent”),

Certain Subsidiaries of Parent

(“Parent Subsidiary Sellers”),

3M Company

(“Buyer Parent”),

and

Certain Subsidiaries of Buyer Parent

(collectively with Buyer Parent, “Buyer”)

Dated as of December 21, 2011

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4.2	AUTHORITY; NO CONFLICT; CONSENTS AND APPROVALS	30
4.3	PROCEEDINGS	31
4.4	BROKERS OR FINDERS	31
4.5	FINANCING	31
4.6	INVESTMENT REPRESENTATION	31
4.7	SOLVENCY	32
4.8	DUE DILIGENCE INVESTIGATION	32

ARTICLE 5. PRE-CLOSING COVENANTS		33

5.1	ACCESS AND INVESTIGATION	33
5.2	CONDUCT OF BUSINESS	33
5.3	REQUIRED GOVERNMENTAL CONSENTS, APPROVALS AND FILINGS	35
5.4	THIRD PARTY CONSENTS	37
5.5	NOTIFICATION	37
5.6	INTERCOMPANY ARRANGEMENTS	38
5.7	BULK SALES	38
5.8	ADDITIONAL BUYER ENTITIES	38

ARTICLE 6. CONDITIONS TO CLOSING		38

6.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	38
6.2	CONDITIONS TO OBLIGATIONS OF BUYER PARENT	38
6.3	CONDITIONS TO OBLIGATIONS OF THE SELLERS	39

ARTICLE 7. INDEMNIFICATION; REMEDIES		40

7.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	40
7.2	INDEMNIFICATION BY SELLERS	40
7.3	INDEMNIFICATION BY BUYER	42
7.4	MANNER OF PAYMENT	43
7.5	DEFENSE OF CLAIMS	43
7.6	DETERMINATION OF LOSS AMOUNT	44
7.7	TERMINATION OF INDEMNIFICATION	45
7.8	LIMITATION ON RECOURSE	45
7.9	EXCLUSIVITY	45

ARTICLE 8. CERTAIN TAX MATTERS		45

8.1	BOOKS & RECORDS; COOPERATION	45
8.2	TRANSFER TAXES AND VAT	46
8.3	PROPERTY TAXES	47
8.4	PREPARATION OF TAX RETURNS	48
8.5	CHARACTERIZATION OF PAYMENTS	49
8.6	ACTIONS AFTER CLOSING	49
8.7	CONTEST PROVISIONS	50
8.8	TAX REFUNDS AND FISCAL UNITY TAX BENEFITS	50
8.9	CANADIAN TAX COVENANTS	51
8.10	UK VAT	52
8.11	GERMAN VAT	54

ARTICLE 9. OTHER POST-CLOSING COVENANTS		55

9.1	EMPLOYEE RELATED MATTERS	55
9.2	POST-CLOSING ACCESS	62
9.3	PUBLICITY	63
9.4	NON-COMPETITION	63
9.5	NON-SOLICITATION	65
9.6	INDEMNIFICATION OF DIRECTORS AND OFFICERS	66
9.7	NAME CHANGE	67
9.8	FURTHER ASSURANCES	67
9.9	GUARANTEE OBLIGATIONS AND LIENS	68
9.10	NOTARIZATION	68

ARTICLE 10. TERMINATION		68

10.1	TERMINATION EVENTS	68
10.2	EFFECT OF TERMINATION	69

ARTICLE 11. MISCELLANEOUS		70

11.1	DEFINED TERMS	70
11.2	NOTICES	84
11.3	TITLES; REFERENCES	85
11.4	ENTIRE AGREEMENT	86
11.5	ASSIGNMENT	86
11.6	AMENDMENT OR MODIFICATION	87
11.7	WAIVER	87
11.8	SEVERABILITY	87
11.9	GOVERNING LAW	87
11.10	WAIVER OF TRIAL BY JURY	87
11.11	CONSENT TO JURISDICTION	88
11.12	SPECIFIC PERFORMANCE	88
11.13	CUMULATIVE REMEDIES	89
11.14	EXPENSES	89
11.15	REPRESENTATION BY COUNSEL	89
11.16	COUNTERPARTS	90

ANNEX, EXHIBITS AND SCHEDULES

Annex A	Parent Subsidiary Sellers
Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption of Contract Rights and Obligations
Exhibit D	Form of Assignment of Patents and Assignment of Trademarks
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Supply Agreement
Exhibit G	Form of Trademark Coexistence Agreement
Exhibit H	Business Accounting Practices and Procedures
Exhibit I	Cross License
Exhibit J	Certain Template Trademarks
Exhibit K	Certain Intellectual Property
Exhibit L	Production Assets or Supply Agreement
Exhibit M	Label Pad Products
Exhibit N	NoteTabs Products

Schedule 1.1(b)(i)	Asset Sale Real Property
Schedule 1.1(b)(vii)	Seller Intellectual Property
Schedule 1.1(c)	Parent Intellectual Property
Schedule 1.2(e)	Excluded Real Property
Schedule 1.2(s)	Other Excluded Assets
Schedule 1.4	Retained Liabilities
Schedule 1.5(d)	Calculation of Currency Exchange Rates
Schedule 1.6	Closing Statement Calculation Adjustments
Schedule 2.2(f)	Indebtedness
Schedule 2.3(d)	Resignations of Directors and Officers
Schedule 3.2(b)	Notices, Reports, Registrations, Filings and Consents Required to be Made or Obtained By Sellers
Schedule 3.3	Capitalization
Schedule 3.4(c)	Undisclosed Liabilities
Schedule 3.4(e)	Business Accounting Practices and Procedures
Schedule 3.5(b)	Sufficiency of Assets
Schedule 3.6(a)	Owned Real Property
Schedule 3.6(b)	Real Property Leases
Schedule 3.6(c)	Subleases
Schedule 3.6(d)	Real Property Leases Not in Full Force and Effect
Schedule 3.7	Absence of Certain Changes and Events
Schedule 3.8	Taxes
Schedule 3.9(a)	Employee Benefit Plans
Schedule 3.9(c)	Purchased Entity Plans Administration
Schedule 3.9(d)	Transferring Pension Plan Actions
Schedule 3.9(e)	Multiemployer Plans
Schedule 3.9(f)	Business Employees
Schedule 3.9(g)	Transaction Bonus Agreements

Schedule 3.10(b)	Permits
Schedule 3.11	Legal Proceedings and Orders
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Material Contracts Not in Full Force and Effect
Schedule 3.13	Environmental Matters
Schedule 3.14(a)	Collective Bargaining Agreements
Schedule 3.14(b)	Employment and Labor Matters
Schedule 3.14(c)	Compliance with Laws (Business Employees)
Schedule 3.14(d)	Transfer of Undertakings
Schedule 3.14(e)	Independent Contractors
Schedule 3.14(f)	Specified Business Employees
Schedule 3.14(g)	Leave of Absence
Schedule 3.14(h)	Workers’ Compensation Claims
Schedule 3.15(a)	Intellectual Property Assets
Schedule 3.15(b)	Exceptions and Encumbrances to Intellectual Property Assets
Schedule 3.15(c)	Intellectual Property Rights
Schedule 3.16	Customers and Suppliers
Schedule 3.17	Related Party Transactions
Schedule 4.2(b)	Notices, Reports, Registrations, Filings and Consents Required to be Made or Obtained By Buyer
Schedule 5.2	Conduct Outside of the Ordinary Course of Business
Schedule 5.4(b)	Certain Third Party Consents – Reasonable Best Efforts
Schedule 5.6	Intercompany Arrangements
Schedule 9.5(b)	Non-Solicitation
Schedule 9.7	Name Change
Schedule 11.1(a)	Non-Business Employees
Schedule 11.1(c)	Net Working Capital
Schedule 11.1(d)	Target Net Working Capital

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of December 21, 2011 (this “Agreement”), is by and among 3M Company, a Delaware corporation (“Buyer Parent”), one or more subsidiaries of Buyer Parent to be designated pursuant to Section 5.8 (collectively with Buyer Parent, “Buyer”), Avery Dennison Corporation, a Delaware corporation (“Parent”), and those subsidiaries of Parent listed on Annex A (collectively, the “Parent Subsidiary Sellers,” and collectively with Parent, the “Sellers”).

RECITALS

WHEREAS, Parent is engaged through certain of its Subsidiaries and divisions (collectively making up the Avery Dennison Office and Consumer Products Group) in the development, manufacture, supply, distribution, marketing and sales of printable media products (including labels, cards and badges), organization, presentation and filing products (including indexes, dividers, binders, file folders, report covers and sheet protectors), writing instruments (including markers and highlighters) and other office and consumer products (including organization and identification products for professionals and individuals in the home, office and on-the-go and organization, identification and other products relating to education and learning), in each case for distribution or sale through the OCP Channels to end-users (collectively, the “Business”; provided that the term “Business” shall exclude the conduct by Parent through certain of its Subsidiaries and divisions of the development, manufacture, supply, distribution, marketing and sales of (A) industrial adhesive products (including commercial and industrial products incorporating adhesives such as pressure-sensitive laminates, industrial adhesives, or labels other than labels sold or distributed to the OCP Channels) by the business units of Parent other than the Office and Consumer Products Group and (B) (i) the label pad and label pad book products consisting of removable adhesive linerless padded paper products and related products as exemplified by those products set forth on Exhibit M (the “Label Pad Products”), (ii) the removable adhesive translucent plastic tabbed padded products, books, dispensers and related products as exemplified by those products set forth on Exhibit N (the “NoteTabs Products”), and (iii) the sticky note products and flag products consisting of removable adhesive linerless padded paper and film products and related products (the “Sticky Notes Products”), and in each of (i), (ii) and (iii), which were sold in connection with the Business prior to the Closing Date);

WHEREAS, the Sellers desire to sell the Business to Buyer, and Buyer desires to purchase the Business from the Sellers, in the manner and subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with the consummation of the sale of the Business contemplated by this Agreement, Parent, certain of its Subsidiaries, Buyer Parent and Buyer will enter into certain Ancillary Agreements.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF STOCK AND ASSETS

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, on the Closing Date:

(a) Stock Purchase and Sale.

(i) Avery Dennison Australia Group Holdings Pty Limited, a proprietary company registered under the Australian Corporations Act and incorporated in New South Wales, Australia (“Australia Entity Seller”), shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Australia Entity Seller, all right, title and interest of Australia Entity Seller in and to the Australian Shares, comprising the issued shares in the capital of Avery Dennison Office Products Pty Limited, a proprietary company registered under the Australian Corporations Act and incorporated in New South Wales, Australia (“Australia Entity”), free and clear of all Encumbrances;

(ii) Avery Dennison Investments Luxembourg IV SARL, a société à responsabilité limitée organized under the laws of Luxembourg (“Austria Entity Seller”), shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Austria Entity Seller, all right, title and interest of Austria Entity Seller in and to the quota (Geschäftsanteil) of Avery Dennison Zweckform Austria GmbH, a Gesellschaft mit beschränkter Haftung organized under the laws of Austria (“Austria Entity”), free and clear of all Encumbrances;

(iii) Avery Holding S.A.S, a société par actions simplifiée organized under the laws of France, with a share capital of 71,936,538.24 Euros, with its registered office located at Zone Industrielle – 38560 Champs-sur-Drac, registered with the French Registry of Commerce and Companies under number 804 420 295 RCS Grenoble, (“France Entity Seller”), shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from France Entity Seller, all right, title and interest of France Entity Seller in and to the shares of Avery Dennison France S.A.S, a société par actions simplifiée organized under the laws of France, with a share capital of 4,500,000 Euros, with its registered office located at Rond-Point d’Ecully – 1, chemin Jean-Marie Vianney – 69130 Ecully, registered with the French Registry of Commerce and Companies under number 562 017 830 RCS Lyon (“France Entity”), free and clear of all Encumbrances;

(iv) Avery Dennison Zweckform Office Products Manufacturing GmbH, a limited liability company organized under the laws of Germany and with its registered offices in Valley/Oberlaindern, district (Landkreis) Miesbach, registered with the commercial register of the local court of Munich under HRB 139949 (“Germany Entity Seller”), shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Germany Entity Seller, all right, title and

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interest of Germany Entity Seller in and to the shares of Avery Dennison Zweckform Office Products Europe GmbH, a limited liability company organized under the laws of Germany and with its registered offices in Valley/Oberlaindern, district Miesbach, registered with the commercial register of the local court of Munich under HRB 144358, with a share capital of EUR 1,000,000.00, divided into three shares with the nominal value of EUR 24,750.00, EUR 250.00 and EUR 975,000.00 (“Germany Entity”), including its Russian branch, free and clear of all Encumbrances;

(v) Adespan S.r.l., a società a responsabilità limitata organized under the laws of Italy (“Italy Entity Seller”), shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Italy Entity Seller, all right, title and interest of Italy Entity Seller in and to the quota of Avery Dennison Office Products Italia S.r.l., a società a responsabilità limitata organized under the laws of Italy (“Italy Entity”), free and clear of all Encumbrances;

(vi) Parent and Avery Corp., a corporation organized under the laws of the State of Delaware (“Avery Corp.”), shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Parent and Avery Corp., all right, title and interest of Parent and Avery Corp. in and to the equity quotas (partes sociales) of Avery Dennison Office Products de México S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of México (“Mexico Entity”), free and clear of all Encumbrances;

(vii) Avery Dennison Holdings New Zealand Limited, a limited liability company incorporated under the laws of New Zealand (“New Zealand Entity Seller”), shall take all such actions and shall cause Avery Dennison Office Products (NZ) Limited, a limited liability company incorporated under the laws of New Zealand (“New Zealand Entity”), to take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from New Zealand Entity Seller, all right, title and interest of New Zealand Entity Seller in and to New Zealand Entity, free and clear of all Encumbrances;

(viii) Avery Corp. shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Avery Corp., all right, title and interest of Avery Corp. in and to the membership interests of Avery Office Products Puerto Rico L.L.C., a limited liability company organized under the laws of Puerto Rico (“Puerto Rico Entity”), free and clear of all Encumbrances; and

(ix) Avery Dennison Netherlands Investment IX BV, a besloten vennootschap organized under the laws of the Netherlands (“Switzerland Entity Seller”), shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Switzerland Entity Seller, all right, title and interest of Switzerland Entity Seller in and to the entire quota of Avery Dennison Europe GmbH, a limited liability company organized under the laws of Switzerland (“Switzerland Entity”), free and clear of all Encumbrances.

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(b) Asset Purchase and Sale. Subject to Section 1.2, each of the Sellers shall take all such actions necessary to sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances other than any Permitted Encumbrances, and Buyer shall acquire from each of the Sellers, all of the right, title and interest that Parent and its Subsidiaries possess in and to the assets primarily related to the Business (the “Purchased Assets”), including the following:

(i) (A) the owned real property set forth on Schedule 1.1(b)(i) (the “Asset Sale Real Property”), together with the applicable Seller’s right, title and interest in all buildings, structures, improvements, paved parking lots and fixtures thereon and all other appurtenances thereto, and (B) the Real Property Leases to the extent transferable by the terms thereof;

(ii) the furniture, equipment, machinery, supplies, materials, vehicles, spare parts, tools, office equipment, computer hardware, personal property and other tangible property, including all exterior and interior ground and building signs, in each case that are owned or leased by any of the Sellers and primarily related to the Business (the “Tangible Personal Property”);

(iii) leases relating to the Tangible Personal Property;

(iv) all Contracts to which any Seller is a party primarily relating to the Business;

(v) all inventory primarily related to the Business and held for sale to customers of the Business, including spare parts, raw materials, containers, packaging and packaging supplies and work-in-process;

(vi) all accounts and notes receivable primarily related to the Business (excluding Tax receivables, intercompany accounts and notes receivable from Parent or any of its Subsidiaries, other than the Purchased Entities and their Subsidiaries) and the full benefit of all security for such accounts and notes, including any claims, remedies and other rights to the extent related to any of the foregoing;

(vii) the Intellectual Property exclusively used in the Business, and the Intellectual Property used primarily in the Business set forth on Schedule 1.1(b)(vii), that is owned by or licensed to any Seller or its Subsidiary other than Parent, together with claims against third parties for infringement of any of the foregoing and the right to bring actions and collect damages for past, present or future infringement for any of the foregoing, in each case to the extent transferable, subject to the Trademark Coexistence Agreement (to the extent applicable);

(viii) all rights of the Sellers under Permits to the extent transferable by Law and by the terms of such Permit (and pending applications and renewals therefor);

(ix) all Books and Records (other than any Books and Records that constitute Excluded Assets);

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(x) all rights in connection with the Transferring Pension Plans;

(xi) the goodwill and going-concern value of the Business;

(xii) the Business’ Global Company Prefix (GCP) of 0072782; and

(xiii) all claims of any Seller against third parties (other than Parent and its Affiliates) primarily relating to the Purchased Assets or the Business, whether or not asserted before the Closing Date.

The term “Purchased Assets” shall exclude (i) assets owned by Australia Entity, Austria Entity, France Entity, Germany Entity, Italy Entity, Mexico Entity, New Zealand Entity, Puerto Rico Entity and Switzerland Entity (such entities, collectively, the “Purchased Entities”) or any Subsidiaries of the Purchased Entities (the assets of which will be conveyed indirectly via the purchase of the capital stock or other equity interests of the Purchased Entities (the “Purchased Stock”)) as provided in Section 1.1(a) above, (ii) the Parent IP Assets, (iii) the Purchased Stock and (iv) the Excluded Assets.

(c) Parent Intellectual Property. Parent shall take all such actions reasonably necessary to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Parent, all right, title and interest of Parent in and to all Intellectual Property owned directly by Parent that is exclusively used in the Business and the Intellectual Property used primarily in the Business as set forth on Schedule 1.1(c), together with all goodwill with respect to any of the foregoing, claims against third parties for infringement of any of the foregoing and the right to bring actions and collect damages for past, present or future infringement for any of the foregoing, in each case to the extent transferrable, but in each case excluding all Intellectual Property included within the definition of Excluded Assets (collectively, the “Parent IP Assets”).

1.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Sellers shall retain, and the Purchased Assets shall expressly exclude the following assets, properties, goodwill or rights of the Sellers and their Subsidiaries (collectively, the “Excluded Assets”):

(a) the minute books, stock records, stock certificates, Organizational Documents, corporate seals, corporate registers and similar documents of Parent and its Subsidiaries (other than the Purchased Entities and their Subsidiaries);

(b) all Books and Records that any Seller or any of its Subsidiaries is required under applicable Laws to retain in original form;

(c) all rights of the Sellers under Permits to the extent not transferable by Law or by the terms of any Permit;

(d) all rights of the Sellers under this Agreement and the Ancillary Agreements;

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(e) any real property and related facilities owned or leased by any Seller or any of its Subsidiaries and set forth on Schedule 1.2(e);

(f) the “Avery Dennison” name and trademarks, the upright “triangle logo,” and all related trademarks, service marks, trade names, logos, symbols, corporate names domain names, and other identifiers of the Sellers and their respective Affiliates that incorporate or include “Avery Dennison” or the upright “triangle logo”, subject to the Trademark Coexistence Agreement;

(g) all assets used or held for use by the business conducted by the Label and Packaging Materials division of Parent, except for the Intellectual Property set forth on Schedule 1.1 (b)(vii) or 1.1(c);

(h) all known or unknown, liquidated or unliquidated, contingent or fixed, rights, claims or causes of action, choses in action, rights of recovery and rights of set-off of any kind, and indemnities against any Person that any Seller may have against any Person to the extent related to any of the Excluded Assets or the Retained Liabilities;

(i) all Cash of the Sellers and their Subsidiaries (other than the Purchased Entities and their Subsidiaries);

(j) all Insurance Policies of any Seller or any of its Subsidiaries (other than the Purchased Entities and their Subsidiaries) and rights thereunder;

(k) all Purchased Assets sold or otherwise disposed of during the period from the date hereof until the Closing Date in accordance with Section 5.2;

(l) all claims for refund of Taxes and other governmental charges of whatever nature with respect to the Purchased Entities, Purchased Assets or Parent IP Assets for Pre-Closing Tax Periods;

(m) except (i) as required by Law or (ii) pursuant to the transfer of the Transferring Pension Plans to Buyer or its Affiliates pursuant to Section 9.1(f), all rights in connection with and assets of (or related to) any employee benefit or welfare plan of a Seller or any of its Affiliates (including the Employee Plans) and any related Contract between any Person and a Seller or any of its Affiliates;

(n) all assets relating to the Avery Research Center;

(o) all rights of the Sellers under Contracts related to the Business that are not assigned to Buyer after the Sellers have complied with Section 5.4(a), subject to Section 5.4(b);

(p) all Intellectual Property of the Sellers and their Subsidiaries not exclusively used in the Business (other than the Intellectual Property used primarily in the Business and set forth on Schedule 1.1(b)(vii) or Schedule 1.1(c));

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(q) all assets, properties, goodwill, rights and claims of the Sellers and their Subsidiaries that are not primarily related to the Business as currently conducted;

(r) all Contracts not expressly related to the Facilities to which any Seller is a party primarily relating to the Business that obligates a Seller to clean-up, remediate or otherwise assume liability for any Hazardous Materials, or pay any third party for any costs related to the clean-up, remediation or assumption of liability for any Hazardous Materials, except for that certain Arivec Chemicals Site PRP Group Agreement between and among those potentially responsible parties signed by Parent on March 21, 2005; and

(s) the assets set forth on Schedule 1.2(s).

1.3 Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall assume and shall be solely responsible for the following Liabilities of the Sellers with respect to the Purchased Assets and the Business (other than Liabilities of a Purchased Entity or a Subsidiary of a Purchased Entity, which shall remain Liabilities of such Purchased Entity or such Subsidiary following the Closing and which will be assumed by Buyer indirectly at the Closing via the purchase of the Purchased Stock) (together, the “Assumed Liabilities”): (i) any and all Liabilities of any Seller or any of its Subsidiaries to the extent resulting from or arising out of the operation or conduct of the Business, or the ownership or use of any Purchased Assets, by Buyer at or after the Closing, (ii) (A) all Liabilities allocated to Buyer pursuant to Section 1.8 and Section 9.1 of this Agreement (including the Liabilities assumed directly or indirectly by Buyer and its Affiliates in respect of the Transferring Pension Plans), (B) all Liabilities assumed by or agreed to be performed by Buyer pursuant to this Agreement or any of the Ancillary Agreements and (C) all Liabilities for Property Taxes that are specifically allocated to or made the obligation of Buyer pursuant to Section 8.3, (iii) all Liabilities, obligations, commitments, claims, and losses related to employment, labor, compensation or employee benefits of each Transferring Employee (or any dependent or beneficiary of any Transferring Employee) that (A) are incurred before, on or after the Closing Date (other than Liabilities, obligations or claims relating to the Transaction Bonus Agreements; provided, however, that Buyer shall assume all Liabilities for severance due under Transaction Bonus Agreements as set forth in Section 9.1), (B) Buyer or its Affiliates have specifically agreed to assume pursuant to this Agreement or (C) transfer automatically to Buyer or its Affiliates under applicable Law (including any Liabilities related to accrued benefits under any pension plan that transfers by operation of Law), (iv) Taxes related to each Purchased Entity, each Subsidiary of a Purchased Entity, the Purchased Assets and the Parent IP Assets for the Post-Closing Tax Periods, and (v) all Liabilities primarily related to the Purchased Assets and/or the Business, whether arising before, on or after the Closing Date, including (A) all Liabilities reflected in the calculation of the Net Working Capital Amount, (B) all Liabilities resulting from or arising out of Contracts that constitute Purchased Assets, and (C) all Liabilities of the Business arising from trade payables, accrued expenses, capital and operating lease obligations, employee claims, product claims and litigation matters.

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1.4 Retained Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, or otherwise be responsible for, any of the following Liabilities of the Sellers that are not Assumed Liabilities (the “Retained Liabilities”): (i) any and all Liabilities of any Seller or any of its Subsidiaries, whether arising before, on or after the Closing Date, to the extent resulting from or arising out of the past, present or future ownership or use of any of the Excluded Assets, (ii) (A) all Liabilities assumed by, retained by or agreed to be performed by Parent or its Subsidiaries pursuant to this Agreement or any of the Ancillary Agreements, (B) all Liabilities for Property Taxes that are specifically allocated to or made the obligation of the Sellers pursuant to Section 8.3, (C) any Excluded Pension Liabilities, and (D) all Indebtedness of any Seller or any of its Subsidiaries (other than any Purchased Entity or Subsidiary of a Purchased Entity), (iii) Taxes of the Sellers or any of their Subsidiaries (excluding any Taxes of the Purchased Entities or Subsidiaries of the Purchased Entities or any Taxes specifically allocated or made the obligation of Buyer pursuant to Section 8.3), (iv) all Liabilities, obligations, commitments, claims, and losses related to employment, labor compensation or employee benefits of each current or former employee of Parent or its Subsidiaries (other than the Transferring Employees) whether arising before, on or after the Closing Date, except as expressly assumed by Buyer as set forth in Section 9.1, (v) all Liabilities, obligations or claims relating to the Transaction Bonus Agreements, except as expressly assumed by Buyer as set forth in Section 9.1, (vi) all Liabilities, obligations, commitments or claims relating to deferred compensation, workers compensation, or long-term incentive compensation of each current or former employee of Parent or any of its Subsidiaries (other than the Transferring Employees) arising before, on or after the Closing Date, (vii) all Liabilities, obligations, commitments or claims relating to stock-based compensation (including stock options and restricted stock units) of Parent or any of its Subsidiaries which is held by current or former employees of Parent or any of its Subsidiaries (including the Business Employees), and (viii) the Liabilities of any Seller or any of its Subsidiaries set forth on Schedule 1.4.

1.5 Delivery of Estimates; Calculation of Purchase Price.

(a) On or before the date that is three (3) Business Days prior to the Closing Date, Parent shall deliver to Buyer a certificate setting forth (i) Parent’s good faith estimate of the aggregate amount of the Cash on Hand (the “Estimated Cash On Hand”), (ii) Parent’s good faith estimate of the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), (iii) Parent’s good faith estimate of the Indebtedness Payoff Amount (the “Estimated Indebtedness Payoff Amount”) and (iv) Parent’s good faith estimate of the Net Intercompany Payables Amount (the “Estimated Net Intercompany Payables Amount”).

(b) For purposes hereof, the “Purchase Price” means an amount equal to (A) five hundred and fifty million dollars ($550,000,000), plus (B) the Estimated Cash On Hand, minus (C) the Estimated Indebtedness Payoff Amount, minus (D) the Estimated Net Intercompany Payables Amount (which shall have the effect of increasing the Purchase Price if the Estimated Net Intercompany Payables Amount is less than zero), plus (E) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (F) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount; provided that in no event shall the amounts set forth in clauses (E) or (F) above exceed $10,000,000. For the avoidance of doubt, the amounts set forth in clauses (E) or (F) above shall be determined without double-counting for any amounts adjusted pursuant to clauses (B) through (D) above.

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(c) At the Closing, upon the terms and subject to the conditions set forth herein, Buyer Parent shall (i) pay or cause to be paid to Parent, on behalf of the Sellers, for the sale, transfer, assignment, conveyance and delivery of the Purchased Stock, the Purchased Assets and the Parent IP Assets the Purchase Price by wire transfer of immediately available funds to one or more accounts designated by Parent and (ii) cause Buyer to assume the Assumed Liabilities. Payment of the Purchase Price shall be subject to adjustment as set forth in Section 1.6.

(d) For the purposes of calculating and determining the Cash on Hand, Net Working Capital Amount, Net Intercompany Payables Amount and Indebtedness Payoff Amount in this Section 1.5 and Section 1.6, the parties hereto shall use the currency exchange rates as further described on Schedule 1.5(d).

1.6 Final Cash, Indebtedness and Net Intercompany Payables of the Purchased Entities and Net Working Capital Calculations.

(a) Determination. As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer will deliver to Parent a calculation of the Cash on Hand, Indebtedness Payoff Amount, Net Intercompany Payables Amount and the Net Working Capital Amount, which except as set forth on Schedule 1.6 shall be prepared in accordance with GAAP applied consistently with the Business Accounting Practices and Procedures (provided that in the event of a conflict between GAAP and the Business Accounting Practices and Procedures, the Business Accounting Practices and Procedures shall control), together with reasonably detailed supporting information (the “Closing Statement”). After delivery of the Closing Statement, Parent and its accountants and Representatives shall be permitted reasonable access to review the books and records and work papers of Buyer and its Affiliates (including the work papers of Buyer’s and any of its Affiliate’s accountants) related to the preparation of the Closing Statement. Parent and its accountants and Representatives may make inquiries of Buyer and any of its Affiliates and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause its Affiliates to use their, reasonable best efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If Parent has any objections to the Closing Statement, Parent shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. Parent and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Parent, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Parent and Buyer shall submit such dispute to KPMG LLP (subject to appropriate conflicts

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checks by such firm) or such other independent accounting firm as Parent and Buyer Parent may jointly select (the “Independent Auditor”). If any dispute is submitted to the Independent Auditor, each party will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may request and are available to that party or its independent accountants (including information of the Purchased Entities and their Affiliates), and each party shall be afforded the opportunity to present the Independent Auditor material relating to the determination and to discuss the determination with the Independent Auditor. The Independent Auditor shall act as an auditor and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed adjustment of the Purchase Price amount to reflect such resolution. It is the intent of Buyer and Sellers that the process set forth in this Section 1.6 and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Parent and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and/or Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.

(b) Adjustments.

(i) Cash Adjustment. If the Cash on Hand as finally determined pursuant to Section 1.6(a) above is greater than the Estimated Cash on Hand, Buyer Parent shall pay or cause to be paid to Parent, on behalf of the Sellers, such excess in accordance with Section 1.6(c). If the Cash on Hand as finally determined pursuant to Section 1.6(a) above is less than the Estimated Cash on Hand, Parent, on behalf of the Sellers, shall pay to Buyer Parent, on behalf of Buyer Parent and Buyer, such shortfall in accordance with Section 1.6(c).

(ii) Net Working Capital Adjustment. If the Net Working Capital Amount as finally determined pursuant to Section 1.6(a) above is greater than the Estimated Net Working Capital Amount, Buyer Parent shall pay or cause to be paid to Parent, on behalf of the Sellers, such excess in accordance with Section 1.6(c); provided, however, that in no event shall such payment, plus the amount calculated pursuant to Section 1.5(b)(E) or minus the amount calculated pursuant to Section 1.5(b)(F), exceed $10,000,000. If the Net Working Capital Amount as finally determined pursuant to Section 1.6(a) above is less than the Estimated Net Working Capital Amount, Parent, on behalf of the Sellers, shall pay to Buyer Parent, on behalf of Buyer Parent and Buyer, such shortfall in accordance with Section 1.6(c); provided, however, that in no event shall such payment, plus the amount calculated pursuant to Section 1.5(b)(F) or minus the amount calculated pursuant to Section 1.5(b)(E), exceed $10,000,000.

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(iii) Indebtedness Payoff Amount Adjustment. If the Indebtedness Payoff Amount as finally determined pursuant to Section 1.6(a) above is greater than the Estimated Indebtedness Payoff Amount, Parent, on behalf of the Sellers, shall pay to Buyer Parent, on behalf of Buyer Parent and Buyer, such excess in accordance with Section 1.6(c). If the Indebtedness Payoff Amount as finally determined pursuant to Section 1.6(a) above is less than the Estimated Indebtedness Payoff Amount, Buyer Parent shall pay or cause to be paid to Parent, on behalf of the Sellers, such shortfall in accordance with Section 1.6(c).

(iv) Net Intercompany Payables Amount Adjustment. If the Net Intercompany Payables Amount as finally determined pursuant to Section 1.6(a) above is greater than the Estimated Net Intercompany Payables Amount, Parent, on behalf of the Sellers, shall pay to Buyer Parent, on behalf of Buyer Parent and Buyer, such excess in accordance with Section 1.6(c). If the Net Intercompany Payables Amount as finally determined pursuant to Section 1.6(a) above is less than the Estimated Net Intercompany Payables Amount, Buyer Parent shall pay or cause to be paid to Parent, on behalf of the Sellers, such shortfall in accordance with Section 1.6(c).

(c) Final Adjustment Amount. Without duplication, all amounts owed pursuant to Sections 1.6(b)(i), (ii), (iii) and (iv) shall be aggregated, and the net amount (if any) owed by Buyer Parent to Parent, on the one hand, or Parent to Buyer Parent, on the other hand, is referred to as the “Final Adjustment Amount”; it being understood and agreed that if the net effect pursuant to this Section 1.6(c) is an increase in the Purchase Price, then Buyer Parent shall make or cause to be made a cash payment to Parent, on behalf of the Sellers, in an amount equal to the Final Adjustment Amount, and if the net effect pursuant to this Section 1.6(c) is a decrease in the Purchase Price, then Parent, on behalf of the Sellers, shall make a cash payment to Buyer Parent, on behalf of Buyer Parent and Buyer, in an amount equal to the Final Adjustment Amount. The Final Adjustment Amount shall be calculated as an adjustment to the Purchase Price. Payment of the Final Adjustment Amount shall be paid within five (5) Business Days after the date of final determination by wire transfer of immediately available funds to an account designated by the recipient party.

1.7 Purchase Price Allocation.

(a) The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), increased or decreased, as the case may be, by the Final Adjustment Amount, shall be allocated among the Purchased Stock, the Purchased Assets and the Parent IP Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). To the extent necessary to determine the amount of Transfer Taxes or other Taxes required to be paid at or in connection with the Closing, a preliminary Allocation (the “Preliminary Allocation”) shall be prepared by Ernst & Young at least thirty (30) days prior to the Closing Date. Parent and Buyer Parent shall work in good faith to resolve any disputes relating to the Preliminary Allocation. If Parent and Buyer Parent are unable to resolve any such dispute regarding the Preliminary Allocation within ten (10) days of Parent’s delivery of the Preliminary Allocation to Buyer Parent, such dispute shall be resolved promptly by the

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Independent Auditor, the costs of which shall be borne equally by Parent and Buyer Parent. Within sixty (60) days after the determination of the Final Adjustment Amount, Ernst & Young shall deliver to Parent and Buyer Parent a final Allocation (the “Final Allocation”). Parent and Buyer Parent shall work in good faith to resolve any disputes relating to the Final Allocation. If Parent and Buyer Parent are unable to resolve any such dispute regarding the Final Allocation within ten (10) days of Parent’s delivery of the Final Allocation to Buyer Parent, such dispute shall be resolved promptly by the Independent Auditor, the costs of which shall be borne equally by Parent and Buyer Parent. The fees and costs of Ernst & Young incurred pursuant to this Section 1.7(a) shall be borne equally by Parent and Buyer Parent.

(b) If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Final Allocation shall be adjusted in a manner consistent with the procedures set forth in Section 1.7(a) above and in accordance with Treasury Regulations Section 1.1060-1(c).

(c) Buyer and Parent shall file all Tax Returns (including IRS Form 8594) consistent with the Final Allocation. Neither Buyer nor Parent shall take any Tax position inconsistent with such Final Allocation and neither Buyer nor Parent shall agree to any proposed adjustment to the Final Allocation by any Tax authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Parent from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Final Allocation, and neither Buyer nor Parent shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such Final Allocation. Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each of Buyer and Parent shall deliver to the other party a copy of its IRS Form 8594.

(d) The purchase price for the shares of New Zealand Entity does not include any capitalized interest and the parties agree that, for the purposes of EW32 of the Income Tax Act 2007 (New Zealand), this purchase price is the lowest price that the applicable parties would have agreed on at the time this Agreement was entered into, if payment had been required in full at the time the first right in the shares of New Zealand Entity was or is to be transferred. For the purposes of this clause, the term “right” has the same meaning as in section OB1 of the Income Tax Act 2007 (New Zealand).

1.8 Closing Costs; Fees. Buyer Parent and Parent shall each pay one half of the fees and costs of recording or filing all applicable conveyancing instruments described in Section 2.3. Buyer shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.

1.9 Withholding. Buyer Parent shall be entitled to deduct and withhold from the Purchase Price (as adjusted by the Final Adjustment Amount) such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state,

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local or foreign Tax law. At least ten (10) days prior to the Closing Date, Buyer Parent shall notify Parent if Buyer Parent intends to deduct and withhold any amounts pursuant to this Section 1.9 and shall reasonably cooperate with Parent to mitigate, reduce or eliminate any such withholding. To the extent that amounts are so withheld by Buyer Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers in respect of which such deduction and withholding was made.

ARTICLE 2.

CLOSING

2.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall be held at 10:00 a.m. local time on the fifth (5th) Business Day, or another date mutually agreed upon between Parent and Buyer Parent following the satisfaction or waiver of all conditions to Closing set forth in Article 6 unless the parties hereto otherwise agree at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, CA 90071.

2.2 Deliveries by Buyer Parent or Buyer at Closing.

(a) Consideration to the Sellers. Buyer Parent shall deliver, or cause to be delivered, to Parent, on behalf of the Sellers, the Purchase Price set forth in Section 1.5.

(b) Assumption Agreement. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to Parent instruments of assumption substantially in the form attached hereto as Exhibit A, or otherwise in form reasonably satisfactory to Parent and Buyer and their respective counsel, evidencing Buyer’s assumption of the Assumed Liabilities pursuant to Section 1.3 (the “Assumption Agreement”).

(c) Assignment and Assumption of Contract Rights and Obligations. Buyer shall deliver, or cause to be delivered, to Parent the Assignment and Assumption of Contract Rights and Obligations, executed by Buyer, substantially in the form attached hereto as Exhibit C;

(d) Buyer Parent Certificate. Buyer Parent shall furnish Parent with a certificate signed by an officer of Buyer Parent that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(e) Ancillary Agreements. Buyer shall have executed and delivered each of the Ancillary Agreements to which it is a party.

(f) Indebtedness. Buyer Parent shall repay, or cause to be repaid, on behalf of the Purchased Entities, all Indebtedness of the Purchased Entities and their Subsidiaries set forth on Schedule 2.2(f), including the Transaction Expenses, in each case then outstanding as of immediately prior to the Closing in accordance with the terms thereof (and to the extent available, any payoff letters with respect thereto), by wire transfer of immediately available funds.

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(g) Local Actions. Buyer shall, either directly or through one or more Subsidiaries, take all actions required of it (consistent with this Agreement and the Allocation) and enter into all agreements and instruments (in form reasonably satisfactory to Parent) in each applicable jurisdiction necessary to effect the transfer of the Purchased Entities and Purchased Assets and to assume the Assumed Liabilities and to otherwise comply with its obligations in this Agreement.

2.3 Deliveries by the Sellers at Closing.

(a) Instruments and Possession. To effect the sale and transfer referred to in Section 1.1, the Sellers shall execute and deliver to Buyer Parent or its designee, as applicable:

(i) one or more bills of sale, substantially in the form attached as Exhibit B hereto, conveying title to all of such Seller’s owned personal property included in the Purchased Assets;

(ii) the Assignment and Assumption of Contract Rights and Obligations, executed by such Sellers, substantially in the form attached hereto as Exhibit C;

(iii) the Assignment of Patents and Assignment of Trademarks, executed by Parent and each in a form registrable or recordable in the United States Patent and Trademark Office or applicable foreign offices, to the extent necessary to assign the patents and trademarks constituting Parent IP Assets, substantially in the form attached hereto as Exhibit D, provided that it shall be Buyer’s responsibility to confirm that such forms are registrable or recordable in applicable foreign offices;

(iv) certificates (where applicable) representing the Purchased Stock duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to Buyer or its designees, as applicable;

(v) the stock books, stock ledgers and minute books of the Purchased Entities, and the Books and Records constituting Purchased Assets, each as of the Closing Date; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.3(a)(v) if such item has been delivered to or is otherwise certified to Buyer by a duly authorized officer of Parent to be located at any of the Purchased Entities as of the Closing Date or any of their respective offices;

(vi) special warranty deeds, or comparable instruments of transfer, in customary form for the applicable jurisdiction with respect to the Asset Sale Real Property;

(vii) releases of any recorded security interests or similar Encumbrances held on any of the Purchased Assets or the Purchased Stock (other than Permitted Encumbrances on the Purchased Assets);

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(viii) such other deeds, bills of sale, endorsements, consents, assignments, filings with public registers, transfer deeds, agreements and other good and sufficient instruments of conveyance and assignment, as Parent and Buyer and their respective counsel shall deem reasonably necessary to vest in Buyer all of the Sellers’ right, title and interest in, to and under the Purchased Assets; and

(ix) when required by applicable Law, an invoice.

(b) Ancillary Agreements. Each Seller shall have executed and delivered each of the Ancillary Agreements to which it is a party.

(c) Seller Certificates. Each Seller shall furnish Buyer with:

(i) a certificate executed by the Secretary, or other duly authorized director, managing director or officer of such Seller certifying as of the Closing Date (x) a true and complete copy of the Organizational Documents of such Seller and (y) a true and correct copy of the resolutions duly adopted by the board of directors (or other equivalent governing body) of each Seller, authorizing the execution, delivery and performance of this Agreement and the Transactions with respect to such Seller;

(ii) a certificate of the appropriate Governmental Entity certifying the status or good standing, if applicable, of such Seller in its jurisdiction of incorporation; and

(iii) a certificate signed by an officer of such Seller that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) Resignations of Designated Directors and Officers. The Sellers shall deliver to Buyer, subject to applicable Law, letters dated as of the Closing Date effecting the resignation of each director, officer and, to the extent applicable, statutory auditors of each Purchased Entity or Subsidiary of a Purchased Entity set forth on Schedule 2.3(d).

(e) Local Actions. Each Seller shall take all actions required of it (consistent with this Agreement and the Allocation) and enter into all agreements and instruments (in form reasonably satisfactory to Buyer) in each applicable jurisdiction necessary to effect the transfer of the Purchased Entities, the Purchased Assets and the Assumed Liabilities and to otherwise comply with its obligations in this Agreement.

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ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Buyer as follows:

3.1 Organization and Good Standing.

(a) Each Seller is duly organized, validly existing and in good standing (where applicable) under the Laws of the state, province or other jurisdiction of its formation. Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Each Purchased Entity and Subsidiary of a Purchased Entity is duly organized, validly existing and in good standing (where applicable) under the Laws of the state, province or other jurisdiction of its formation with all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each Purchased Entity and Subsidiary of a Purchased Entity is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2 Authority; No Conflict; Consents and Approvals.

(a) Each Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party. This Agreement and the Ancillary Agreements to which each Seller is a party have been duly authorized, executed and delivered by such Seller, and (assuming this Agreement and the Ancillary Agreements are valid and binding obligations of each of the other parties thereto) constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except for (i) the Antitrust Approvals and (ii) any notices, reports, registrations, other filings or Consents contemplated by Schedule 3.2(b) and (iii) where the failure of any of the following to be true would not reasonably be expected to be material to the Business taken as a whole, neither the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party nor the consummation or performance of any of the Transactions will result in any breach of, constitute a default under, result in a violation of, result in the creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the Purchased Stock, the Purchased Assets or the Parent IP Assets, or require any permit or Consent by, filing with or notice or declaration to any Person or Governmental Entity, under the provisions of the Organizational Documents of such Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument related to the Business and constituting a Purchased Asset, or any law, statute or regulation or Order, judgment or decree to which such Seller, any of the Purchased Entities or any Subsidiary of the Purchased Entities is subject.

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3.3 Capitalization. Schedule 3.3 sets forth the name of each Purchased Entity, its jurisdiction of organization, the amount of its authorized and outstanding capital stock (or other equity interests) and the record and beneficial owners of such outstanding capital stock (or other equity interests). All the issued and outstanding capital stock (or other equity interests) of the Purchased Entities has been duly authorized and validly issued and is fully paid and non-assessable (where applicable). There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the Purchased Entities, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the Purchased Entities or (iii) agreements or understandings of any kind relating to the issuance, repurchase or redemption of any capital stock of, or equity interests in, any of the Purchased Entities, any such convertible or exchangeable securities or any such options, warrants or rights. Upon Buyer’s acquisition of the Purchased Stock at Closing, Buyer will be the sole record and beneficial owner of all capital stock and other equity interests in each of the Purchased Entities.

3.4 Financial Statements.

(a) The Sellers have delivered to Buyer (i) an audited balance sheet of the Business as of January 1, 2011 (the “Balance Sheet”) and audited balance sheets of the Business as of January 2, 2010 and December 27, 2008, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended, together with the reports thereon of PricewaterhouseCoopers, independent certified public accountants, and (ii) an unaudited balance sheet of the Business as of October 1, 2011 (the “Interim Balance Sheet”) and the related unaudited statement of income for the nine (9)-month period then ended (clause (ii), collectively, the “Interim Financial Statements”; clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Business and fairly present in all material respects in accordance with GAAP the financial condition and the results of operations of the Business as of the respective dates of, and for the periods referred to in, the Financial Statements, subject in the case of the Interim Financial Statements, to the absence of footnote disclosure and normal year-end adjustments.

(b) Each of the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities has in place internal controls and procedures designed and maintained to give reasonable assurance that (i) transactions are executed in accordance with such entity’s management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparing financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in a manner designed to prevent or timely detect unauthorized acquisition, use or disposition that could have a material effect on the financial statements of the Business and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(c) None of the Sellers (with respect to the Business), Purchased Entities, or Subsidiaries of Purchased Entities has any material Liability of a nature that is required to be reflected on a balance sheet prepared in accordance with GAAP, except for any such Liability (i) set forth on the Interim Balance Sheet, (ii) that has arisen in the ordinary course of business since the Balance Sheet Date (which Liability does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of applicable Law), (iii) as contemplated by this Agreement or any Ancillary Agreement or otherwise in connection with the Transactions or (iv) set forth on Schedule 3.4(c).

(d) All accounts receivable reflected on the Interim Balance Sheet, and accounts receivable arising after the Balance Sheet Date and reflected on the books and records of the Sellers (with respect to the Business), the Purchased Entities and the Subsidiaries of the Purchased Entities, represent bona fide and valid accounts receivable.

(e) Except as set forth on Schedule 3.4(e), since January 1, 2011, none of Parent or the Sellers has changed, amended, or modified the Business Accounting Practices and Procedures.

3.5 Personal Property; Sufficiency of Assets.

(a) Each Seller (with respect to the Purchased Assets), Purchased Entity and Subsidiary of a Purchased Entity owns and has good title to, holds pursuant to valid and enforceable leases or otherwise has the legal right to use, all material Tangible Personal Property related to the Business and reflected on the Balance Sheet (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business or in accordance with Section 5.2 hereof), free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Except as set forth on Schedule 3.5(b), after giving effect to the Transactions, the Purchased Assets, the assets of each Purchased Entity, the assets of each Subsidiary of a Purchased Entity, and the Parent IP Assets, together with all other arrangements contemplated by the Ancillary Agreements, will, immediately following the Closing, be sufficient for Buyer to operate the Business in all material respects in the manner conducted on the date hereof by the Sellers, the Purchased Entities and their Subsidiaries.

3.6 Real Property.

(a) Schedule 3.6(a) lists the Asset Sale Real Property and all real property owned by the Purchased Entities or the Subsidiaries of the Purchased Entities, in each case excluding any real property that constitutes an Excluded Asset (the “Owned Real Property”). Except as set forth on Schedule 3.6(a) and except for matters that would not reasonably be expected to be material to the Business taken as a whole, with respect to each such parcel of Owned Real Property:

(i) Each Seller, Purchased Entity or Subsidiary of a Purchased Entity, as applicable, has good and marketable title to the parcel(s) of Owned Real Property owned by it, free and clear of any Encumbrances other than Permitted Encumbrances;

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(ii) there are no leases or other agreements granting to any third party or third parties the right of use or occupancy of any Owned Real Property, or any portion thereof; and

(iii) there are no outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion thereof or interest therein.

(b) No Seller, Purchased Entity or Subsidiary of a Purchased Entity is a tenant under any material real property lease primarily related to the Business, except for the leases set forth on Schedule 3.6(b) (the “Real Property Leases”). The Sellers have made available to Buyer a copy of each of the Real Property Leases.

(c) Except as set forth on Schedule 3.6(c), none of the real property leased to any Seller, Purchased Entity or Subsidiary of a Purchased Entity pursuant to the Real Property Leases is subject to any material sublease to any third party made by or binding upon such Seller, Purchased Entity or Subsidiary of a Purchased Entity.

(d) Except as set forth on Schedule 3.6(d), to the Knowledge of the Sellers, each of the Real Property Leases is in full force and effect (subject to proper authorization and execution of such lease by the other parties thereto and the limitations of bankruptcy Laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). No Seller, Purchased Entity or Subsidiary of a Purchased Entity has received any written or, to the Knowledge of the Sellers, oral notice of a breach or default under any Real Property Lease that has not been timely cured or waived, except where such breach or default would not reasonably be expected to be material to the Business taken as a whole.

3.7 Absence of Certain Changes and Events. From the Balance Sheet Date until the date of this Agreement, there has not been any Material Adverse Effect. Except as set forth on Schedule 3.7, from the Balance Sheet Date until the date of this Agreement, there has been no:

(a) mortgage, pledge or other Encumbrance of (i) the Purchased Stock or (ii) a material portion of the Purchased Assets, assets of the Purchased Entities and their Subsidiaries or the Parent IP Assets, taken as a whole, in each case other than Permitted Encumbrances;

(b) sale, assignment, exclusive license or transfer of a material portion of the tangible assets of the Sellers (with respect to the Purchased Assets), the Purchased Entities or the Subsidiaries of the Purchased Entities primarily related to the Business, taken as a whole, except in the ordinary course of business;

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(c) sale, assignment, exclusive license or transfer of any material Intellectual Property Assets, except in the ordinary course of business consistent with past practices;

(d) waiver or release of any right or claim of material value by any Seller, Purchased Entity or Subsidiary of a Purchased Entity primarily related to the Business;

(e) redemption or repurchase, directly or indirectly, of any shares of capital stock of any Purchased Entity or Subsidiary of a Purchased Entity or declaration, set aside or payment of any dividends or any other distributions (except for dividends in Cash and dividends by such Subsidiaries to other Subsidiaries of the Purchased Entities) with respect to any shares of capital stock of any Purchased Entity or Subsidiary of a Purchased Entity;

(f) issuance, sale or transfer of any capital stock, securities convertible into capital stock or warrants, options or other rights to acquire capital stock of any Purchased Entity or Subsidiary of a Purchased Entity;

(g) material capital expenditures or commitments therefor related to the Business, except in the ordinary course of business;

(h) amendment or modification to the Organizational Documents of the Purchased Entities or Subsidiaries of the Purchased Entities;

(i) amendment or modification to any Employee Plan, or other material change to the compensation or benefits of any Business Employee except in the ordinary course of business; or

(j) revocation, amendment or filing of any material Tax election, change of any method of Tax accounting or settlement or compromise of any Tax Contest (i) with respect to any Purchased Entity or any Subsidiary of a Purchased Entity or (ii) if any such action shall be binding on Buyer or its Affiliates after the Closing Date, create any Encumbrance on, or other impact on the Tax position of Buyer or its Affiliates with respect to the Purchased Assets or the Parent IP Assets, the Purchased Assets and Parent IP Assets.

3.8 Taxes. Except as set forth on Schedule 3.8:

(a) All Tax Returns, including extensions thereof, of each Purchased Entity and each Subsidiary of a Purchased Entity or with respect to the Purchased Assets or the Parent IP Assets required to be filed through the date hereof have been timely filed with the appropriate Tax authorities or other Governmental Entity. All Taxes due and owing as of the date hereof have been timely paid or, if not so paid, have been contested in good faith and are appropriately reserved in the Balance Sheet in accordance with GAAP. Each such Tax Return is complete and accurate in all respects.

(b) To the Knowledge of the Sellers, as of the date hereof, no deficiencies for Taxes of any Purchased Entity or any Subsidiary of a Purchased Entity or with respect to the Purchased Assets or the Parent IP Assets have been claimed, proposed or assessed by any Tax authority or other Governmental Entity. To the Knowledge of the Sellers, as of the date hereof,

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there are no pending or ongoing audits of any Tax Returns of any Purchased Entity or any Subsidiary of a Purchased Entity or with respect to the Purchased Assets or the Parent IP Assets by the relevant Tax authorities or other Governmental Entities. No Seller, Purchased Entity or Subsidiary of a Purchased Entity has waived any statute of limitations with respect to Taxes of any Purchased Entity or any Subsidiary of a Purchased Entity or with respect to the Purchased Assets or the Parent IP Assets, and none of them has agreed to any extension of time with respect to a Tax assessment or deficiency related to any such Taxes.

(c) No Purchased Entity or Subsidiary of a Purchased Entity has any Liability for the Taxes of any Person (other than Taxes of the affiliated group of which Parent is the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), by contract (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes) or otherwise, as a transferee or successor. No Purchased Entity or Subsidiary of any Purchased Entity is a party to any Tax sharing agreement.

(d) The New Zealand Entity does not have a negative balance in its imputation credit account as of the Closing Date.

(e) Avery Dennison Canada Corporation, an unlimited liability company governed by the laws of the Province of Nova Scotia (“Avery Dennison Canada”), represents and warrants that it is registered under Part IX of the Excise Tax Act (Canada) and under An Act respecting the Quebec Sales Tax Act and its registration numbers are 13342 3996 RT0003 and 1011987130 TQ0001, respectively.

(f) All Taxes (i) of each Purchased Entity and each Subsidiary of a Purchased Entity or (ii) with respect to the Purchased Assets and Parent IP Assets, that are required by law to be withheld or collected, including sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose.

(g) Except as set forth in Schedule 3.8(g), since January 1, 2007, neither any Purchased Entity nor any Subsidiary of a Purchased Entity has been a party to a transaction that is reported to qualify under Code Section 355.

(h) Neither any Purchased Entity nor any Subsidiary of a Purchased Entity has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Except as set forth in Schedule 3.8(i), neither any Purchased Entity nor any Subsidiary of a Purchased Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the

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Code (or any corresponding provision of state, local or foreign income Tax law), (iv) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Tax law), or (v) a change in the method of accounting for a period ending on or prior to the Closing Date.

3.9 Employees and Employee Benefits.

(a) Schedule 3.9(a) lists all material employee benefit plans (as defined in Section 3(3) of ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, paid time off, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, and all material employment, termination, change in control, retention, severance or other similar material contracts or agreements, whether or not subject to ERISA (but not including any benefit plan administered, sponsored or maintained by any Governmental Entity) (i) which are maintained, contributed to or sponsored by the Sellers or any of their Affiliates for the benefit of any Business Employee (the “Parent Plans”), (ii) with respect to which the Sellers or any of their Affiliates have any material obligation to any Business Employee, or (iii) which are maintained, contributed to or sponsored by the Purchased Entities (the “Purchased Entity Plans”) (collectively, the “Employee Plans”). The Sellers have made available to Buyer a true and complete copy of each Employee Plan (and any amendments thereto), including (if applicable) the most recent summary plan descriptions thereof.

(b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS that the Employee Plan is so qualified and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Sellers, no event or circumstance has occurred since the date of such determination letter or letters from the IRS that would adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(c) Each of the Purchased Entity Plans, the Transferring Pension Plans and the Seller 401(k) Plan have been maintained and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, except as set forth on Schedule 3.9(c). All material contributions required to be made by the Parent or any of its Affiliates to any Purchased Entity Plan prior to the Closing Date have been made or are properly accrued on the financial statements of the employer maintaining such plan.

(d) Except as set forth on Schedule 3.9(d), there is no pending or, to the Knowledge of the Sellers, threatened legal action, investigation, audit, suit or claim relating to the Transferring Pension Plans (other than routine claims for benefits), that would reasonably be expected to be material to the Business taken as a whole.

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(e) No Employee Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA). Except as set forth on Schedule 3.9(e) or as otherwise would not reasonably be expected to be material to the Business taken as a whole, (i) no Purchased Entity Plan provides health or other welfare benefits to former employees of the Business other than as required by COBRA, and (ii) during the past six years, neither the Parent nor any of its Affiliates have made contributions to or been obligated to make contributions to a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a plan that is subject to Title IV of ERISA with respect to any current or former employees of the Business.

(f) To the Knowledge of the Sellers and in the Sellers’ good faith, Schedule 3.9(f) contains a list, as of the date hereof, of the Business Employees, and includes the following information pertaining to each such Business Employee: (i) employee identification number, (ii) job title and function, (iii) business unit, (iv) current employer, (v) location of employment, (vi) hire date, (vii) date of birth, (viii) base compensation and bonus opportunity, (ix) status as exempt or non-exempt, if applicable, (x) status as full-time, part-time and/or temporary, (xi) base compensation paid for prior calendar year, and (xii) accrued and unused paid-time off and sick leave.

(g) Except as set forth on Schedule 3.9(g), neither the execution of this Agreement or the Ancillary Agreements, nor the consummation or performance of any of the Transactions contemplated hereby will (either immediately or with the passage of time or continued employment) (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any Business Employee, (ii) materially increase the amount of benefits payable to any Business Employee under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent (each such material payment, material increase or material acceleration is referred to as a “Transaction Bonus Agreement”).

3.10 Compliance with Laws; Permits.

(a) Other than with respect to Laws concerning Taxes (which are addressed in Section 3.8 above), Laws concerning employee benefits (which are addressed in Section 3.9 above), Laws concerning unlawful payments (which are addressed in clause (c) of this Section 3.10 below), Environmental Laws (which are addressed in Section 3.13 below) and Laws concerning employees and labor matters (which are addressed in Section 3.14 below), each Seller, Purchased Entity and Subsidiary of a Purchased Entity is and, since December 1, 2008, has been in compliance with each Law that is applicable to it in connection with the Business or the ownership or use of the Purchased Stock, the assets of the Purchased Entities and their Subsidiaries, the Purchased Assets or the Parent IP Assets, except where the failure to comply would not reasonably be expected to be material to the Business taken as a whole.

(b) Other than with respect to Environmental Permits (which are addressed in Section 3.13 below), and except as set forth on Schedule 3.10(b), each Seller, Purchased Entity and Subsidiary of a Purchased Entity possesses all of the material Permits necessary for each of them to lawfully conduct and operate the Business as conducted as of the date of this Agreement, and each of them is in material compliance in all respects with all such Permits.

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(c) The Sellers (with respect to the Business), the Purchased Entities and the Subsidiaries of the Purchased Entities have not, and their respective officers, directors, agents, employees or other Persons acting on their behalf have not, since January 1, 2007, directly or indirectly violated or taken any act in furtherance of violating any provision of the Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption Laws of any jurisdiction where the Business is conducted (collectively, the “Anti-Corruption Laws”). In addition, without limiting the foregoing, since January 1, 2007, each Seller, Purchased Entity and Subsidiary of a Purchased Entity: (x) has maintained its Books and Records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets; (y) has not established or maintained any fund or asset that has not been recorded in the Books and Records; and (z) has maintained a system of internal accounting controls and procedures sufficient to ensure compliance with the Anti-Corruption Laws.

(d) Since January 1, 2007, the Sellers (with respect to the Business), the Purchased Entities and the Subsidiaries of the Purchased Entities, and their respective officers, directors, agents, employees or other Persons acting on their behalf: (i) have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the International Traffic in Arms regulations, the Export Administration Regulations, the antiboycott laws and the regulations administered by the Department of Treasury, Office of Foreign Assets Control), and other export Laws of any jurisdiction where the Business is conducted; and (ii) have not received any notices of material noncompliance, complaints or warnings with respect to its compliance with export Laws.

3.11 Legal Proceedings; Orders. Except as set forth on Schedule 3.11, there is no Legal Proceeding or Order pending or, to the Knowledge of the Sellers, overtly threatened against any Seller, Purchased Entity or Subsidiary of a Purchased Entity related to the Business, the Purchased Stock, the Purchased Assets, the Parent IP Assets or the Assumed Liabilities, which if determined adversely would reasonably be expected to be material to the Business taken as a whole, and there are no material outstanding judgments related to the Business, the Purchased Stock, the Purchased Assets, the Parent IP Assets or the Assumed Liabilities.

3.12 Contracts.

(a) Schedule 3.12(a) contains a complete and accurate list as of the date hereof, and the Sellers have made available to Buyer copies of each written Contract and a description of each oral Contract (collectively, the “Material Contracts”):

(i) that involves the performance of services or delivery of goods by the Business during any fiscal year of an amount or value, individually or, for a series of related Contracts with the same party, in the aggregate, in excess of $1,000,000;

(ii) that involves the performance of services or delivery of goods or materials to the Business during any fiscal year of an amount or value, individually or, for a series of related Contracts with the same party, in the aggregate, in excess of $1,000,000;

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(iii) that is a lease of material Tangible Personal Property by any Seller, Purchased Entity or Subsidiary of a Purchased Entity related to the Business;

(iv) that is a material license agreement involving any Seller, Purchased Entity or Subsidiary of a Purchased Entity with respect to material Intellectual Property Assets, excluding licenses for software that is generally commercially available;

(v) that is an agreement concerning the establishment or operation of a joint venture or partnership that is material to the Business;

(vi) related to the Business that grants any exclusive marketing, distribution, Intellectual Property or other similar rights to any third party;

(vii) related to the Business containing covenants that materially restrict the ability of any Seller, Purchased Entity or Subsidiary of a Purchased Entity to compete in any line of business;

(viii) under which any Seller is obligated to repay or has guaranteed any outstanding Indebtedness of any Purchased Entity or any Subsidiary of a Purchased Entity, in excess of $1,000,000;

(ix) that contains any form of most-favored pricing provision in favor of any customer or supplier of the Business; or

(x) that is a Financial Instrument relating to the Business.

(b) Except as set forth on Schedule 3.12(b), each Material Contract is in full force and effect and is a valid, binding and enforceable obligation of the Sellers, the Purchased Entities or the Subsidiaries of the Purchased Entities, as applicable and to the Knowledge of the Sellers is a valid, binding and enforceable obligation of each of the parties thereto other than the Sellers, the Purchased Entities or the Subsidiaries of the Purchased Entities, as applicable, except to the extent enforceability may be limited by bankruptcy Laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. For each Material Contract (other than Contracts related solely to Excluded Assets or Retained Liabilities), no Seller, Purchased Entity or Subsidiary of a Purchased Entity, nor, to the Knowledge of the Sellers, any other Person that is party to any such Material Contract, lease or agreement, is in default thereunder, except where such default would not reasonably be expected to be material to the Business taken as a whole.

3.13 Environmental Matters. Except as set forth on Schedule 3.13:

(a) Each Seller, Purchased Entity and Subsidiary of a Purchased Entity is in material compliance with all Environmental Laws applicable to the operation of the Facilities.

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(b) Each Seller, Purchased Entity and Subsidiary of a Purchased Entity (i) holds all material Environmental Permits required for operation of the Business at the Facilities, and (ii) since January 1, 2007, has always operated its Business at the Facilities in material compliance with all such Environmental Permits.

(c) No Seller, Purchased Entity or Subsidiary of a Purchased Entity has received, as of the date hereof, any written notice, demand, letter or request for information relating to the Facilities alleging violation of any Environmental Law and, as of the date hereof, no Environmental Claim relating to the Facilities is pending or, to the Knowledge of the Sellers, threatened against any Seller, Purchased Entity or Subsidiary of a Purchased Entity.

(d) In connection with the operation of the Facilities, none of the Sellers, Purchased Entities or Subsidiaries of the Purchased Entities has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Material in a manner so as to create any material liability under any Environmental Law.

(e) To the Knowledge of the Sellers, there are not present in, on or under any of the Facilities any Hazardous Materials in such form or quantities as to create any material liability or obligation for any Seller, Purchased Entity, Subsidiary of a Purchased Entity, Buyer Parent or Buyer under any Environmental Law.

(f) Each Seller, Purchased Entity and Subsidiary of a Purchased Entity has made available to Buyer true, correct and complete copies of all material reports, licenses, permits, authorizations, disclosures and other documents, in each case, since December 1, 2008 of which it is aware, including all Phase I and Phase II environmental site assessments since December 1, 2008, relating to the Facilities and any Environmental Law.

(g) This Section 3.13 constitutes the sole and exclusive representations and warranties of Parent with respect to any matters relating to environmental, health or safety matters, including those arising under Environmental Laws.

3.14 Employment and Labor Matters.

(a) Schedule 3.14(a) contains a complete and accurate list, as of the date hereof, of each collective bargaining, works council or other material labor union or bargaining representative contract or material labor arrangement covering any Business Employee (the “Collective Bargaining Agreements”). The Sellers have made available true and complete copies of all Collective Bargaining Agreements to Buyer. Except as would not reasonably be expected to be material to the Business taken as a whole, each of Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities is in compliance with the terms of the Collective Bargaining Agreements.

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(b) Except as set forth on Schedule 3.14(b) or as otherwise would not reasonably be expected to be material to the Business taken as a whole, to the Knowledge of the Sellers, (i) there are no pending activities or proceedings involving any labor union to organize or represent any such Business Employees; (ii) since January 1, 2006, there has been no labor strike, labor dispute, slowdown, picketing, or work stoppage involving any Business Employee pending or, to the Knowledge of the Sellers, overtly threatened; and (iii) there are no complaints, grievances, unfair labor practice charges or other applications or Legal Proceedings involving any union, labor organization, employee group, or other body before a labor relations board or any similar authority or any Governmental Entity currently pending or, to the Knowledge of the Sellers, threatened, against any Seller, Purchased Entity or Subsidiary of a Purchased Entity relating to any Business Employee.

(c) Except as set forth on Schedule 3.14(c) or as otherwise would not reasonably be expected to be material to the Business taken as a whole, each of the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities is in compliance with all applicable Laws in connection with the employment of the Business Employees, including Laws relating to wages, hours, working time, equal opportunity, occupational health and safety, workers’ compensation, collective bargaining, equal pay or treatment, discrimination on the grounds of any class protected by Law, information and consultation, maternity, paternity and parental leave and pay, immigration control, and information and data privacy and security.

(d) Except as set forth on Schedule 3.14(d) or as otherwise would not reasonably be expected to be material to the Business taken as a whole, each of the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities has complied with all of its obligations to inform and consult with Business Employees in accordance with the Transfer of Undertakings, any applicable Collective Bargaining Agreements, and any other applicable Laws or legal obligations, including (i) all requirements to provide employee liability information, (ii) all requirements to elect employee representatives, and (iii) the duty to inform and consult representatives.

(e) Except as set forth on Schedule 3.14(e) or as otherwise would not reasonably be expected to be material to the Business taken as a whole, each individual performing services with respect to the Business for any Seller, Purchased Entity or Subsidiary of any Purchased Entity who has been classified as an independent contractor, or as any other non-employee category, has been correctly so classified and is not a common law employee of any Seller, Purchased Entity or Subsidiary of any Purchased Entity.

(f) To the Knowledge of the Sellers, no Business Employee listed on Schedule 3.14(f) intends to terminate employment with any Seller, Purchased Entity or Subsidiary of any Purchased Entity, or to not accept employment with Buyer or its Affiliates following the Closing.

(g) Except as set forth on Schedule 3.14(g), as of the date hereof, no Business Employee (i) is on maternity, paternity, parental, family or medical leave, or other paid or unpaid leave of absence or (ii) is receiving or due to receive payment under any short-term or long-term disability scheme or insurance program of any Seller, Purchased Entity, or Subsidiary of any Purchased Entity.

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(h) Except as set forth on Schedule 3.14(h) or as otherwise would not reasonably be expected to be material to the Business taken as a whole, as of the date hereof, no workers’ compensation claims are pending against any Sellers, Purchased Entities or Subsidiaries of Purchased Entities with respect to any Business Employee and, to the Knowledge of the Sellers, none of the Business Employees has suffered or is suffering from any injury, illness or disease caused directly or indirectly by any employment-related condition or event or by contact with any materials within the scope of such employment.

3.15 Intellectual Property.

(a) Schedule 3.15(a) hereto sets forth all registered Intellectual Property Assets owned by the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities.

(b) Except as set forth on Schedule 3.15(b), and except for matters that would not reasonably be expected to be material to the Business taken as a whole, (i) the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities own all right, title and interest in, or otherwise control or have the right to use the Intellectual Property Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) since December 1, 2008, none of the Sellers, the Purchased Entities nor any Subsidiary of the Purchased Entities has received any written notices of infringement or misappropriation from any third party with respect to the use of any Intellectual Property Assets by the Sellers, the Purchased Entities or the Subsidiaries of the Purchased Entities that has not been resolved; (iii) to the Knowledge of the Sellers, no third party is infringing or misappropriating any Intellectual Property Assets owned by the Sellers, the Purchased Entities or the Subsidiaries of the Purchased Entities; (iv) to the Knowledge of the Sellers, use of the Intellectual Property Assets does not infringe the rights of any third party; (v) patents included in the Intellectual Property Assets have not been adjudged or, since December 1, 2008, under written challenge that they are invalid or unenforceable in whole or in part; and (vi) to the Knowledge of the Sellers, the Intellectual Property Assets are valid and enforceable.

(c) Except as set forth on Schedule 3.15(c), and except for matters that would not reasonably be expected to be material to the Business taken as a whole, as to software that is owned by and not licensed to a Purchased Entity or a Subsidiary of a Purchased Entity and constitutes Intellectual Property Assets: (i) if licensed by a Purchased Entity or a Subsidiary of a Purchased Entity to third parties, such licenses are non-exclusive and revocable by the licensor for material breach; (ii) the source code and related documentation for any such software has been maintained as confidential and has not been disclosed to any other parties except under a duty of confidentiality; and (iii) the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities have not made any binding commitment to any end users or other licensees to develop, enhance or support said software except for ordinary maintenance and support obligations made in the ordinary course of business.

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3.16 Customers and Suppliers. Schedule 3.16 contains a complete and accurate list of (a) the ten (10) largest suppliers of the Business for the year ended December 31, 2010 (measured by dollar volume) and (b) the ten (10) largest customers of the Business for the year ended December 31, 2010 (measured by dollar volume). Since the Balance Sheet Date through the date of this Agreement, except as set forth on Schedule 3.16, to the Knowledge of the Sellers, none of such suppliers or customers has: (i) notified any Seller (with respect to the Business), Purchased Entity or Subsidiary of a Purchased Entity, that the supplier or customer intends to discontinue its relationship with such Seller, Purchased Entity or Subsidiary of a Purchased Entity or (ii) notified such Seller (with respect to the Business), Purchased Entity or Subsidiary of a Purchased Entity that the supplier or customer intends to materially reduce its purchases from, or provision of supplies to, such Seller, Purchased Entity or Subsidiary of a Purchased Entity.

3.17 Related Party Transactions.

Except as set forth on Schedule 3.17, since January 1, 2011, there have been no material transactions or agreements entered into in connection with or related to the Business involving the payment for, or provision of goods and services to, or assumption of Liabilities, between any Seller, Purchased Entity or Subsidiary of a Purchased Entity, on the one hand, and any other Subsidiaries or divisions of Parent, on the other hand, other than those contemplated by this Agreement and the Ancillary Agreements.

3.18 Brokers and Finders. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Parent, the Sellers, the Purchased Entities or the Subsidiaries of the Purchased Entities, other than obligations to J.P. Morgan Securities LLC, which obligations shall be satisfied by the Sellers.

3.19 Product Liability. Since December 1, 2008, no Governmental Entity has notified any Seller, any Purchased Entity or any of its Subsidiaries in writing that any product manufactured, sold or delivered by the Sellers (with respect to the Business), the Purchased Entities or the Subsidiaries of the Purchased Entities is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity.

3.20 Inventory. With respect to inventory of the Sellers (primarily related to the Business), the Purchased Entities and the Subsidiaries of the Purchased Entities, (a) such inventory is in good condition and fit for the purpose for which it was procured or produced in all material respects, (b) such inventory (to the extent constituting finished goods inventory), except to the extent of reserves for inventory write-down shown on the Interim Balance Sheet, consists of a quality and quantity saleable in the ordinary course of business in all material respects, (c) to the Knowledge of the Sellers, the quantities of such inventory are sufficient in the present circumstances for the normal operation of the Business in all material respects, and (d) none of such inventory is on consignment.

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3.21 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 or in the Ancillary Agreements, Buyer acknowledges and agrees that none of the Sellers, any Subsidiaries or Affiliates of the Sellers nor any other Person is making any other express, implied or statutory representation or warranty with respect to the Purchased Stock, the Purchased Entities and their Subsidiaries, the Purchased Assets, the Parent IP Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement, including as to (a) the physical condition or usefulness for a particular purpose of the real or Tangible Personal Property included in the Purchased Assets, (b) the use of the Purchased Assets, the assets of the Purchased Entities and Parent IP Assets, and the operation of the Business by Buyer after the Closing in any manner other than as used and operated by the Sellers or their Subsidiaries on the date hereof, or (c) the probable success or profitability of the ownership, use or operation of the Business by Buyer after the Closing. Except for the representations and warranties contained in this Article 3 or in the Ancillary Agreements, all Purchased Assets and assets of the Purchased Entities are conveyed on an “AS IS” and “WHERE IS” basis. Except for the representations and warranties contained in this Article 3 or in the Ancillary Agreements and the indemnification obligations set forth in Article 7 hereof, no Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person for any information provided to Buyer or its representatives relating to the Business or otherwise in expectation of the Transactions, including the confidential offering memorandum or other material prepared by J.P. Morgan Securities LLC, Parent or its Affiliates related to the Business and any information, document, or material made available to Buyer or its counsel or other representatives in Buyer’s due diligence review, including in certain “data rooms” (electronic or otherwise) or management presentations.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT

Buyer Parent hereby represents and warrants to Parent as follows:

4.1 Organization of Buyer. Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party. Each Buyer is duly organized, validly existing and in good standing (where applicable) under the Laws of the state, province or other jurisdiction of its formation, with all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.

4.2 Authority; No Conflict; Consents and Approvals.

(a) Buyer Parent and each Buyer have all requisite power and authority to execute and deliver this Agreement. This Agreement and the Ancillary Agreements to which Buyer Parent and each Buyer are a party have been duly authorized, executed and delivered by

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Buyer Parent and such Buyer, and (assuming this Agreement is a valid and binding obligation of each of the other parties thereto) constitute the legal, valid, and binding obligations of Buyer Parent and such Buyer, enforceable against Buyer Parent and such Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Except for (i) the Antitrust Approvals and (ii) any notices, reports, registrations, other filings or Consents contemplated by Schedule 4.2(b), neither the execution and delivery of this Agreement by Buyer Parent or Buyer nor the consummation or performance of any of the Transactions by Buyer Parent or Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to (i) any provision of Buyer Parent’s or Buyer’s Organizational Documents, (ii) any law, statute or regulation or Order, judgment or decree to which Buyer Parent or Buyer may be subject except as would not have a materially adverse impact on Buyer Parent’s and Buyer’s ability to consummate the Transactions or (iii) any Contract to which Buyer Parent or Buyer is a party or by which Buyer Parent or Buyer may be bound except as would not have a materially adverse impact on Buyer Parent’s or Buyer’s ability to consummate the Transactions. Except for the Antitrust Approvals, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions that would have a materially adverse impact on Buyer Parent’s or Buyer’s ability to consummate the Transactions.

4.3 Proceedings. There is no pending Legal Proceeding that has been commenced against Buyer Parent or Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Buyer Parent’s knowledge, no such Legal Proceeding has been threatened.

4.4 Brokers or Finders. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Buyer Parent or Buyer, other than obligations to Credit Suisse Securities (USA) LLC, which obligations shall be satisfied by Buyer Parent.

4.5 Financing. Buyer Parent has sufficient cash or other sources of immediately available funds to enable it to pay the Purchase Price and any other amounts to be paid by it hereunder and under any of the Ancillary Agreements.

4.6 Investment Representation. Buyer is purchasing the Purchased Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in

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connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the Transactions and of ownership of the Purchased Stock. Buyer acknowledges that the Purchased Stock has not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.7 Solvency. Immediately after giving effect to the Transactions, Buyer Parent and each of its Subsidiaries (including Buyer, the Purchased Entities and the Subsidiaries of the Purchased Entities) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, Buyer Parent and each of its Subsidiaries (including Buyer, the Purchased Entities and the Subsidiaries of the Purchased Entities) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer Parent and each of its Subsidiaries (including Buyer, the Purchased Entities and the Subsidiaries of the Purchased Entities).

4.8 Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Business with each of the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities and their respective officers, directors, employees, agents, Representatives and Affiliates, and has had an opportunity to inspect the facilities of the Business. Buyer has conducted its own independent investigation of the Business and has been furnished by the Sellers, the Purchased Entities or the Subsidiaries of the Purchased Entities, or their Representatives, with all information, documents and other materials relating to the Business that Buyer believes is necessary to enter into this Agreement. In making its decision to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions, Buyer has relied solely upon the representations and warranties of Parent set forth in Article 3 and has not relied upon any other information provided by, for or on behalf of the Sellers or the Purchased Entities or the Subsidiaries of the Purchased Entities or any of their respective agents or Representatives, to Buyer in connection with the Transactions.

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ARTICLE 5.

PRE-CLOSING COVENANTS

Parent and Buyer covenant and agree with each other as follows:

5.1 Access and Investigation. Between the date of this Agreement and the Closing, upon reasonable notice from Buyer, each Seller shall and shall cause each Purchased Entity to, (a) provide Buyer and its Representatives with reasonable access to the offices, properties, appropriate officers, employees, Books and Records of the Business and (b) furnish Buyer and its Representatives with such additional financial, operating and other data and information of the Business, the Purchased Entities, the Subsidiaries of the Purchased Entities, the Purchased Assets, the Parent IP Assets and the Assumed Liabilities as may reasonably be requested, including to facilitate Buyer’s review of compliance by the Sellers (with respect to the Business), the Purchased Entities and the Subsidiaries of the Purchased Entities with the Laws referenced in Sections 3.8, 3.9, 3.10, 3.13, 3.14 and 3.15; provided, however, that any Seller or Purchased Entity may refuse Buyer and its Representatives access to the extent that such access would, in the reasonable determination of any Seller, unreasonably interfere with or result in unreasonable access to any business of any Seller or any portion of the offices or properties of any Seller that is not part of the Business. For the avoidance of doubt, Buyer will be able to hire external advisors to perform and assist Buyer in intangible, entity, property, and pension valuations between the date hereof and the Closing Date. Sellers will provide Buyer and Buyer’s external advisors with reasonable access to the appropriate people, financials, and facilities of the Sellers for a limited number of individuals representing Buyer to complete the valuations noted previously, review and value the fixed assets between the date hereof and the Closing Date, and prepare mapping from Sellers’ accounts/departments to Buyer’s accounts/departments. Buyer acknowledges that it and its representatives and advisors remain bound by the Confidentiality Agreement, dated as of March 29, 2011, with Parent (the “Confidentiality Agreement”).

5.2 Conduct of Business. Prior to the Closing, except as requested or consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement or the Ancillary Agreements, or as set forth on Schedule 5.2, each Seller shall and shall cause each Purchased Entity to conduct the Business in the ordinary course in all material respects. Except as specifically contemplated by this Agreement or the Ancillary Agreements, or as set forth on Schedule 5.2, each Seller shall not and shall cause each Purchased Entity and Subsidiary of a Purchased Entity not to, do any of the following with respect to the Business without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) mortgage, pledge or subject to any Encumbrance any Purchased Stock or any material Purchased Assets or material assets of the Purchased Entities, taken as a whole, other than Permitted Encumbrances;

(b) issue, sell or redeem any shares of capital stock, securities convertible into capital stock or warrants, options or other rights to acquire capital stock of any Purchased Entity or Subsidiary of a Purchased Entity;

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(c) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization or pay any dividend with respect to the capital stock of any Purchased Entity or Subsidiary of a Purchased Entity (except for dividends in Cash and dividends by such Subsidiaries to other Subsidiaries of the Purchased Entities);

(d) amend or modify the Organizational Documents of the Purchased Entities or Subsidiaries of the Purchased Entities;

(e) become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $1,000,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in financial projections provided to Buyer;

(f) sell, assign or transfer any tangible assets included in the Purchased Assets that in the aggregate are material to the Business, taken as a whole, or tangible assets of the Purchased Entities or the Subsidiaries of the Purchased Entities that in the aggregate are material to the Business, taken as a whole, except, in each case, in the ordinary course of business;

(g) sell, assign, exclusively license or transfer any material Intellectual Property Assets, except in the ordinary course of business consistent with past practices;

(h) except (i) in the ordinary course of business, or (ii) as may be required by applicable Law or Contract, amend, modify or terminate any Employee Plan (other than in connection with the modification by any Seller or its Affiliates of any Employee Plan or related trust, in a manner affecting employees generally, including Business Employees, and as would not result in any material increase in the aggregate in the Liability of Buyer and its Affiliates);

(i) except (i) in the ordinary course of business, (ii) as may be required pursuant to any of the plans, policies, agreements or arrangements of the Sellers, the Purchased Entities or Subsidiaries of the Purchased Entities, or (iii) as may be required by applicable Law or this Agreement, enter into or amend any employment, consulting, severance, change of control or separation agreement or arrangement with, or materially alter the terms and conditions of employment of, any Business Employee or any other person in a manner that causes such person to become a Business Employee (other than in connection with a Business Employee’s promotion to a vacant position in the Business at the same rate of compensation applicable to the employee formerly holding such position and as would not result in any material increase in the aggregate in the Liability of Buyer and its Affiliates);

(j) change any accounting policies, practices or procedures of the Business, except as required by GAAP or applicable Law;

(k) make, revoke or amend any material Tax election, change any method of Tax accounting or settle or compromise any Tax Contest (i) with respect to any Purchased Entity or any Subsidiary of a Purchased Entity and, (ii) if any such action shall be binding on Buyer or its Affiliates after the Closing Date, create an Encumbrance on, or otherwise impact the Tax position of Buyer or its Affiliates with respect to, the Purchased Assets or the Parent IP Assets, the Purchased Assets and Parent IP Assets;

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(l) become a guarantor with respect to any obligation of any other Person or assume any obligation of any such Person for borrowed money, in each case, outside the ordinary course of business and in excess of $1,000,000;

(m) incur any indebtedness for borrowed money or make any loan, advance or capital contribution to, or investment in, any other Person, in each case, outside the ordinary course of business and in excess of $1,000,000;

(n) except in the ordinary course of business, (i) amend or terminate in any material respect any Material Contract or (ii) waive, release or assign any material right or claim under any Material Contract;

(o) pay, discharge, settle, compromise or otherwise waive, release, grant, assign, or license any pending or threatened Legal Proceeding or claim in an amount greater than $1,000,000; and

(p) enter into any contract or other agreement to do any of the foregoing.

Notwithstanding the foregoing and anything else in this Agreement to the contrary, none of the Sellers, the Purchased Entities or the Subsidiaries of the Purchased Entities shall be prohibited from (i) transferring any Cash held by such entities, whether or not used in the Business and whether by distribution, dividend, repayment of Indebtedness or otherwise, to Parent or any of its Subsidiaries prior to the Closing or (ii) settling any intercompany accounts payable, accounts receivable or Indebtedness prior to the Closing.

5.3 Required Governmental Consents, Approvals and Filings.

(a) Prior to the Closing and subject to the terms and conditions hereof, the parties hereto shall use commercially reasonable best efforts to (i) take, or cause to be taken, such action and do, or cause to be done, such things necessary, proper or advisable under any applicable Law or otherwise, to consummate and make effective the Transactions as promptly as practicable, including the satisfaction of the conditions set forth in Section 6.1, and in the case of Buyer, the satisfaction of the conditions of the Sellers set forth in Section 6.3, and in the case of the Sellers, the satisfaction of the conditions of Buyer set forth in Section 6.2, (ii) obtain from any Governmental Entities any Consents required to be obtained by any party or any of their respective Subsidiaries, or to avoid any Legal Proceeding (including those in connection with any applicable Antitrust Law), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as reasonably practicable after the Agreement becomes effective, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement required under the HSR Act or any other applicable Antitrust Law and in any event will make all necessary filings under the HSR Act within a reasonable period after the date that this Agreement becomes effective but in no event later than February 3, 2012. Nothing in

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this Agreement shall require, or be deemed to require, the Buyer (1) to agree to any limitation on its rights under this Agreement or any of the Ancillary Agreements or (2) to propose, negotiate, offer to commit or to effect (i) any sale, divestiture, license, hold separate or other disposition of assets or business of the Buyer or the Sellers, or their respective Subsidiaries or Affiliates, or (ii) any restrictions on the control or conduct of the Business or Buyer’s other businesses; except that, to the extent necessary to obtain such Consents from any Governmental Entities, Buyer will agree to do the following and no more than the following: (1) license certain template trademarks as set forth in Exhibit J; (2) license certain intellectual property as set forth in Exhibit K; (3) divest certain production assets as set forth in Exhibit L; and (4) license and/or divest such other rights and/or assets of the Business (and not of the Buyer or any of its Subsidiaries or Affiliates) that are not material in the aggregate. The parties hereto shall cooperate fully with each other in connection with (y) assessing whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Transactions and (z) seeking any such Consents or making any such filings; provided, however, that Buyer shall make the ultimate determination about which actions or filings, if any, are necessary. The parties hereto shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.

(b) Without limiting the generality of anything contained in this Section 5.3, each party hereto shall: (i) give the other parties prompt notice prior to the making or commencement of any request or Legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request or Legal Proceeding; (iii) promptly inform the other parties of any communication to or from the United States Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”) or any other Governmental Entity regarding the Transactions; and (iv) comply with any reasonable information requests of the FTC, DOJ or other Governmental Entity. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with the Transactions, provided, however, that Buyer shall have responsibility for determining the strategy for dealing with the FTC, the DOJ, and any other Governmental Authority regarding antitrust matters. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request or Legal Proceeding, to the extent reasonably practicable, each party hereto will permit authorized Representatives of the other parties to be present at each substantive meeting or conference relating to such request or Legal Proceeding and to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Entity in connection with such request or Legal Proceeding.

(c) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, Sellers and the Purchased Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business.

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5.4 Third Party Consents.

(a) The parties hereto shall give, and shall cause their respective Subsidiaries to give, any notices to third parties, and use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party Consents (including with respect to any Contracts) (i) necessary to consummate the Transactions or (ii) required to be disclosed on Schedule 3.2(b) or pursuant to Section 4.2(b); provided, that no Seller shall be required to make any payments, commence litigation or suffer any material burden in connection with obtaining any such third party Consents; provided, further, that no Seller shall be required to obtain any third party Consent for any Contract to the extent that the services or products provided by such Contract are being provided by Sellers pursuant to the Transition Services Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Contract, lease or Permit related to the Business or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third-party thereto, would constitute a default thereof or in any way adversely affect the rights of any Seller or Buyer thereunder. Except as set forth on Schedule 5.4(b), if such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, each applicable Seller will use its reasonable best efforts to enter into a mutually acceptable arrangement with Buyer, solely to the extent such an arrangement can replicate the rights under such Contract, lease or Permit, to provide to Buyer the benefits under any such Contract, lease, Permit or any claim or right, including enforcement for the benefit of Buyer of any and all rights of such Seller or its Subsidiaries against a third-party thereto arising out of the default or cancellation by such third-party or otherwise, and Buyer shall assume all the burdens and obligations thereunder.

5.5 Notification.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article 10, each party hereto will give prompt written notice to the other parties of any inaccuracy or breach of such party’s representation or warranties (in each case, as if such representation or warranty was being made by such party as of the date of such inaccuracy or breach) or covenants contained herein, in each case, which would cause a condition to a party’s obligations to consummate the Transactions as set forth in Article 6 not to be satisfied. Such disclosures shall not affect the rights of any party under this Agreement, including with respect to indemnification.

(b) Without limiting Section 5.5(a), prior to the Closing, each of the Sellers, Purchased Entities and the Subsidiaries of the Purchased Entities shall promptly notify Buyer Parent and Buyer of any fact or development of which it becomes aware that indicates that any of the Laws referenced in Section 3.10(c) has been, or is reasonably likely to have been, violated in any material respect with respect to the Business.

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5.6 Intercompany Arrangements. Except as set forth on Schedule 5.6, at or prior to the Closing, (a) the Sellers shall cause all Intercompany Arrangements to be terminated or otherwise cancelled and have no further force and effect as of the Closing and (b) the Sellers shall use reasonable best efforts to cause all Intercompany Payables and Intercompany Receivables to be settled or otherwise canceled.

5.7 Bulk Sales. Buyer acknowledges and agrees that the Sellers will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the Transactions and hereby waives, subject to Section 7.2(a), all claims related to non-compliance therewith.

5.8 Additional Buyer Entities. As soon as reasonably practicable following the date hereof, such as would not reasonably be expected to delay the expected Closing hereunder, Buyer Parent will, in consultation with Parent and taking into account the reasonable comments of Parent, designate one or more Subsidiaries of Buyer Parent that will be deemed a Buyer hereunder. Buyer Parent will cause each such Subsidiary (a) to duly execute and deliver all documents, agreements, and instruments required to be executed and delivered by such Subsidiary as a Buyer under Section 2.2 or otherwise under this Agreement and (b) if requested by Parent or any Governmental Entity, to execute a joinder to this Agreement. Each Subsidiary so designated as a Buyer pursuant to this Section 5.8 will be deemed a Buyer for all purposes hereunder.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The obligation of each party hereto to consummate the Transactions and to take the other actions to be taken by such party at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing in whole or in part by Parent and Buyer Parent):

(a) Laws. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or challenges the validity or legality of the sale of the Purchased Stock or the Purchased Assets.

(b) Antitrust Approvals. All Antitrust Approvals shall have been made or obtained, as the case may be.

6.2 Conditions to Obligations of Buyer Parent. The obligation of Buyer Parent to consummate the Transactions and to take the other actions to be taken by Buyer Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing in whole or in part by Buyer Parent):

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement in (i) Section 3.2(a) (Authority), disregarding all qualifications

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and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date, which need only be true and correct in all material respects at and as of such particular date); (ii) Section 3.3 (Capitalization) and Section 3.18 (Brokers and Finders), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date, which need only be true and correct in all material respects at and as of such particular date); and (iii) Article 3 (other than as described in clauses (i) and (ii) above), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date, which need only be true and correct at and as of such particular date), except in this clause (iii) where the failure to be so true and correct would not, in the aggregate reasonably be expected to have a Material Adverse Effect, and Buyer Parent shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Parent to that effect.

(b) Covenants. The Sellers shall have performed in all material respects all covenants and agreements required to be performed by the Sellers under this Agreement and any applicable Ancillary Agreement at or prior to the Closing Date, and Buyer Parent shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Parent to that effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

6.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Transactions and to take the other actions to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing in whole or in part by the Sellers):

(a) Representations and Warranties. The representations and warranties of Buyer Parent set forth in (i) Sections 4.2(a) (Authority), 4.4 (Brokers or Finders) and 4.7 (Solvency) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date, which need only be true and correct in all material respects at and as of such particular date), and (ii) Article 4 (other than as described in clause (i) above), disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that are expressly made as of an earlier date, which need only be true and correct at and as of such particular date), except in this clause (ii) where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions, and Parent shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Buyer Parent to such effect.

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(b) Covenants. Buyer Parent and Buyer shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Buyer Parent to such effect.

ARTICLE 7.

INDEMNIFICATION; REMEDIES

7.1 Survival of Representations and Warranties. The representations and warranties, and the covenants and agreements of the parties to be performed prior to the Closing Date, set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the “Survival Date”) and shall thereafter be of no further force or effect; provided, however, that (i) with respect to any Losses resulting from the breach of any representations or warranties contained in Section 3.8 (Taxes), the Survival Date shall be the date of the expiration of the applicable statute of limitations, (ii) with respect to any Losses resulting from the breach of any representations and warranties contained in Section 3.9 (Employees and Employee Benefits) and Section 3.13 (Environmental Matters), the Survival Date shall be the third (3rd) anniversary of the Closing Date and (iii) with respect to any Losses resulting from the breach of any representations or warranties contained in Section 3.2(a) (Authority), Section 3.3 (Capitalization), Section 3.5(a) (Personal Property), Section 3.18 (Brokers or Finders), Section 4.1 (Organization of Buyer), Section 4.2(a) (Authority) and Section 4.4 (Brokers or Finders), the Survival Date shall be indefinite (the representations listed in clauses (i) and (iii) being the “Fundamental Representations”). Notwithstanding the foregoing, any covenants of any party which by their terms are to be performed or observed on or following the Closing shall survive the Closing until fully performed or observed in accordance with their terms. Except as expressly provided in the immediately preceding sentence, (a) any claim for indemnification made hereunder before the Survival Date of such claim will not terminate before final determination and satisfaction of such claim, and (b) no claim for indemnification hereunder may be made after the expiration of the applicable Survival Date.

7.2 Indemnification by Sellers.

(a) Subject to provisions of this Article 7, from and after the Closing, each Seller, jointly and severally, shall indemnify Buyer Parent, Buyer, their respective Affiliates and their respective current and former officers, directors, partners, members, employees, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against any losses, out-of-pocket costs or expenses (including reasonable attorneys’ fees and costs), liabilities or other damages (collectively, “Losses”), which the Buyer Indemnified Parties suffer as a result of (i) any breach by Parent of any representation and warranty contained in Article 3 or any certificate delivered by or on behalf of the Sellers hereunder at or prior to the Closing, (ii) any

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breach of any covenant or agreement of a Seller contained in this Agreement, (iii) any Retained Liability, (iv) Sellers’ noncompliance with any Bulk Sales Legislation to the extent relating to Retained Liabilities, or (v) (A) any Taxes of any Purchased Entity or any Subsidiary of a Purchased Entity with respect to any Pre-Closing Tax Period and (B) the Taxes of any Person (other than a Purchased Entity or a Subsidiary of a Purchased Entity) with respect to which any Purchased Entity or any Subsidiary of a Purchased Entity is liable under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes), or otherwise.

(b) Notwithstanding any other provision in this Agreement to the contrary, no Seller shall have any liability under Section 7.2(a)(i) above, unless the aggregate of all Losses relating thereto for which Sellers would be liable, but for this Section 7.2(b), exceeds on a cumulative basis five million, five hundred thousand dollars ($5,500,000) (the “Deductible”), and then only to the extent such Losses exceed the Deductible; provided that Sellers’ aggregate liability under Section 7.2(a)(i) shall in no event exceed sixty-eight million, seven hundred and fifty thousand dollars ($68,750,000) (the “Cap”); provided, further, that the Cap and the Deductible shall not apply to any Losses resulting from breaches of any Fundamental Representation. In no event shall the aggregate liability of the Sellers for all Losses claimed by Buyer Indemnified Parties against the Sellers exceed the Purchase Price, except that the aggregate liability of the Sellers for all Losses which the Buyer Indemnified Parties suffer as a result of any breach of the covenants set forth in Section 9.4 shall not be subject to any limitation.

(c) Notwithstanding any other provision in this Agreement to the contrary, no Seller shall be liable to, or indemnify, any Buyer Indemnified Party for any Losses (i) to the extent that such Losses result from or arise out of actions taken by a Buyer Indemnified Party or any Purchased Entity or any of their Subsidiaries or any of their respective Affiliates from and after the Closing Date, (ii) that are punitive, special, consequential, incidental, exemplary, in the nature of lost profits, or any diminution in value of property or equity (except, in any such case, to the extent that such damages are awarded to a third party in a Third Party Claim), or (iii) to the extent that such matter was taken into account in the final determination of the Net Working Capital adjustment pursuant to Section 1.6(b)(ii) hereof. The Buyer Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses.

(d) The Buyer Indemnified Parties shall take, and shall cause the Purchased Entities and their Subsidiaries to use all commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.

(e) The Buyer Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties have already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.

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(f) The representations made in Section 3.8 of this Agreement are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Post-Closing Tax Periods, or Tax positions taken after the Closing Date.

7.3 Indemnification by Buyer.

(a) From and after the Closing Date, Buyer Parent and Buyer, jointly and severally, shall indemnify Sellers, their respective Affiliates and their respective current and former officers, directors, partners, members, employees, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses which the Seller Indemnified Parties suffer as a result of: (i) any breach of any representation or warranty of Buyer Parent or Buyer under this Agreement or any certificate delivered by or on behalf of Buyer Parent or Buyer hereunder, (ii) any non-fulfillment or breach of any covenant, agreement or other provision of Buyer Parent or Buyer set forth in this Agreement, (iii) any Assumed Liabilities and (iv) any claim or suit brought against any of the Seller Indemnified Parties at any time on or after the Closing Date to the extent relating to acts or omissions of Buyer Parent, Buyer or a Purchased Entity or any of their Subsidiaries whether before, on or after the Closing Date other than any claim or action by Buyer pursuant to Section 7.2 relating to any breach by any of the Seller Indemnified Parties.

(b) Notwithstanding any other provision in this Agreement to the contrary, neither Buyer Parent nor Buyer shall have any liability under Section 7.3(a)(i) above, unless the aggregate of all Losses relating thereto for which Buyer Parent and Buyer would be liable, but for this Section 7.3(b), exceeds the Deductible, and then only to the extent such Losses exceed the Deductible; provided that Buyer Parent’s and Buyer’s aggregate liability under Section 7.3(a)(i) shall in no event exceed the Cap; provided, further, that the Cap and the Deductible shall not apply to any Losses resulting from breaches of any Fundamental Representation.

(c) Notwithstanding any other provision in this Agreement to the contrary, neither Buyer Parent nor any Buyer shall be liable to, or indemnify, any Seller Indemnified Party for any Losses (i) to the extent that such Losses result from or arise out of actions taken by a Seller Indemnified Party or any Purchased Entity or any of their Subsidiaries or any of their respective Affiliates from and after the Closing Date, or (ii) that are punitive, special, consequential, incidental, exemplary, in the nature of lost profits, or any diminution in value of property or equity (except, in any such case, to the extent that such damages are awarded to a third party in a Third Party Claim). The Seller Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses.

(d) The Seller Indemnified Parties shall take all commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.

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(e) The Seller Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Seller Indemnified Parties have already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.

7.4 Manner of Payment. Any indemnification payment pursuant to this Article 7 shall be effected by wire transfer of immediately available funds from the applicable indemnifying party to an account designated by each applicable indemnified party within twenty (20) days after the determination thereof.

7.5 Defense of Claims.

(a) Third Party Claims. Any Person making a claim for indemnification under Section 7.2 or Section 7.3 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation or demand against the Indemnitee by a third party (a “Third Party Claim”), describing the Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been damaged by such failure. Any Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article 7 unless the Third Party Claim involves, upon advice of counsel of the Indemnitee, a conflict of interest between the Indemnitor and the Indemnitee in which case the reasonable costs of a single counsel (plus local counsel) for all Indemnitees may be recoverable from the Indemnitor. Notwithstanding the foregoing, no Indemnitor shall be entitled to assume the conduct and control of the defense or settlement of a Third Party Claim if (a) in the reasonable judgment of the Indemnitee the aggregate amount of the potential obligations of the Indemnitee regarding such Third Party Claim exceeds twice the amount of the remaining portion of the Cap or (b) such Third Party Claim seeks criminal penalties or non-monetary relief. If the Indemnitor shall control the defense of any such Third Party Claim, the Indemnitor shall be entitled to settle such Third Party Claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) before entering into any settlement of a Third Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee, if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such Third Party Claim or if such settlement involves payment of money in

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excess of the remaining portion of the Cap. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a Third Party Claim, the amount for which that Third Party Claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of Third Party Claims, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such Third Party Claim, the Indemnitee may defend against such Third Party Claim as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

(b) Other Claims. Any Indemnitee shall notify the Indemnitor of any claim other than a Third Party Claim in writing promptly after receiving knowledge of the basis for such claim, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been damaged by such failure.

7.6 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 7.2 or Section 7.3 shall be calculated taking into account (i) any Tax Benefit actually realized in cash by the Indemnitee on account of such Loss, (ii) any reserves or liabilities set forth in the Financial Statements and/or Closing Statement relating to such Loss and (iii) any insurance proceeds or other amounts under indemnification agreements received by the Indemnitee on account of such Loss. If the Indemnitee receives a Tax Benefit (net of any tax detriment) on account of such Loss after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes actually received or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. The Indemnitee shall use its commercially reasonable efforts to seek full recovery under all insurance policies and/or indemnification agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is received by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the lesser of (a) the aggregate amount of the recovery (net of any reasonable third-party costs actually incurred pursuing or obtaining such recovery, including increased insurance premiums (if any) directly resulting from such recovery) or (b) the amount of indemnification payments previously made by the Indemnitors shall be made promptly to the Indemnitors that provided such indemnity payments to such Indemnitee. For Tax purposes, the parties hereto agree to treat all payments made under this Article 7 as adjustments to the final Purchase Price.

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7.7 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty or covenant hereunder shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 7.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the party to be indemnified shall have, prior to the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party.

7.8 Limitation on Recourse. No claim shall be brought or maintained by any Buyer Indemnified Party or Buyer or any of its Subsidiaries or any of their respective successors or permitted assigns against any current or former officer, director, employee or Affiliate of any party (which is not otherwise expressly identified as a party hereto), and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

7.9 Exclusivity. Except as provided in Sections 11.12 and 11.13 or otherwise set forth in this Agreement, the indemnification provided in this Article 7 shall be the sole and exclusive remedy for money damages (but not for injunctive or other non-monetary equitable relief) of any Seller Indemnified Party and any Buyer Indemnified Party in respect of matters addressed in Sections 7.2 and 7.3, respectively, except with respect to breaches of representations or warranties by any party hereto that constitute fraud or intentional misrepresentation in connection with the Transactions, as to which the parties shall have, in addition to the indemnification provisions of this Article 7, all of their rights and remedies at law.

ARTICLE 8.

CERTAIN TAX MATTERS

8.1 Books & Records; Cooperation. Buyer, on one hand, and the Sellers, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance related to the Purchased Entities, the Purchased Assets, and the Parent IP Assets, including access to Books and Records in its possession, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election related to Taxes, the preparation for any audit by any Tax authority, and the prosecution or defense of any claim, suit or proceeding related to any Taxes. Each of Buyer, on one hand, and the Sellers, on the other hand, shall retain all Books and Records with respect to Taxes pertaining to the Purchased Entities, the Purchased

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Assets and the Parent IP Assets (other than Books and Records related solely to Excluded Assets or Retained Liabilities) for a period of at least six (6) years following the Closing Date. Buyer, on one hand, and the Sellers, on the other hand, shall cooperate fully with the other in the conduct of any audit, litigation or other Legal Proceeding related to Taxes involving the Purchased Entities, any Subsidiary of a Purchased Entity, the Purchased Assets and the Parent IP Assets (other than Taxes related solely to Excluded Assets or Retained Liabilities). Buyer, on one hand, and the Sellers, on the other hand, further agree, upon request from one party and provided that it does not create (and might not potentially create) any significant burden to the other party and at the expense of the requesting party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

8.2 Transfer Taxes and VAT.

(a) Buyer, on the one hand, and Parent (on behalf of Sellers), on the other hand, shall be equally liable for all sales, use, transfer, land value, documentary, stamp, registration, conveyance, goods and services, harmonized sales or other similar Taxes imposed by any Tax jurisdiction domestic or foreign (excluding VAT), and all recording or filing, notarial fees and other similar costs incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”). The Purchase Price shall not include any Transfer Taxes, and such Transfer Taxes shall be paid by Buyer and Parent in accordance with the terms of this Section 8.2.

(b) All Tax Returns or other documentation related to such Taxes (“Transfer Tax Returns”) shall be filed by the party required to file each such Transfer Tax Return under applicable Law. The party required to file a Transfer Tax Return shall submit such Transfer Tax Return (with copies of any relevant schedules, work papers and other documentation) to the non-filing party for such party’s review, comment, and approval not less than twenty (20) days before the due date (including extensions) for the filing of such Transfer Tax Return. If one party is required to file a Transfer Tax Return or otherwise pay a Transfer Tax bill, the other party (Buyer or Parent, as the case may be) shall pay half of the Transfer Taxes owing with respect to such Transfer Tax Return to such party no later than the earlier of five (5) days prior to the due date of such Transfer Tax Return.

(c) Except as otherwise provided in Section 8.10 and Section 8.11, with respect to assets transferred by a Seller resident in the European Union or in a jurisdiction which has adopted a VAT regime similar to the provisions of the VAT Directive, unless stated otherwise in the Preliminary Allocation, the parties hereto assume that the transactions contemplated by this Agreement do constitute a supply of goods and that Article 19 of the VAT Directive or similar applicable local Law provisions do not apply. Based on this assumption, the Preliminary Allocation sets forth the assets in respect of which VAT is owed by Buyer to the relevant Sellers together with the Purchase Price allocated to such assets. Where any VAT set forth in the Preliminary Allocation is recoverable by Buyer, the relevant Sellers shall issue valid

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invoices meeting the requirements of the applicable VAT Law and on a basis consistent with the Preliminary Allocation and Buyer shall pay to Parent such VAT in addition to the Purchase Price allocated to such assets on the later of Closing or receipt of a valid VAT invoice. Where any VAT set forth in the Preliminary Allocation is irrecoverable by Buyer, the relevant Sellers shall issue valid invoices meeting the requirements of the applicable VAT Law and on a basis consistent with the Preliminary Allocation and Buyer shall pay to Parent fifty percent of such VAT in addition to the Purchase Price on the later of Closing and receipt of a valid VAT invoice. If and to the extent the Final Allocation reflects values of the Purchased Assets deviating from the amounts listed in the Preliminary Allocation, the relevant Sellers shall issue adjusted valid invoices meeting the requirements of the applicable VAT Law, and (i) where the purchase price for the assets is increased and (x) VAT is recoverable by Buyer, Buyer shall pay to Parent an amount equal to any additional VAT that becomes due as a result of such increase, with payment to be made by Buyer on receipt of an appropriate VAT invoice, or (y) VAT is irrecoverable by Buyer, Buyer shall pay to Parent an amount equal to fifty per cent. of any additional VAT that becomes due as a result of such increase, with payment to be made by Buyer on receipt of an appropriate VAT invoice, or (ii) where the purchase price for any assets is decreased, Parent or the appropriate Seller shall issue a VAT credit note or equivalent to Buyer and shall, to the extent the Excess VAT is actually recovered and retained by it or is creditable by Parent or such appropriate Seller against any VAT liability of Parent or such appropriate Seller, (x) if VAT is recoverable by Buyer, pay such Excess VAT to Buyer, or (y) if VAT is irrecoverable by Buyer, pay fifty per cent. of such Excess VAT to Buyer, and for the purposes of this Section 8.2(c)(ii) “Excess VAT” means the VAT actually paid (after deducting any previous refund under this Section 8.2(c)(ii)) by Buyer that would not have been payable had the purchase price for the assets at all times reflected the relevant adjustment or amendment in allocation provided that no payment shall be due under this Section 8.2(c)(ii) from Parent or such appropriate Seller where any part of the consideration (inclusive of VAT) payable pursuant to this Agreement which is subject to adjustment under this Section 8.2(c)(ii) remains outstanding. The adjusted invoices shall be delivered within ten (10) Business Days after the Final Allocation has been determined pursuant to Section 1.7(a), and the respective VAT amount shall be repaid or paid, as the case may be, within ten (10) Business Days after delivery of the respective invoice. If a relevant Tax authority decides that contrary to the assumptions made in the Preliminary Allocation one or more of the transactions contemplated by this Agreement do not constitute a supply of goods pursuant to Article 19 of the VAT Directive or similar applicable local Law provisions, then the relevant Seller shall issue within ten (10) Business Days after a binding decision of the relevant Tax authority is available, adjusted valid invoices meeting the requirements of the applicable VAT Law, and the Buyer shall make a corresponding VAT payment to the relevant Sellers within ten (10) Business Days after receipt of the adjusted invoice by the Buyer or, as the case may be, the relevant Sellers shall make a VAT repayment to the Buyer within five (5) Business Days after receipt by the relevant Seller of the respective repayment from the relevant Tax authority.

8.3 Property Taxes. Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to any Pre-Closing Tax Period, and Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with

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respect to the Purchased Assets attributable to any Post-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Buyer and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Parent (on behalf of Sellers), as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or any Seller makes any payment for which it is entitled to reimbursement under this Section 8.3, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

8.4 Preparation of Tax Returns. Subject to Section 8.2 and Section 8.3:

(a) Tax Periods Ending On or Before the Closing Date – Nonconsolidated Tax Returns. Except as otherwise provided in Section 8.2, Section 8.3 and Section 8.4(b), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Purchased Entities and with respect to the Purchased Assets and the Parent IP Assets for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date, which Tax Returns shall be prepared and filed in a manner consistent with past practice, except as otherwise required by Law. Buyer shall submit such Tax Returns (with copies of any relevant schedules, work papers and other Tax Return documentation) to Parent for Parent’s review, comment, and approval not less than forty-five (45) days before the due date (including extensions) for the filing of each such Tax Return. Parent’s approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall cause the Purchased Entities to pay on their due date to the relevant Tax authorities any Taxes as due on such Tax Returns; provided that Parent (on behalf of Sellers) shall reimburse Buyer for any such Taxes paid within twenty (20) days of payment by such Purchased Entities to the extent such Taxes are subject to Sellers’ obligation to indemnify Buyer pursuant to Section 7.2(a).

(b) Tax Periods Ending On or Before the Closing Date – Parent Consolidated, Combined or Unitary Tax Returns. For all Pre-Closing Tax Periods, Parent shall cause the Purchased Entities (other than the Germany Entity) to join in any consolidated, unitary or combined Tax Return of Parent or of any Subsidiary of Parent, as applicable, and Parent or such Subsidiary of Parent shall pay any Taxes attributable to the Purchased Entities and with respect to the Purchased Assets and Parent IP Assets shown as due on such Tax Returns and, where applicable, the Purchased Entities will promptly pay to Parent or to such Subsidiary of Parent any amount that they are liable to pay in accordance with such consolidation Tax regime or any Tax consolidation agreement concluded with Parent or such Subsidiary of Parent, as the case may be, to the extent such Taxes are subject to Buyer’s obligation to indemnify Sellers pursuant

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to Section 7.3; provided that, prior to any such payment is made, Parent shall promptly provide Buyer a computation of the amounts owed to Parent by the Purchased Entities for Buyer’s review, comment and approval. Buyer’s approval shall not be unreasonably withheld, conditioned or delayed. All such Tax Returns shall be prepared and filed in a manner consistent with past practice, except as otherwise required by any applicable Laws and regulations thereunder, or by any development in respect of the interpretation of such Laws and regulations made by a competent court of law or by an authority with power to impose Taxes.

(c) Straddle Periods. Except as otherwise provided in Section 8.4(b), Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Purchased Entities or with respect to the Purchased Assets or the Parent IP Assets for all Straddle Periods. Buyer shall submit such Tax Returns (with copies of any relevant schedules, work papers and other Tax Return documentation) to Parent for Parent’s review, comment, and approval not less than forty-five (45) days before the due date (including extensions) for the filing of each such Tax Return. Parent’s approval shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, Property Taxes for any Straddle Period shall be allocated as described in Section 8.3, and for all other Taxes, the portion of such Taxes allocable to the period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(d) Disputes. Parent and Buyer shall consult with each other and attempt in good faith to resolve any issues arising as a result of review of any of the Tax Returns or items thereof as provided in this Section 8.4 and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing any such Tax Return) by the Independent Auditor. Upon resolution of all such items, the relevant Tax Return or shall be timely filed on that basis. The costs, fees and expenses of the Independent Auditor will be borne one-half by Buyer and one-half by Parent.

8.5 Characterization of Payments. Any indemnification payments made pursuant to this Agreement shall constitute an adjustment of the Purchase Price paid for the Purchased Stock, the Purchased Assets and the Parent IP Assets for Tax purposes and shall be treated as such by Buyer and the Sellers on their Tax Returns to the extent permitted by Law.

8.6 Actions After Closing.

(a) None of Buyer, any Affiliate of Buyer, any Purchased Entity or any Subsidiary of a Purchased Entity shall take any action on or after the Closing Date that could increase the Tax Liability of the Sellers with respect to any Pre-Closing Tax Period, including pursuant to Section 951 or 1248 of the Code resulting from transactions or actions entered into by any such entity on or after the Closing Date but on or prior to the last day of the taxable year in which the Closing occurs, or could increase the Sellers’ indemnification obligations pursuant to this Agreement or any Ancillary Agreement.

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(b) Buyer, any Purchased Entity, any Subsidiary of a Purchased Entity or any of their Affiliates may make an election under Section 338 of the Code or any comparable election under state, local or foreign Tax Law with respect to the Transactions if requested in writing by Parent; provided, however, that if Parent has not made such a request, none of Buyer, any Purchased Entity, any Subsidiary of a Purchased Entity or any of their Affiliates shall make such an election without the prior written consent of Parent.

(c) None of Buyer, any Purchased Entity, any Subsidiary of a Purchased Entity or any of their Affiliates shall amend, refile or otherwise modify any Tax Return with respect to any Purchased Entity or any Subsidiary of a Purchased Entity for any Pre-Closing Tax Period without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

8.7 Contest Provisions. If, subsequent to the Closing, any of Buyer, any Purchased Entity or any Subsidiary of a Purchased Entity receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”) with respect to any Tax Return of any Purchased Entity, any Subsidiary of a Purchased Entity or with respect to the Purchased Assets or the Parent IP Assets for a Pre-Closing Tax Period, then within five (5) calendar days after receipt of such notice, Buyer shall notify Parent of such notice; provided that the failure to so notify Parent shall not relieve Parent of its indemnification obligations under this Agreement except to the extent that Parent has been damaged by such failure. Parent shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have any adverse impact on Taxes of Buyer, any Purchased Entity or any Subsidiary of a Purchased Entity or with respect to the Purchased Assets or the Parent IP Assets for a Post-Closing Tax Period, then Parent (i) shall afford Buyer the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest that could have such an impact, (ii) keep Buyer informed of all developments on a timely basis with respect to such Tax Contest to the extent that Buyer is not jointly controlling the conduct and resolution of such Tax Contest, and (iii) shall not resolve such Tax Contests without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed. If Parent shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Buyer shall have the right to control the conduct and resolution of such Tax Contest, provided that Buyer shall keep Parent informed of all developments on a timely basis and Buyer shall not resolve such Tax Contest without Parent’s written consent, which shall not be unreasonably withheld, conditioned, or delayed. Each party shall bear its own costs for participating in such Tax Contest. In the event of any conflict between this Section 8.7 and the provisions of Section 7.5, the provisions of this Section 8.7 shall control.

8.8 Tax Refunds and Fiscal Unity Tax Benefits.

(a) Any Tax refunds that are received by Buyer, its Affiliates, any Purchased Entity or any Subsidiary of a Purchased Entity, and any amounts credited against Tax to which

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Buyer, its Affiliates, any Purchased Entity or any Purchased Entity Subsidiary become entitled, that relate to any Pre-Closing Tax Periods (other than any credit or refund that (i) relates to Transfer Taxes paid by Buyer pursuant to Section 8.2, (ii) is attributable to the carryback of losses, credits or similar items generated by Buyer or an Affiliate of Buyer in any Tax period or by a Purchased Entity or a Subsidiary of a Purchased Entity after the Closing Date in any Post-Closing Tax Period, which such losses, credits or similar items may not be carried forward under applicable Tax Law (but only to the extent such carryback does not adversely affect Parent or any Parent Subsidiary Seller, such adverse effect to exclude the actual reimbursement to Buyer of any such credits or refunds), or (iii) is attributable to Taxes that are taken into account in determining the Net Working Capital adjustment pursuant to Section 1.6(b)(ii)) shall be for the account of the Sellers, and Buyer shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. Any such payment shall constitute an adjustment of the Purchase Price paid for the Purchased Stock, the Purchased Assets and the Parent IP Assets for Tax purposes and shall be treated as such by Buyer and the Sellers on their Tax Returns to the extent permitted by Law.

(b) To the extent the tax relevant income of a Purchased Entity not organized under the laws of the United States or any state thereof or any Subsidiary of such a Purchased Entity relating to any Pre-Closing Tax Periods is increased and such increase does not result in an actual Tax payment of such Purchased Entity or Subsidiary due to the fact that (i) Taxes are assessed directly against the Seller or a Seller’s Affiliate due to the existence of a fiscal unity for corporate income Tax or trade Tax purposes or similar Tax consolidation schemes or (ii) the increase of the taxable income of the relevant Purchased Entity or Subsidiary is neutralized through current Tax losses generated or Tax loss carry forwards used within a fiscal unity for corporate income Tax, trade Tax or similar Tax consolidation schemes between such Purchased Entity or Subsidiary and the applicable Seller or Seller’s Affiliate, Buyer shall pay to the Sellers any Tax benefit of Buyer, its Affiliate, any Purchased Entity or any Subsidiary of a Purchased Entity resulting from a decrease of their taxable income for periods beginning after the Closing Date (“Fiscal Unity Tax Benefit”) to the extent such decrease results from an increase in Taxes of Seller or its Affiliates under this Section 8.8(b). This Section 8.8(b) applies, in particular, to any Tax benefit resulting from the lengthening of amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets, the non-recognition of liabilities or provisions, higher deductions or losses carried forward. The Fiscal Unity Tax Benefit is calculated in accordance with the principles set out in Section 7.6 above. Any amount to be paid by Buyer under this Section 8.8(b) shall be due and payable within ten (10) days after the relevant decision of the Tax authorities resulting in a Fiscal Unity Tax Benefit has become non-appealable.

8.9 Canadian Tax Covenants.

(a) Promptly following Buyer Parent’s designation of a Canadian Buyer pursuant to Section 5.8, Buyer Parent will provide to Parent such Canadian Buyer’s registration numbers under Part IX of the Excise Tax Act (Canada) and under An Act respecting the Quebec Sales Tax Act, and such registration numbers will be maintained through the Closing. If applicable, Avery Dennison Canada and Buyer will enter into an election under Section 167 of the Excise Tax Act (Canada) and Section 75 of An Act respecting the Quebec Sales Tax on the

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forms prescribed for such purposes in order to effect the transfer of the Purchased Assets by Avery Dennison Canada to Buyer without payment of any GST/HST or Quebec sales tax. Buyer shall file the elections forms referred to above with the relevant tax authorities in the manner and within the times prescribed under the relevant statute. Notwithstanding such elections, in the event that it is determined by a Tax authority that GST/HST or Quebec sales tax is payable on all or part of the Purchased Assets, Buyer agrees that such GST/HST and/or QST shall, unless already collected from Buyer, forthwith be paid by Buyer to Avery Dennison Canada, and Buyer shall save Avery Dennison Canada and any other Sellers harmless with respect to any such GST/HST or Quebec sales tax liability arising herein, as well as any interest and penalty relating thereto. To the extent that an election referred to in this Section 8.9(a) is not applicable, and with respect to any other Canadian Transfer Taxes not covered by this Section 8.9(a), Buyer shall promptly pay directly to the appropriate Tax authority all applicable Canadian Transfer Taxes that may be imposed or payable or collectible or incurred in connection with this Agreement, provided that if any Canadian Transfer Taxes are required to be collected by a Seller, 50% of such Canadian Transfer Taxes shall be paid by Buyer to such Seller at the Closing or thereafter, as requested of or by the applicable Seller. Seller shall pay to Buyer 50% of Canadian Transfer Taxes (including Canadian sales tax, land transfer tax and GST/HST) nonrecoverable by Buyer and paid to the appropriate Tax authority on the later of Closing or the receipt of a valid invoice.

(b) Section 22 ITA Election. Each of Avery Dennison Canada and Buyer agree to elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) (“ITA”) as to the sale of the accounts receivables transferred by Avery Dennison Canada to Buyer as described in Section 22 of the ITA and to designate in such election the face value of such accounts receivables and an amount equal to the portion of the Purchase Price allocated to such assets in accordance with Section 1.7, as the consideration paid by Buyer therefor. Avery Dennison Canada shall file two copies of such election with the Canada Revenue Agency forthwith after execution thereof, and, in any event, with its Tax Return for the year of sale to make such election.

(c) Subsection 20(24) ITA Election. Buyer shall, if applicable, jointly elect with Avery Dennison Canada to have Subsection 20(24) of the ITA apply to any future obligations assumed by Buyer and for which Avery Dennison Canada has already received payment.

8.10 UK VAT.

(a) The parties shall use reasonable endeavors to procure that the sale of the UK Assets is treated as a TOGC by HMRC.

(b) Buyer hereby represents and warrants to Parent that:

(i) prior to Closing Buyer shall be registered for VAT in the UK and on or before Closing Buyer shall provide Parent with a copy of its UK certificate of registration for VAT; and

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(ii) Buyer intends to carry on the same kind of business in relation to the UK Assets with effect from Closing as that carried on by the UK Seller prior to Closing and does not intend to liquidate such business.

(c) Buyer hereby notifies Parent that paragraph (2B) of article 5 of the Value Added Tax (Special Provisions) Order 1995 does not apply to Buyer.

(d) If, notwithstanding the provisions of Sections 8.9(a) and (b) above, any relevant Tax authority determines that VAT is chargeable in respect of the supply of all or any part of the UK Assets under this Agreement or in respect of any other payment made by Buyer or any other supplies made to Buyer, in each case pursuant to this Agreement, then Parent shall notify Buyer in writing of that determination within five (5) Business Days of its being so advised by such Tax authority and Buyer shall:

(i) pay to Parent in addition to the Purchase Price allocated to the UK Assets in accordance with Section 1.7(a) or any other relevant payment made by Buyer, a sum equal to 50% of the amount of VAT nonrecoverable by Buyer and 100% of the amount of VAT recoverable by Buyer as determined by the relevant Tax authority or Parent, as appropriate, to be so chargeable, on the later of Closing or receipt of an appropriate VAT invoice; or

(ii) where the liability for VAT in respect of any supply is a liability of Buyer (whether under section 8 UKVATA or similar or equivalent provisions in any other jurisdiction), Buyer shall promptly pay all applicable VAT to the relevant Tax authority and shall indemnify and hold harmless Parent against any liability for VAT recoverable by Buyer and or any Liability that arises as a result of any failure by Buyer to comply with this Section 8.10(d)(ii). Parent shall pay Buyer a sum equal to 50% of the amount of such VAT nonrecoverable by Buyer on the later of Closing or receipt of an appropriate VAT invoice.

(e) Buyer agrees to indemnify and hold harmless Parent against any Liability for VAT, fines, interest or penalties arising to Parent or any member of the Sellers as a result of the transfer of the UK Assets being treated, in whole or in part, as anything other than a TOGC.

(f) In the event that the Purchase Price is adjusted in accordance with Section 1.6(c), and/or the allocation of the Purchase Price to any UK Assets is amended, the parties agree to co-operate in good faith to correct the respective invoices and VAT returns, and in particular:

(i) where the purchase price for the UK Assets is increased, Buyer shall pay to Parent an amount equal to any additional VAT that becomes due as a result of such increase, with payment to be made by Buyer on receipt of an appropriate VAT invoice; and

(ii) where the purchase price for any UK Assets is decreased, Parent or the appropriate Seller shall issue a VAT credit note or equivalent to Buyer and shall, to the extent the Excess VAT is actually recovered and retained by it or is creditable by

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Parent or such appropriate Seller against any VAT liability of Parent or such appropriate Seller, pay such Excess VAT to Buyer, and for the purposes of this Section 8.10(f)(ii) “Excess VAT” means the VAT actually paid (after deducting any previous refund under this Section 8.10(f)(ii)) by Buyer that would not have been payable had the purchase price for the UK Assets at all times reflected the relevant adjustment or amendment in allocation provided that no payment shall be due under this Section 8.10(f)(ii) from Parent or such appropriate Seller where any part of the consideration (inclusive of VAT) payable pursuant to this Agreement which is subject to adjustment under this Section 8.10(f)(ii) remains outstanding.

8.11 German VAT.

(a) The parties intend, and shall use reasonable endeavors to procure that the sale of the German Assets is treated as a TOGC (Geschäftsveräußerung im Ganzen) within the scope of Section 1 para. 1a sent. 1 GVATA by the German Tax authorities.

(b) Buyer hereby represents, warrants and covenants to Parent that:

(i) Buyer is an entrepreneur (Unternehmer) within the scope of Section 2 para. 1 GVATA;

(ii) Buyer acquires the German Assets for purposes of its business within the scope of Section 1 para. 1a sent. 1 GVATA; and

(iii) Buyer will carry on the same kind of business in relation to the German Assets with effect from Closing as that carried on by the Germany Entity Seller prior to Closing and does, in particular, not intend to liquidate such business.

(c) If, notwithstanding the provisions of Sections 8.11(a) and (b) above, the relevant Tax authority determines that VAT is chargeable in respect of the supply of all or any part of the German Assets under this Agreement or in respect of any other payment made by Buyer or any other supplies made to Buyer, in each case pursuant to this Agreement, then the Germany Entity Seller shall notify Buyer in writing of that determination and send an appropriate VAT invoice to the Buyer within five (5) Business Days of its being so advised by such Tax authority and Buyer shall:

(i) pay to the Germany Entity Seller in addition to the Purchase Price allocated to the German Assets in accordance with Section 1.7(a) or any other relevant payment made by Buyer, a sum equal to 50% of the amount of VAT nonrecoverable by Buyer and 100% of the amount of VAT recoverable by Buyer determined by the relevant Tax authority or the Germany Entity Seller, as appropriate, to be so chargeable, on the later of Closing or receipt of an appropriate VAT invoice; or

(ii) where the liability for VAT in respect of any supply is a liability of Buyer, Buyer shall promptly pay all applicable VAT to the relevant Tax authority and shall indemnify and hold harmless Parent and/or the Germany Entity Seller against any liability for VAT recoverable by Buyer or any Liability that arises as a result of any

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failure by Buyer to comply with this Section 8.11. Parent shall pay Buyer a sum equal to 50% of the amount of such VAT nonrecoverable by Buyer on the later of Closing or receipt of an appropriate VAT invoice.

(d) Buyer agrees to indemnify and hold harmless Parent and/or the Germany Entity Seller against any Liability for VAT, fines, interest or penalties arising to Parent or any member of the Sellers as a result of the transfer of the German Assets being treated, in whole or in part, as anything other than a TOGC.

(e) In the event that the Purchase Price is adjusted in accordance with Section 1.6(c), and/or the allocation of the Purchase Price to any German Assets is amended, the parties agree to co-operate in good faith to correct the respective invoices and VAT returns, and in particular:

(i) where the purchase price for any German Assets is increased, Buyer shall pay to Germany Entity Seller an amount equal to any additional VAT that becomes due as a result of such increase, with payment to be made by Buyer on receipt of an appropriate VAT invoice; and

(ii) where the purchase price for any German Assets is decreased, the Germany Entity Seller shall issue an amended appropriate VAT invoice to Buyer and the Germany Entity Seller shall, to the extent the Excess VAT is actually recovered and retained by it or is creditable by the Germany Entity Seller against any VAT liability of the Germany Entity Seller, pay such Excess VAT to Buyer, and for the purposes of this Section 8.11(e)(ii) “Excess VAT” means the VAT actually paid (after deducting any previous refund under this Section 8.11(e)(ii)) by Buyer that would not have been payable had the purchase price for the German Assets at all times reflected the relevant adjustment or amendment in allocation provided that no payment shall be due under this Section 8.11(e)(ii) from the Germany Entity Seller where any part of the consideration (inclusive of VAT) payable pursuant to this Agreement which is subject to adjustment under this Section 8.11(e)(ii) remains outstanding.

ARTICLE 9.

OTHER POST-CLOSING COVENANTS

9.1 Employee Related Matters.

(a) Notification and Consultation Process. From and after the date hereof until the Closing Date, (i) Buyer and the Sellers shall fully cooperate to comply with all obligations to inform and consult in accordance with the Transfer of Undertakings and all other applicable Laws, (ii) Buyer shall fully cooperate and provide the Sellers and their Affiliates as soon as reasonably practicable with the true and complete information reasonably requested by Sellers that is necessary or appropriate to perform its notification, information and consultation requirements under applicable Laws and Collective Bargaining Agreements relating to the Business Employees and shall update any such information as soon as reasonably practicable in the period up to Closing and (iii) Buyer shall consult with the Sellers and obtain the Sellers’

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consent before distributing any communications approved by the relevant Seller to any Business Employee whether relating to employee benefits, post-Closing terms of employment or otherwise. Buyer and its Affiliates shall be solely responsible for all obligations and Liabilities to the Business Employees resulting from, whether directly or indirectly, Buyer’s acts or omissions in relation to such notification and consultation process, except (i) such acts or omissions to which any Seller has expressly consented or (ii) where such obligations or Liabilities result from a failure of any Seller to comply with its obligations under this Agreement. Seller and its Affiliates shall be solely responsible for all obligations and Liabilities to the Business Employees resulting from, whether directly or indirectly, Sellers’ acts or omissions in relation to such notification and consultation process, except (i) such acts or omissions to which Buyer has expressly consented or (ii) where such obligations or Liabilities result from a failure of Buyer to comply with its obligations under this Agreement.

(b) Employment.

(i) No later than fifteen (15) Business Days prior to Closing, Sellers will deliver to Buyer an updated Schedule 3.9(f) to include current information regarding Business Employees as of such date of delivery.

(ii) Each Business Employee who is employed by a Purchased Entity or a Subsidiary of a Purchased Entity immediately prior to the Closing shall continue employment with such Purchased Entity or Subsidiary of a Purchased Entity immediately following the Closing without further action on the part of Buyer, the Sellers or their respective Affiliates (such Business Employees are referred to herein as “Purchased Entity Employees”).

(iii) The parties agree that the Transfer of Undertakings applies to the sale and purchase of the Business and certain of the Purchased Assets under this Agreement. Subject to the right of an ARD Business Employee to object to the transfer, the parties shall use commercially reasonable efforts to ensure that the contract of employment between the relevant Seller and each such ARD Business Employee will have effect after the Closing Date as if originally between Buyer or an Affiliate thereof and that ARD Business Employee to the extent required by the Transfer of Undertakings.

(iv) With respect to each Business Employee who is employed by any of the Sellers or any Affiliate of the Sellers (other than any Purchased Entity or Subsidiary of a Purchased Entity) immediately prior to the Closing (the “Non-Purchased Entity Employees”), Buyer shall, or shall cause its Affiliates to, (A) for the Non-Purchased Entity Employees who are not ARD Business Employees, extend written offers of employment (or, with respect to Non-Purchased Entity Employees providing services in Mexico, provide transfer notices) (such offer or transfer notice, as applicable, an “Offer”), in a form reasonably satisfactory to the Sellers (which has been provided to the Sellers for review and comment at least five (5) Business Days prior to use thereof), no later than ten (10) Business Days (or such longer period as is required by Law) prior to the Closing, (B) for the ARD Business Employees whose employment automatically transfers pursuant to the Transfer of Undertakings, assume the employment of such ARD

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Business Employees on the Closing Date in accordance with all applicable Laws, and (C) for the Business Employees whose employment is expected by the parties to automatically transfer to Buyer or an Affiliate thereof pursuant to the Transfer of Undertakings but whose employment does not in fact transfer to Buyer or an Affiliate thereof, extend an Offer, in a form reasonably satisfactory to the Sellers, as soon as reasonably practicable after the Closing Date. Buyer and the Sellers or their respective Affiliates shall jointly inform the ARD Business Employees about the Transfer of Undertakings at least thirty (30) Business Days prior to the Closing. Each Offer extended to a Non-Purchased Entity Employee shall (I) be for employment by Buyer or an Affiliate thereof as of the Closing Date (or, in the case of any Offer to a Non-Purchased Entity Employee on a leave of absence, as of the date of such Non-Purchased Entity Employee’s return from such leave of absence), (II) provide for continuing employment in a substantially equivalent position and with compensation and benefits coverage that (X) with respect to a Mexican Non-Purchased Entity Employee, are at least equivalent to the compensation and benefits coverage provided to such Mexican Non-Purchased Entity Employee immediately prior to the Closing and (Y) with respect to any other Non-Purchased Entity Employee, in the aggregate, are at least substantially equivalent to the compensation and benefits coverage provided to such Non-Purchased Entity Employee immediately prior to the Closing and (III) require that such Non-Purchased Entity Employee acknowledge and agree that, as of the Closing Date, he or she will have resigned from, or voluntarily ceased, employment with each Seller employing such Non-Purchased Entity Employee. In addition, all Offers shall be made in accordance with all applicable Laws. Sellers and Buyer shall take all reasonable actions necessary or appropriate to cause the Non-Purchased Entity Employees to accept Buyer’s Offers or to otherwise become employed by Buyer or any of its Affiliates in a jurisdiction where the Transfer of Undertakings applies (including making application for (and using commercially reasonable efforts to obtain) any work permit or visa, employment pass, or other legal or regulatory approval for employment). Neither Sellers nor any of their Affiliates will seek to induce any Non-Purchased Entity Employee to reject any Offer from Buyer or any of its Affiliates made in accordance with the terms hereof, and such Non-Purchased Entity Employees who accept Offers shall become employees of Buyer or Affiliates immediately following the Closing (or, in the case of any Offer to a Non-Purchased Entity Employee on a leave of absence, upon such Non-Purchased Entity Employee’s return from such leave of absence) and shall then cease to be employees of any Seller or Affiliates. All Purchased Entity Employees, Non-Purchased Entity Employees who accept Offers, and Non-Purchased Entity Employees whose employment automatically transfers pursuant to a Transfer of Undertakings are referred to herein as the “Transferring Employees.”

(v) Buyer Parent and Buyer, jointly and severally, shall indemnify each of the Sellers and their respective Affiliates against any Liabilities which the Sellers and their respective Affiliates incur arising from Sellers’ termination of any Business Employee who is entitled to object to transfer to employment with Buyer and who does not become a Transferring Employee (“Non-Transferring Employee”) for (A) severance pay and benefits and (B) notice pay, in each case that is required to be paid by Sellers to such Business Employee under any applicable Employee Plan or Law, provided that

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Sellers give written notice to Buyer of their intent to terminate such Non-Transferring Employee within thirty (30) days following such Non-Transferring Employee’s objection to transfer, but in no event shall such indemnification by Buyer be more than an aggregate amount equal to $1,000,000.

(vi) The Sellers shall provide to Buyer and its Affiliates all employment records for each Transferring Employee that are required to be provided to Buyer and its Affiliates under and subject to applicable Law. Buyer and its Affiliates shall ensure that all such records are used, processed and stored in accordance with applicable Law. Buyer and its Affiliates shall indemnify and hold harmless the Sellers and their Affiliates from and against any statutory, common law or other claims that arise from the use of such employment records by Buyer or its Affiliates other than in compliance with applicable Law. To the extent permitted by Law, the Sellers and their Affiliates shall be permitted to retain a copy of any employment records provided to Buyer and its Affiliates pursuant to this Section 9.1(b)(vi) or otherwise.

(vii) Except as otherwise set forth herein (and in no way limiting any other provisions of this Agreement), Buyer shall bear all of the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless the Sellers and their Affiliates from and against, (A) any claims made by any Business Employee for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits, and any other legally mandated payment obligations (including any compensation payable during (or in lieu of) a mandatory termination notice period, any payments pursuant to an Order of a court having jurisdiction over the parties and any payments in connection with accrued annual leave, long service leave or similar accrued rights) and for any other claim, cost, Liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with the failure of Buyer or its Affiliates to make an Offer to any Non-Purchased Entity Employee or to continue the employment of any Transferring Employee, in each case, in accordance with this Agreement and applicable Law, (B) any claims relating to the employment of any Purchased Entity Employee or ARD Business Employee incurred prior to, on or after the Closing Date, and (C) any claims relating to the employment by Buyer or its Affiliates of any Non-Purchased Entity Employee (excluding any ARD Business Employee) incurred on or after the Closing Date; provided, however, that any such indemnification shall be limited and reduced to the extent that such Liabilities, obligations and costs arise solely from or in connection with the failure of Sellers to comply with any Seller’s obligations under this Agreement or any Ancillary Agreement; and (D) any claims relating to any severance pay liabilities arising under Transaction Bonus Agreements that are payable solely as a result of any Buyer’s termination of employment of any Transferring Employee (“Transaction Bonus Severance Liabilities”).

(viii) Sellers shall bear all of the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyer and its Affiliates from and against, (A) any claim by any Non-Purchased Entity Employee (excluding any ARD Business Employee) against Buyer and/or its Affiliates arising from or originating during

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employment by or on behalf of Sellers or their Affiliates prior to the Closing Date (or, in the case of any Non-Purchased Entity Employee on a leave of absence on the Closing Date, prior to the effective date of such Non-Purchased Entity Employee’s employment with Buyer or one of its Affiliates), and (B) any claim in connection with the Transaction Bonus Agreements other than claims related to Transaction Bonus Severance Liabilities.

(ix) Nothing in this Agreement is intended to or shall be interpreted to require Buyer to continue the employment of any Transferring Employee, or confer on any Transferring Employee any right to continued employment with the Buyer, for any period of time following the Closing Date.

(c) Post-Closing Benefits.

(i) For a period of twelve (12) months from the Closing Date (or such longer period as is required by Law), Buyer agrees that it will, and will cause its Affiliates to, provide to each Transferring Employee compensation and benefits coverage that (A) with respect to each Mexican Non-Purchased Entity Employee, are at least equivalent to the compensation and benefits coverage provided to such Mexican Non-Purchased Entity Employee immediately prior to the Closing and (B) with respect to each other Transferring Employee, in the aggregate, are at least substantially equivalent to the compensation and benefits coverage provided to such Transferring Employee immediately prior to the Closing.

(ii) Following the Closing Date, Buyer shall (or shall cause its Affiliates to), pursuant to employee benefit plans, policies, programs and arrangements established or maintained by Buyer and its Affiliates (the “Buyer Plans”) (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees under Buyer Plans, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Employee Plan (subject to Buyer’s ability to obtain any required consent of any insurer with respect to any Buyer Plan without unreasonable effort or expense), (B) provide each Transferring Employee with credit under Buyer Plans for any co-payments and deductibles paid under the corresponding Employee Plans prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs (subject to the receipt by the applicable vendors of any information which is reasonably necessary regarding such co-payments and deductibles previously paid), and (C) (x) to the extent the Sellers or their Affiliates are required by Law to pay or otherwise compensate Transferring Employees for accrued, unused vacation, personal or sick days, pay the Sellers an amount equal to the aggregate amount of such payment or compensation by the Sellers and their Affiliates to such Transferring Employees and (y) to the extent the Sellers and their Affiliates are not required by Law to pay or otherwise compensate Transferring Employees for accrued, unused vacation, personal or sick days, honor all vacation, personal and sick days accrued by such Transferring Employees under the applicable Employee Plan immediately prior to the Closing. To the extent not inconsistent with applicable Laws, for purposes of

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determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits under any defined benefit pension plan or the level of company matching contributions under any defined contribution pension plan) for Transferring Employees under all Buyer Plans, Buyer shall or shall cause its Affiliates to recognize service with the Sellers and their Affiliates to the same extent recognized under the corresponding Employee Plans as in effect immediately prior to the Closing Date.

(d) WARN Act. On or before the Closing Date, the Sellers shall deliver to Buyer a list of layoffs of employees of the Business providing services in the United States, by location, implemented by the Sellers in the ninety (90) day period preceding the Closing Date. Buyer shall be responsible for providing or discharging any and all notifications, benefits and liabilities to employees and governmental entities under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local Law relating to plant closings, employee separations or severance pay that are first required to be provided or discharged on or after the Closing Date (including as to employees identified on the pre-Closing layoff list provided to Buyer pursuant to this Section 9.1(d)) if actions by Buyer on or after the Closing Date result in such a notice requirement.

(e) Defined Contribution Plans. As soon as practicable following the Closing Date, Buyer (or one of its Affiliates) shall take all action necessary or appropriate to establish one or more defined contribution plans intended to be tax-qualified under Section 401(a) of the Code for the benefit of the Transferring Employees (collectively, the “Buyer 401(k) Plan”). Transferring Employees shall have their continuous service as defined in the Avery Dennison Corporation Employee Savings Plan (the “Seller 401(k) Plan”) credited under the Buyer 401(k) Plan solely for purposes of eligibility to participate and vesting. As soon as reasonably practicable after such date as the Sellers have been provided (i) evidence that Buyer has established a trust to hold the assets of the corresponding Buyer 401(k) Plan, and (ii) that the Buyer 401(k) Plan is qualified under Section 401(a) of the Code and that the trust holding the assets of the Buyer 401(k) Plan is exempt under Section 501(a) of the Code (the “Transfer Date”), the Sellers shall cause the accounts under the Seller 401(k) Plan of each participant who is a Transferring Employee to be transferred to the Buyer 401(k) Plan. Such transfer shall include a transfer of the applicable assets from the trust pursuant to the Seller 401(k) Plan to the trust pursuant to the Buyer 401(k) Plan in accordance with Section 414(l) of the Code. Such transfer of assets shall be in cash but shall include any promissory notes or other evidences of indebtedness with respect to outstanding plan loans to Transferring Employees who are participants in the Seller 401(k) Plan. On or prior to the Transfer Date, the Seller shall cause all unvested accrued benefits to become fully vested for the Transferring Employees for the period up to and including the Closing Date. No later than thirty (30) days following the Closing Date, the Sellers will prepare and deliver to Buyer a schedule setting forth (i) the names of the Transferring Employees who participate under the Seller 401(k) Plan, (ii) details of any outstanding plan loans from the Seller 401(k) Plan to the Transferring Employees, and (iii) the account balances of such Transferring Employees under the Seller 401(k) Plan as of the Closing Date.

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(f) Other Pension Plans.

(i) On and after the Closing Date, the Purchased Entities, Buyer and its Affiliates shall be responsible for, and assume all Liabilities related to, the Transferring Pension Plans and none of the Sellers or their Affiliates will have any Liability or obligations on or after the Closing Date with respect to the Transferring Pension Plans (subject to the receipt by Buyer and its Affiliates of all information reasonably necessary to administer and operate such Transferring Pension Plans following the Closing Date).

(ii) If a Seller or any of its Affiliates retains employees who are participants in a Transferring Pension Plan, then such Seller or Affiliate thereof will use commercially reasonable efforts to (A) ensure that each such employee ceases to participate in the Transferring Pension Plan prior to the Closing Date, and (B) cause each such employee’s accrued benefits under such plan to be transferred from the Transferring Pension Plan to another employee benefit plan of the Seller or an Affiliate thereof (the “Retained Pension Plan”). If the transfer described in Section 9.1(f)(ii)(B) does not occur prior to the Closing Date, the Sellers and Buyer shall cooperate to ensure the transfer to the Retained Pension Plan is made as soon as reasonably practicable after the Closing Date.

(iii) Buyer and the Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to (A) ensure that each Business Employee who is a participant in the Swiss pension plan sponsored by a Seller (the “Retained Swiss Plan”) ceases to participate in the Retained Swiss Plan as of the Closing Date, (B) cause each such Business Employee’s vested credit benefits under the Retained Swiss Plan to be transferred to the applicable employee benefit plan of Buyer or Affiliate thereof in accordance with Swiss Law and regulations governing such plan, and (C) ensure that a transfer of assets equal in value to the amount of vested credit benefits described in Section 9.1(f)(iii)(B) is made from the Retained Swiss Plan to the applicable employee benefit plan of Buyer or Affiliate thereof.

(iv) Buyer and the Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to (A) ensure that each Business Employee who is a participant in the Mexican pension plan sponsored by a Seller (the “Retained Mexican Plan”) ceases to participate in the Retained Mexican Plan as of the Closing Date, (B) cause each such Business Employee’s benefits under the Retained Mexican Plan to be transferred to the applicable employee benefit plan of Buyer or Affiliate thereof in accordance with Mexican Law and regulations governing such plan, and (C) ensure that a transfer of assets equal in value to the amount of benefits described in Section 9.1(f)(iv)(B) is made from the Retained Mexican Plan to the applicable employee benefit plan of Buyer or Affiliate thereof.

(v) As soon as practicable following the Closing Date, Buyer (or one of its Affiliates) shall take all action necessary to establish one or more Buyer Plans that shall qualify as a successor pension plan under the provisions of the Pension Benefits Act

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(R.S.O. 1990, CHAPTER P.8) (Ontario) or similar Law of all Canadian jurisdictions in which each Transferring Employee is employed (“Canadian Successor Pension Plan”) for each Employee Plan that qualifies as a pension plan under the Pension Benefits Act (R.S.O. 1990, CHAPTER P.8) (Ontario) or similar Law of each Canadian jurisdiction in which a Transferring Employee is employed (“Canadian Predecessor Pension Plan”). All Transferring Employees shall be credited with service for the purposes of eligibility and vesting under each Canadian Successor Pension Plan for all periods of employment credited under each Canadian Predecessor Pension Plan.

(g) No Third Party Beneficiaries. Nothing in this Section 9.1 shall create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former Business Employee, any participant in any Employee Plan, or any dependent or beneficiary thereof, or any right to continued employment with the Business, the Sellers, Buyer or any of their respective Affiliates. Nothing in this Section 9.1 shall constitute an amendment to any Employee Plan or any other plan or arrangement covering Business Employees.

9.2 Post-Closing Access. Subject to the Transition Services Agreement, the Supply Agreement and the Trademark Coexistence Agreement and without limiting the obligations set forth in Section 8.1, from and after the Closing, each party hereto agrees that it will cooperate with and make available to the other party, during normal business hours and upon reasonable notice, (i) all Books and Records and other documents related to the Business, (ii) information related to the Business and (iii) employees (without substantial disruption of employment), in each case which are necessary or useful in connection with any audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. Unless otherwise consented to in writing by Parent, Buyer Parent shall and shall cause Buyer, the Purchased Entities and their Subsidiaries not to, for a period of six (6) years after the Closing Date, destroy, alter or otherwise dispose of any Books and Records or information or portions thereof related to the Business and relating to periods prior to the Closing Date. Except in connection with uses contemplated by this Agreement, all information received pursuant to this Section 9.2 (the “Section 9.2 Information”) shall be kept confidential by the party obtaining such information (the “Receiving Party”), subject to any disclosure that is required to be made by such party in order to comply with applicable Laws or the rules or regulations of any securities exchange upon which its securities are traded. Notwithstanding the foregoing, the Section 9.2 Information shall not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, (b) was within the Receiving Party’s possession prior to it being furnished to such Receiving Party by Buyer (in the case of any Seller) or any Seller (in the case of Buyer), (c) becomes available to the Receiving Party on a non-confidential basis from a source other than Buyer (in the case of any Seller) or any Seller (in the case of Buyer) or (d) is independently developed by the Receiving Party without violating the Receiving Party’s obligations hereunder.

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9.3 Publicity. Except as required by applicable Laws or applicable rules or regulations of any securities exchange upon which its securities are traded, without prior written approval of Buyer and Parent, none of Buyer, the Sellers, the Purchased Entities or their respective Affiliates shall issue any press release or make any public statement regarding this Agreement and the Transactions.

9.4 Non-Competition.

(a) In consideration of Buyer entering into this Agreement and in order for Buyer to enjoy the full benefits of the Purchased Assets and Purchased Entities, from the Closing Date until the fifth (5th) anniversary of the Closing Date, Parent shall not, directly or indirectly, and shall cause its Subsidiaries and Affiliates (each, a “Restricted Party”) not to, directly or indirectly (including, in all cases, as an owner, investor, partner, licensor, joint venture or otherwise), develop, manufacture, market, convert, distribute or sell Printable Media Products or Other Products, in each case for distribution or sale through the OCP Channels to end-users (such products, the “Restricted Products”, and the business of developing, manufacturing, marketing, converting, distributing or selling the Restricted Products, the “Restricted Business”). The “Restricted Products” do not include industrial adhesive products (including commercial and industrial products incorporating adhesives such as pressure-sensitive laminates, industrial adhesives, or labels other than labels sold or distributed to the OCP Channels) or the Sticky Note Products, Label Pad Products or NoteTabs Products which Restricted Parties sold in connection with the Business prior to the Closing Date; provided, however, that Restricted Products shall include any products for sale or distribution in the OCP Channels that are named, identified or designated as labels or label pads.

(b) Notwithstanding the foregoing Section 9.4(a), Restricted Parties shall not be prohibited or in any way restricted from engaging in the following activities to the extent such activities were or are not undertaken with the intention or principal purpose of avoiding the limitations set forth in Section 9.4(a):

(i) developing, manufacturing, marketing, distributing or selling any products or services directed to business-to-business customers serving industrial, commercial and manufacturing customers, distributors and retailers engaged in use of labels for identifying, tracking or tracing assets or inventory or in the process of manufacturing, labeling, packaging, or selling such customers’ products or providing services;

(ii) developing, manufacturing, marketing, distributing or selling products and solutions to the extent such products or solutions are (A) the labels business conducted in Europe under the brand name “JAC” and “Fasson” by Parent’s and its Subsidiaries’ graphics business as of the date of this Agreement, (B) printers, (C) scanners, readers and/or products and solutions incorporating acousto-magnetic, radio-frequency or electronic article surveillance technology or (D) button and other non-adhesive attachment devices;

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(iii) developing, manufacturing, marketing, distributing or selling warning, usage or other labels for industrial, manufacturing and commercial applications, but only to the extent such warning or usage labels are not Purchased Assets or the assets of the Purchased Entities and the Subsidiaries of the Purchased Entities; or

(iv) developing, manufacturing, marketing, distributing or selling materials, products and services to customers, including competitors of the Restricted Business, for use in end-products developed, manufactured, marketed, distributed and/or sold by such customers to consumer end users where such materials or products are Existing Exclusive Products (including Replacement Products for those Existing Exclusive Products), Exclusive Components (including Replacement Components for those Exclusive Components), New Products (including Replacement Products for those New Products), Other Existing Products (including any subsequent Replacement Products for those Other Existing Products), or other pressure sensitive constructions convertible into labels, in each case as defined in the Supply Agreement, but only to the extent, in each case, that such materials or products are no longer subject to the exclusivity provisions of Section 2.2 or Section 2.5 of the Supply Agreement.

(c) Notwithstanding the foregoing Section 9.4(a), Restricted Parties shall not be prohibited or in any way restricted from:

(i) engaging in the Restricted Business to the extent necessary to perform its duties under this Agreement or the Ancillary Agreements;

(ii) owning for a period not to exceed 180 days from the date of acquisition an equity interest of less than five percent (5%) of any other Person engaged in the Restricted Business acquired as a creditor in bankruptcy and not by a voluntary investment decision, provided that such interest does not give any Restricted Party the right to appoint directors or management of such Person or to otherwise exercise control over the management of such Person; or

(iii) acquiring the assets or capital stock or other equity interests of any other Person engaged in the Restricted Business, provided that (A) the net sales attributable to the Restricted Business conducted by such Person accounts for less than ten percent (10%) of the net sales of such Person for its most recently completed fiscal year, (B) the Restricted Party uses commercially reasonable efforts to divest such Restricted Business as soon as reasonably practicable following completion of such acquisition, and (C) such acquisition was not undertaken with the intention or principal purpose of avoiding the limitations set forth in this Section 9.4.

(d) The restrictions in Section 9.4(a) shall apply worldwide.

(e) Parent agrees that the terms of Section 9.4(a) are fair and reasonable and are necessary to accomplish the full transfer of the goodwill and other intangible assets hereby. In the event that any of the covenants contained in this Section 9.4 (including any component of the definition of Restricted Business) shall be determined by any court of competent jurisdiction

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to be unenforceable for any reason whatsoever, then any such provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in Section 9.4(a) shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions, and if a court finds the full scope of the covenant to be unenforceable, the court should redefine the covenant so as to provide the fullest extent of its terms and conditions permitted under applicable Law.

(f) Each of the Parties hereto acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of Section 9.4 will be inadequate and, accordingly, Parent covenants and agrees that Buyer shall, in addition to any other rights and remedies which such party may have at Law, be entitled (i) to equitable relief, including preliminary and permanent injunctive relief, and the remedy of specific performance with respect to any breach or threatened breach of any such provision, as may be available from any court of competent jurisdiction and (ii) in any action to enforce such provisions to recover its reasonable attorneys’ fees incurred in connection with any such enforcement activities if Buyer is the prevailing party. Parent hereby waives any requirement for the securing or posting of a bond in connection with seeking any such equitable relief.

9.5 Non-Solicitation.

(a) For a period of two (2) years after the Closing Date, no Seller shall, and each Seller shall cause its Subsidiaries not to, whether for their own account or for the account of any Person, solicit, offer employment to or hire any individual that is a Transferring Employee; provided, however, that the Sellers and their Subsidiaries shall not be prohibited from (i) initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the Transferring Employees (and the hiring of employees that respond to any such searches) or (ii) hiring any such employee not employed by Buyer or an Affiliate of Buyer, including any Purchased Entity or Subsidiary of a Purchased Entity, at the time of solicitation.

(b) For a period of two (2) years after the Closing Date, Buyer shall not, and shall cause its Subsidiaries, the Purchased Entities and the Subsidiaries of the Purchased Entities, not to, whether for their own account or for the account of any Person, solicit, offer employment to or hire any individual set forth on Schedule 9.5(b); provided, however, that Buyer, its Subsidiaries, the Purchased Entities and the Subsidiaries of the Purchased Entities shall not be prohibited from (i) initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the employees of Parent and its Subsidiaries (and the hiring of employees that respond to any such searches) or (ii) hiring any such employee not employed by Parent or any of its Subsidiaries, at the time of solicitation.

(c) If any provision of this Section 9.5 is deemed invalid, illegal, or incapable of being enforced by reason of any rule of Law or of any public policy, all other provisions of

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this Section 9.5 shall, nevertheless, remain in full force and effect and no provision shall be deemed dependent upon any other provision unless so expressed herein. A court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable. The parties intend that the restrictions imposed by this Agreement be given the construction that renders their provisions valid and enforceable to the maximum extent, not exceeding their express terms, possible under applicable Law.

9.6 Indemnification of Directors and Officers.

(a) For a period of six (6) years from the Closing Date, Buyer and the Purchased Entities shall, and shall cause their Subsidiaries to, indemnify and hold harmless all past and present directors, officers and employees of Avery Dennison Office Products Company (“ADOPC”), the Purchased Entities and their Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement pursuant to applicable Law, the Organizational Documents of any of Parent, ADOPC, the Purchased Entities and/or their Subsidiaries, and indemnification agreements or arrangements in existence on the date of this Agreement with any current or former directors, officers and employees of ADOPC, the Purchased Entities or their Subsidiaries, arising out of acts or omissions in their capacity as directors, officers or employees of ADOPC, the Purchased Entities or any of their Subsidiaries occurring at or prior to the Closing. Buyer and the Purchased Entities shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 9.6(a) in accordance with the procedures set forth in the Organizational Documents of any of Parent, ADOPC, the Purchased Entities and/or their Subsidiaries and the indemnification agreements or arrangements in existence on the date of this Agreement; provided, however, that the current or former director, officer or employee to whom expenses are advanced undertakes to repay such advanced expenses to Buyer or the Purchased Entities if it is ultimately determined that such current or former director, officer or employee is not entitled to indemnification pursuant to this Section 9.6(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 9.6(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For a period of six (6) years from the Closing Date, Buyer shall cause the Organizational Documents of the Purchased Entities and their Subsidiaries to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of current and former directors, officers and employees of the Purchased Entities and their Subsidiaries for periods at or prior to the Closing than are currently set forth in the Organizational Documents of the Purchased Entities and their Subsidiaries. The indemnification agreements and arrangements in existence on the date of this Agreement with any of the current or former directors, officers or employees of the Purchased Entities or their Subsidiaries shall be assumed by Buyer, without any further action, and shall continue in full force and effect in accordance with their terms following the Closing.

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(c) For a period of six (6) years from the Closing Date, Buyer shall maintain, or cause to be maintained, for the benefit of the current and former directors and officers of ADOPC, the Purchased Entities and their Subsidiaries, as of the date of this Agreement and as of the Closing, an insurance and indemnification policy that provides coverage for events occurring prior to the Closing (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy or policies providing coverage to ADOPC, the Purchased Entities and their Subsidiaries (true and complete copies of which have been previously provided to Buyer) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Buyer shall not be required to pay an annual premium for the D&O Insurance in excess of three-hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies consistent with the requirements set forth above have been obtained prior to the Closing, which policies provide such current and former directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the Transactions. If such prepaid policies have been obtained prior to the Closing, Buyer shall maintain, or cause to be maintained, such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event Buyer, any Purchased Entity or any Subsidiary of a Purchased Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 9.6. The obligations under this Section 9.6 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of ADOPC, the Purchased Entities and their Subsidiaries to whom this Section 9.6 applies without the consent of such affected person (it being expressly agreed that the persons to whom this Section 9.6 applies are express third party beneficiaries of this Section 9.6). In the event of any breach by Buyer or the Purchased Entities of this Section 9.6, Buyer shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any past or present directors, officers and employees of ADOPC, the Purchased Entities and their Subsidiaries in enforcing the indemnity and other obligations provided in this Section 9.6 as such fees are incurred upon the written request of such person.

9.7 Name Change. Buyer shall cause each of the Purchased Entities and their Subsidiaries, including those set forth on Schedule 9.7, to cease the use of “Avery Dennison” as part of its corporate or legal name within sixty (60) days after the Closing Date (or as soon thereafter as is practicable under applicable Law).

9.8 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each party hereto will take such further action (including the execution and delivery of further documents) as the other parties

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hereto reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting party, except to the extent such requesting party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other party.

9.9 Guarantee Obligations and Liens. Buyer and Parent shall cooperate and use reasonable best efforts to, and shall cause their respective controlled Affiliates to cooperate and use reasonable best efforts to: (x) terminate, or cause Buyer or any of its Affiliates to be substituted in all respects for Parent and its Affiliates (the “Parent Group”) in respect of, all obligations of any member of the Parent Group under any Assumed Liabilities or Liabilities of a Purchased Entity or a Subsidiary of a Purchased Entity for which such member of the Parent Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including under any Financial Instrument), and (y) terminate, or cause Purchased Assets or assets of the Purchased Entities or the Subsidiaries of the Purchased Entities to be substituted in all respects for any Excluded Assets in respect of, any liens or encumbrances identified by Parent on Excluded Assets which are securing any Assumed Liabilities or Liabilities of a Purchased Entity or a Subsidiary of a Purchased Entity. From and after the Closing Date, Buyer shall not, and shall not permit any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Parent Group is or may be liable or for which any Excluded Asset is or may be encumbered unless all obligations of the Parent Group and all liens and encumbrances on any Excluded Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Parent.

9.10 Notarization. Buyer shall have notarized at its sole expense (a) this Agreement or (b) if permitted under Spanish law, a separate short-form purchase agreement reflecting the applicable Buyer’s acquisition of the Spanish Purchased Assets for the applicable portion of the Purchase Price, as a Spanish public document (escritura pública) before a Spanish notary public by granting a public deed in form reasonably satisfactory to Parent and Buyer ratifying the content of such agreement, acknowledging its obligations under such agreement and attaching such agreement to such public deed no later than one month prior to the Closing Date.

ARTICLE 10.

TERMINATION

10.1 Termination Events. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of Buyer Parent and Parent;

(b) by either Buyer Parent or Parent if the Closing has not occurred on or before September 21, 2012 (the “Outside Date”); provided, however, that the Outside Date will automatically be extended up to and including December 21, 2012, in the event that all conditions to Closing other than those set forth in Sections 6.1(b) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to December 21,

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2012; provided, further that neither Buyer Parent nor Parent shall be entitled to terminate this Agreement pursuant to this Section 10.1(b) if such Person’s breach of this Agreement has prevented the consummation of the Transactions;

(c) by Buyer Parent, if the representations and warranties of Parent shall not be true and correct or there has been a material violation or breach by any Seller of any covenant, representation or warranty contained in this Agreement, in each case, which has prevented the satisfaction of any condition to the obligations of Buyer Parent at the Closing and such failure, violation or breach has not been waived by Buyer Parent or cured by the Sellers within thirty (30) days after written notice thereof from Buyer Parent;

(d) by Parent, if the representations and warranties of Buyer Parent and Buyer shall not be true and correct or there has been a material violation or breach by Buyer Parent or Buyer of any covenant, representation or warranty contained in this Agreement, in each case, which would prevent the satisfaction of any condition to the obligations of the Sellers at the Closing and such failure, violation or breach has not been waived by the Sellers or cured by Buyer Parent or Buyer within thirty (30) days after written notice thereof by a Seller (provided that the failure of Buyer to deliver the Purchase Price pursuant to Section 1.5 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Parent); or

(e) by either Buyer Parent or Parent if there shall be any Law that makes consummation of the Transactions illegal or if consummation of the Transactions would violate any non-appealable Order of any Governmental Entity having competent jurisdiction.

10.2 Effect of Termination. The parties’ termination rights under Section 10.1 are in addition to any other rights they may have under this Agreement or otherwise, and the exercise of a right of termination hereunder will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereto under this Agreement will terminate; provided, however, that if this Agreement is terminated by Buyer Parent, on the one hand, or Parent, on the other hand, because of the willful breach of this Agreement by the other or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with any of their obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired; provided further, that the provisions of Article 11 and the Confidentiality Agreement shall survive any termination of this Agreement.

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ARTICLE 11.

MISCELLANEOUS

DEFINITIONS

11.1 Defined Terms.

(a) For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of a Person means any other Person that controls, is controlled by, or is under common control with, the first mentioned Person; provided, however, that for purposes of this Agreement, from and after the Closing, no Purchased Entity or Subsidiary of a Purchased Entity shall be deemed an Affiliate of Parent. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Trademark Coexistence Agreement, the Cross License, the Supply Agreement and all instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Antitrust Approvals” shall mean the expiration or termination of any waiting period under the HSR Act and the applicable merger-control Laws of Austria, Germany, Ukraine, and such other jurisdictions as Buyer Parent reasonably determines are required in connection with the consummation of the Transactions.

“ARD Business Employees” shall mean those employees of Parent or any of its Subsidiaries who are assigned to the Business and whose employment is subject to the Transfer of Undertakings in connection with the Transactions.

“Australian Corporations Act” shall mean the Australian Corporations Act (Commonwealth) 2001.

“Australian Shares” shall mean 2000 fully paid founder shares and 3,538,957 fully paid ordinary shares, being all shares on issue in the capital of the Australia Entity.

“Avery Research Center” shall mean the research and development centers for the businesses of Avery and its Subsidiaries located at 2900 Bradley Street, Pasadena, CA 91107 and No. 9, YaoNing Road, Kunshan Economic & Technological Zone, Kunshan, Jiangsu Province, China.

“Balance Sheet Date” shall mean October 1, 2011.

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“Books and Records” shall mean (i) all books, records and other documents in the possession or control of the Sellers and the Purchased Entities that are used primarily or held for use primarily in the Business, and (ii) the portions related to the Business of all other books, records and other documents in the possession or control of the Sellers that are used or held for use in both the Business and the Retained Business, but, in the case of clauses (i) and (ii), excluding all such books, records and other documents that are primarily related to Excluded Assets or Retained Liabilities. Notwithstanding the foregoing, “Books and Records” shall not include (A) information that, if delivered to Buyer in any form, would violate any privacy laws, regulations, rules, opinions, statements or positions, in each case of a Governmental Entity or (B) the corporate income Tax Returns (including any group filings to which the Purchased Entities are party) of entities other than the Purchased Entities.

“Bulk Sales Legislation” shall mean the bulk sales Laws of any state in the United States, the Bulk Sales Act (Ontario) and the corresponding laws and regulations of any other jurisdiction, domestic or foreign.

“Business Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures used by the Sellers and the Business as applied in the preparation of the Financial Statements, with such exceptions as set forth on Exhibit H.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in New York City, New York.

“Business Employee” shall mean (i) any person who is a current part-time or full-time employee of any Purchased Entity or Subsidiary of a Purchased Entity, (ii) any person (other than the ARD Business Employees) who is a current part-time or full-time employee of any Seller or any Affiliate thereof (other than the Purchased Entities and the Subsidiaries of the Purchased Entities) who is performing services primarily for the benefit of the Business, and (iii) any ARD Business Employee. For avoidance of doubt, the persons listed on Schedule 11.1(a) shall not be considered “Business Employees.”

“Cash” shall mean cash (including deposits in transit), cash equivalents and marketable securities, net of all outstanding checks.

“Cash on Hand” shall mean the aggregate amount of Cash of the Purchased Entities and their Subsidiaries as of the Determination Moment.

“CERCLA” shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization from any Person (including any Governmental Authorization).

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“Contract” shall mean any written or binding oral agreement, contract, note, loan, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, lease, commitment, promise or undertaking.

“Cross License” shall mean that agreement between Parent and Buyer by which certain patents and other intellectual property transferred to Buyer shall be licensed back to Parent and its Affiliates and certain patents and other intellectual property retained by Parent and its Affiliates shall be licensed to Buyer in the form attached hereto as Exhibit I.

“Determination Moment” means 11:59 p.m. local time on the date immediately preceding the Closing Date, at the respective principal places of business of the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities with respect to each country in which the Sellers, the Purchased Entities and the Subsidiaries of the Purchased Entities, as the case may be, have a place of business.

“Disclosure Letter” shall mean the disclosure letter prepared and delivered by the Sellers for and to Buyer Parent and dated as of the date of this Agreement which sets forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Letter. Information contained in the Disclosure Letter under any particular schedule or section is deemed disclosed with respect to other schedules and sections where the applicability of such information to such other schedules and sections is reasonably apparent on its face, regardless of whether a cross-reference to the applicable schedule and/or section is actually made. Any matter disclosed in the Disclosure Letter shall not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Letter. Nothing in the Disclosure Letter constitutes an admission of any Liability or obligation of the Sellers or any Purchased Entity or any of their Subsidiaries to any third party or shall confer or give to any third party any remedy, claim, Liability, reimbursement, cause of action or other right.

“Encumbrance” shall mean any charge, claim, lien, pledge, security interest, deed of trust, mortgage, right-of-way, easement, encroachment or servitude.

“Environmental Claim” means any investigation, hearing, claim, action, suit or litigation by any Person for liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, property damage, personal injury, fines or penalties) based on (i) the discharge, emission, Release of any Hazardous Materials at the Facilities or (ii) the violation of any Environmental Laws applicable to the Facilities or Environmental Permits required for the Facilities.

“Environmental Law” shall mean all applicable foreign, federal, state or local Laws, rules or regulations promulgated thereunder and orders, consent orders, judgments, or rulings issued, promulgated or entered pursuant thereto, regarding pollution or protection of the environment and human health, including (i) Laws regarding the emissions, discharges, releases

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of Hazardous Materials into the environment and (ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, sewage, wastes or other substances. Environmental Laws shall include CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), Occupational Safety and Health Act (29 U.S.C. § 650 et seq.), or any other similar foreign, federal, state or local Law of similar effect, each as amended.

“Environmental Permits” shall mean all licenses, permits, authorizations, or consents from any Governmental Entity required for the operation of the Facilities under Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Excluded Pension Liabilities” shall mean any obligation to provide payments to any eligible employee of the Business pursuant to the defined benefits plans of Sellers and their Affiliates other than (i) any such obligation which transfers to Buyer or any Affiliate thereof as a matter of law, (ii) the French Pension Plan and (iii) the German Pension Plans.

“Facilities” shall mean all plants, offices and manufacturing facilities owned by any Sellers (solely with respect to the Purchased Assets), Purchased Entities or Subsidiaries of the Purchased Entities.

“Financial Instrument” means credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, letters of credit, surety bonds and similar instruments.

“French Pension Plan” shall mean mandatory basic pension scheme, mandatory complementary pension schemes provided by quasi-governmental agencies (Agirc and Arrco), mandatory retirement indemnities and any supplementary pension scheme subscribed by France Entity in application of Article 83 of the French General Tax Code.

“GAAP” shall mean the United States generally accepted accounting principles and practices applied on a consistent basis.

“German Assets” means the Purchased Assets sold by Avery Dennison Zweckform Office Products Manufacturing GmbH and Avery Dennison Europe Holding (Deutschland) GmbH & Co KG.

“German Pension Plans” shall mean (i) the pension liabilities based on direct promises sponsored by Avery Dennison Zweckform Office Products Europe GmbH and (ii) all pension liabilities based on direct promises for active employees (but not former employees) of Avery Dennison Zweckform Office Products Manufacturing GmbH sponsored by Avery Dennison Zweckform Office Products Manufacturing GmbH.

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“Governmental Authorization” shall mean any Consent, license or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” shall mean any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any agency, ministry or other similar body exercising executive, legislative, judicial, arbitral, regulatory or administrative authority or functions of government, including any arbitrator, authority or other quasi governmental entity established to perform any of such functions.

“GVATA” means the German Value Added Tax Act (Umsatzsteuergesetz).

“Hazardous Materials” shall mean any substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law.

“HMRC” shall mean Her Majesty’s Revenue & Customs.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, the sum of (i) all obligations of the Purchased Entities and their Subsidiaries for borrowed money and any accrued interest or prepayment premiums related thereto, (ii) all obligations of the Sellers (with respect to the Purchased Assets), the Purchased Entities and the Subsidiaries of the Purchased Entities as lessee or lessees under leases primarily related to the Business that have been recorded as capital leases in accordance with GAAP, (iii) all obligations of the Purchased Entities and their Subsidiaries under notes, bonds and debentures, (iv) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which any of the Purchased Entities or the Subsidiaries of the Purchased Entities is party, (v) the unpaid fees and expenses incurred on or before the Closing Date and payable by any Seller (to the extent such Seller seeks reimbursement for any fee or expense from a Purchased Entity or Subsidiary of a Purchased Entity), Purchased Entity or Subsidiary of a Purchased Entity to any investment banker, financial adviser, attorney, accountant or other adviser in connection with the Transactions (the total amount of such fees and expenses described in this clause (v), the “Transaction Expenses”) and (vi) all obligations of the type described in clauses (i) through (v) above of any Person (other than the Purchased Entities and the Subsidiaries of the Purchased Entities) the payment of which is guaranteed by any Purchased Entity or any Subsidiary of a Purchased Entity. For the avoidance of doubt, Indebtedness shall not include any (a) guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of any of the Purchased Entities or the Subsidiaries of the Purchased Entities in connection with any customer contracts, proposals or otherwise; and (b) intercompany accounts, payables or loans of any kind or nature that are included in the Net Intercompany Payables Amount or the Net Working Capital Amount.

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“Indebtedness Payoff Amount” means the amount required to repay all Indebtedness of the Purchased Entities and their Subsidiaries outstanding as of immediately prior to the Closing.

“Insurance Policies” shall mean any insurance policy or contract of insurance of any Seller or any of its Subsidiaries in connection with the Business.

“Intellectual Property” shall mean all worldwide: (a) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and other rights of invention, worldwide, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (b) trademarks, service marks, trade names, trade dress, logos, and product names, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (c) copyrightable works, all rights in copyrights, including website content, packaging design and art work, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (d) confidential and proprietary information, including trade secrets, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, advertising statistics, any other financial, marketing and business data, technical data, specifications, designs, drawings, methods, schematics and know-how; (e) Internet domain names; (f) to the extent not covered by subsections (a) through (e), above, software and websites (including all related computer code and content); and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Intellectual Property Assets” shall mean (i) the Parent IP Assets, (ii) Intellectual Property exclusively used in the Business owned by or licensed to any Seller or its Subsidiary other than Parent, to the extent transferrable, and (iii) all Intellectual Property owned by or licensed to any Purchased Entity or Subsidiary of a Purchased Entity, to the extent transferrable, but excluding any Intellectual Property included within the definition of Excluded Assets.

“Intercompany Arrangements” shall mean without duplication (i) all Contracts of any type between any of the Sellers or any of their Affiliates (other than the Purchased Entities and their Subsidiaries), on the one hand, and any of the Purchased Entities or Subsidiary of a Purchased Entity with respect to the Business, on the other hand, except for those contemplated by the Ancillary Agreements, and (ii) all self-insurance plans, policies or programs and all captive insurance plans, policies or programs, in each case existing immediately prior to the Closing and pursuant to which, and to the extent that, Sellers or any of their Affiliates (other than the Purchased Entities and their Subsidiaries) provide coverage of any type to the Purchased Entities, any Subsidiary of any Purchased Entity or the Business.

“Intercompany Payables” shall mean all accounts and notes payable of, without duplication, the Purchased Entities, each of their Subsidiaries and the Business to Parent and its Subsidiaries (excluding, without duplication, any accounts and notes payable to (i) any of the Purchased Entities or any of their Subsidiaries or the Business or (ii) the Label and Packaging Materials business of Parent and its Subsidiaries).

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“Intercompany Receivables” shall mean all accounts and notes receivable of, without duplication, the Purchased Entities, each of their Subsidiaries and the Business from Parent and its Subsidiaries (excluding, without duplication, any accounts and notes receivable from any of the Purchased Entities or any of their respective Subsidiaries or the Business).

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge of the Sellers” shall mean the actual knowledge, after due inquiry, of Tim Bond, Ron Briskie, Amy Ladwig, Joe Moffa, Allison Phillips, Todd Thompson and Bijal Shah. As used herein, the phrase “due inquiry” shall mean, with respect to any Person, such Person’s inquiry of direct reports who would reasonably be expected to have actual knowledge of relevant facts and circumstances, but shall not mean such Person’s inquiry of Governmental Entities or other third parties.

“Law” shall mean any applicable federal, state, provincial, local, municipal, foreign, international, multinational or other law, ordinance, statute, rule, regulation, treaty, code, or administrative, executive or other Order (whether temporary, preliminary or permanent) of any Governmental Entity.

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency or guaranty of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

“Material Adverse Effect” shall mean any change, effect, event or occurrence that has a material adverse effect on the assets, financial condition, or results of operations of the Business taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) the announcement or pendency or consummation of the Transactions, including any related losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Sellers or the Purchased Entities or their Subsidiaries with respect to the Business; (b) any change, effect, event or occurrence in any industry in which the Business participates, the U.S. economy or any other economy where the Business conducts business (in each case, as a whole) or the capital, banking or financing markets in general or the markets in which the Business operates or any geographical area in which the Business conducts its business (provided that such change, effect, event or occurrence does not have a materially disproportionate effect, relative to other participants in the industries in which the Business participates (in which case, solely the incremental disproportionate effect or effects may be taken

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into account in determining whether there has been, or will be, a Material Adverse Effect)); (c) any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether or not occurring or commenced before or after the date of this Agreement; (d) any change in global, national or regional political conditions; (e) any change in accounting requirements or principles (including GAAP) or any change in any applicable Laws, rules or regulations or the interpretation thereof; (f) any failure by the Business or the Purchased Entities to meet any internal projections or forecasts and seasonal changes in the results of operations of the Business (provided that the causes of any such failure, unless otherwise excepted by this definition, may be taken into consideration in determining whether there has been or will be a Material Adverse Effect); (g) conduct by the Sellers or any of their Affiliates to which Buyer Parent gave its prior written consent; (h) any action required to be taken under any Law or any existing Contract by which the Sellers or any of their Affiliates are bound with respect to the Business; (i) any matter set forth in the Disclosure Letter (but only to the extent the consequences of such matter are described in the Disclosure Letter or are otherwise reasonably apparent from such disclosure); or (j) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the express terms of this Agreement.

“Net Intercompany Payables Amount” means the amount of Intercompany Payables outstanding as of the Determination Moment minus the amount of Intercompany Receivables outstanding as of the Determination Moment. For the avoidance of doubt, the Net Intercompany Payables Amount may be less than zero.

“Net Working Capital” shall mean the amount of the current assets of the Business on a consolidated basis (calculated in accordance with Schedule 11.1(c)) determined in accordance with GAAP (except as indicated on Schedule 11.1(c)) applied consistently with the Business Accounting Practices and Procedures minus the amount of the current liabilities of the Business on a consolidated basis (calculated in accordance with Schedule 11.1(c)) determined in accordance with GAAP (except as indicated on Schedule 11.1(c)) applied consistently with the Business Accounting Practices and Procedures; provided, however, that in each case, if there is a conflict between GAAP and the Business Accounting Practices and Procedures, the Business Accounting Practices and Procedures shall control. Notwithstanding the foregoing, the calculation of these amounts shall take account of the agreement of the parties hereto to include or exclude the items set forth on Schedule 11.1(c).

“Net Working Capital Amount” shall mean the Net Working Capital as of the Determination Moment.

“OCP Channels” means the following global channels: (a) Retail, defined as Office Superstores (including Staples, Office Depot, Office Max, Officeworks), Mass Market Stores (including Walmart, Target, Kmart, Carrefour), Grocery (including Kroger, Food Lion), Drug (including Walgreen’s, CVS), Club (including Costco, Sam’s), Convenience Stores (including 7-11), Home Improvement Stores (including Home Depot, Lowes, Menards), Craft Stores (including Michael’s, Jo-Ann Fabrics), Specialty Retail Stores (including Container Store, Bed, Bath and Beyond, Crate and Barrel), Card and Stationery Stores (including Hallmark,

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American Greetings), Department Stores (including Macy’s), Hardware Stores (including Ace, True Value), Dollar Stores (including Dollar General, Dollar Tree, Family Dollar) and Educational Retail Stores (including Lifetime Learning), (b) Wholesalers (including United Stationers, S. P. Richards, W. B. Mason), (c) Office and Consumer Product Catalogs, and (d) on-line and mail order (including Avery.com, Staples.com, Amazon.com, Wal-Mart.com, Quill.com, Lyreco.com).

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles or declaration of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) the declaration of trust or similar document of any trust; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

“Other Products” means products other than Printable Media Products that were or are reasonably similar in form or function to the products developed (or under development), manufactured, marketed, distributed or sold by the Business as of the date of this Agreement or resulting from the normal progression of the business or technology related to such products. Other Products include: (i) organization, presentation and filing products (including indexes, dividers, binders, file folders, report covers and sheet protectors); (ii) writing instruments (including markers, highlighters and stick pens); (iii) stamp products; (iv) organization and identification products for professionals and individuals in the home, office and on-the-go; (v) organization, identification and other products related to education and learning; (vi) all other products intended for office or consumer use (including consumer glue products such as glue sticks or bottled glue for arts and crafts).

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, certificates, easements, variances, exemptions, Consents or orders of, or filings with, any Governmental Entity, or any other Person, necessary for the present conduct of, or primarily related to the operation of, the Business under any Laws including any Environmental Permits.

“Permitted Encumbrances” shall mean (i) any restriction on transfer arising under applicable securities Law; (ii) liens for current Taxes or other governmental charges not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by any of the Sellers, Purchased Entities or Subsidiaries of the Purchased Entities or disclosed on Schedule 3.8; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not

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delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by any of the Sellers, Purchased Entities or Subsidiaries of the Purchased Entities; (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Owned Real Property or any leased real property related to the Business; (v) covenants, conditions, restrictions, easements, rights of way, servitudes and other similar matters of record affecting title to the Owned Real Property or any leased real property related to the Business which do not materially impair the occupancy or use of the Owned Real Property or any leased real property related to the Business for the purposes for which it is currently used in connection with the operation of the Business; (vi) Encumbrances identified on title policies, title opinions, title commitments or preliminary title reports provided to or obtained by Buyer or evidenced by documents or writings included in the public records; (vii) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; (ix) Encumbrances of lessors and licensors arising under lease agreements or license arrangements; (x) Encumbrances affecting or encumbering the right, title and/or interest of the landlord/fee owner with respect to the leased real property related to the Business; and (xi) other Encumbrances not materially adverse to the Business, individually or in the aggregate.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Printable Media Products” means all (i) printable media products, including all labels, cards and badges including: addressing labels, shipping labels, organizing labels, special occasion labels, business cards, greeting cards, note cards, postcards, rotary cards, name badges, and mini flexible name badges, in any form including, but not limited to, sheeted, roll good, pad and individual form, for use with any printing technology including, but not limited to, laser, inkjet and handwriting; as well as all label, card and badge accessories; (ii) all printable media product templates; and (iii) any new, improved or other product relating to any of the foregoing Printable Media Products manufactured, marketed, distributed or sold by the Business as of the date of this Agreement and resulting from the normal progression of the business or technology related to the foregoing Printable Media Products.

“Property Tax” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Release” shall mean any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional and otherwise defined in any Environmental Law.

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“Representative” shall mean any officer, director, principal, legal counsel, agent, employee or other representative.

“Retained Business” shall mean the businesses or operations of the Sellers and/or any of their respective Subsidiaries other than the Business.

“Straddle Period” shall mean any Tax period beginning before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Supply Agreement” means the Supply Agreement in the form attached hereto as Exhibit F.

“Target Month” means the month that is twelve months prior to the month in which the Closing Date occurs.

“Target Net Working Capital Amount” means an amount equal to (i) the net sales of the Business on a consolidated basis for the month-end period immediately preceding the month in which the Closing Date occurs, determined by Parent in good faith in accordance with GAAP applied consistently with the Business Accounting Practices and Procedures; provided, however, that if there is a conflict between GAAP and the Business Accounting Practices and Procedures, the Business Accounting Practices and Procedures shall control, multiplied by (ii) (A) the sum of the amounts of Net Working Capital as of the end of each month in the Target Three-Month Period divided by (B) the net sales of the Business on a consolidated basis for the Target Three-Month Period, determined in accordance with GAAP applied consistently with the Business Accounting Practices and Procedures, which, in the case of clause (ii), will take into account the agreement of the parties as to the amounts set forth on Schedule 11.1(d).

“Target Three-Month Period” means the three-month period beginning in the month immediately prior to the Target Month and ending in the month immediately following the Target Month.

“Tax” or “Taxes” shall mean any federal, state, provincial, local or foreign taxes, charges, fees, duties, levies or other assessments including income, gross receipts, license,

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payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, land value, registration, value added, unclaimed property, escheat, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes or any other information or filing required to be supplied to any Taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“TOGC” means a supply that is treated neither as a supply of goods nor services for the purposes of VAT pursuant to Article 19 of EC Council Directive 2006/112 or any similar or analogous rules in any jurisdiction, including the provisions at both section 49(1) of UKVATA and article 5 of the Value Added Tax (Special Provisions) Order 1995 SI 1995/1268 and in Section 1 para. 1a sent. 1 GVATA.

“Trademark Coexistence Agreement” shall mean the Trademark Coexistence Agreement in the form attached hereto as Exhibit G.

“Transactions” shall mean the acquisition of the Purchased Stock, the Purchased Assets, the Parent IP Assets and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer of Undertakings” shall mean Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the member states of the European Union relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, relevant implementing legislation and any equivalent legislation in any other jurisdiction.

“Transferring Pension Plans” shall mean (i) the French Pension Plan and (ii) and the German Pension Plans.

“Transition Services Agreement” shall mean the Transition Services Agreements in the form attached as Exhibit E.

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code.

“UK” means the United Kingdom.

“UK Assets” means the Purchased Assets sold by Avery Dennison Office Products Manufacturing U.K. Ltd., Avery Dennison U.K. II Limited and Avery Dennison U.K. Limited pursuant to this Agreement.

“UKVATA” means the UK Value Added Tax Act 1994.

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“VAT” means value added tax imposed in any member state of the European Union pursuant to the VAT Directive and any other sales or turnover tax of a similar nature imposed in any country that is not a member of the European Union together with all penalties or interest thereon or any tax of a similar nature which may be substituted for or levied in addition to it.

“VAT Directive” means EC Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive.

(b) Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

ADOPC	9.6(a)
Agreement	Preamble
Allocation	1.7(a)
Anti-Corruption Laws	3.10(c)
Asset Sale Real Property	1.1(b)(i)
Assignment and Assumption of Contract Rights and Obligations	2.2(c)
Assignment of Patents and Assignment of Trademarks	2.3(a)(iii)
Assumed Liabilities	1.3
Assumption Agreement	2.2(b)
Australia Entity	1.1(a)(i)
Australia Entity Seller	1.1(a)(i)
Austria Entity	1.1(a)(ii)
Austria Entity Seller	1.1(a)(ii)
Avery Corp.	1.1(a)(vi)
Avery Dennison Canada	3.8(e)
Balance Sheet	3.4
Business	Recitals
Buyer	Preamble
Buyer 401(k) Plan	9.1(e)
Buyer Indemnified Parties	7.2(a)
Buyer Parent	Preamble
Buyer Plans	9.1(c)(ii)
Canadian Predecessor Pension Plan	9.1(f)
Canadian Successor Pension Plan	9.1(f)
Cap	7.2(b)
Closing	2.1
Closing Statement	1.6(a)
Collective Bargaining Agreements	3.14(a)
Confidentiality Agreement	5.1
D&O Insurance	9.6(c)
Deductible	7.2(b)

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DOJ	5.3(b)
Employee Plans	3.9(a)
Estimated Cash on Hand	1.5(a)
Estimated Indebtedness Payoff Amount	1.5(a)
Estimated Net Intercompany Payables Amount	1.5(a)
Estimated Net Working Capital Amount	1.5(a)
Excluded Assets	1.2
Final Adjustment Amount	1.6(c)
Final Allocation	1.7(a)
Financial Statements	3.4(a)
Fiscal Unity Tax Benefit	8.8(b)
France Entity	1.1(a)(iii)
France Entity Seller	1.1(a)(iii)
FTC	5.3(b)
Fundamental Representations	7.1
Germany Entity	1.1(a)(iv)
Germany Entity Seller	1.1(a)(iv)
Indemnitee	7.5(a)
Indemnitor	7.5(a)
Independent Auditor	1.6(a)
Interim Balance Sheet	3.4(a)
Interim Financial Statements	3.4(a)
ITA	8.9(b)
Italy Entity	1.1(a)(v)
Italy Entity Seller	1.1(a)(v)
Label Pad Products	Recitals
Losses	7.2(a)
Material Contracts	3.12(a)
Mexico Entity	1.1(a)(vi)
New Zealand Entity	1.1(a)(vii)
New Zealand Entity Seller	1.1(a)(vii)
Non-Purchased Entity Employees	9.1(b)(iii)
Non-Transferring Employee	9.1(b)(v)
NoteTabs Products	Recitals
Objections Statement	1.6(a)
Offer	9.1(b)(iv)
Outside Date	10.1(b)
Owned Real Property	3.6(a)
Parent	Preamble
Parent Group	9.9
Parent IP Assets	1.1(c)
Parent Plans	3.9(a)
Parent Subsidiary Sellers	Preamble
Preliminary Allocation	1.7(a)
Puerto Rico Entity	1.1(a)(vii)

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Purchase Price	1.5(b)
Purchased Assets	1.1(b)
Purchased Entities	1.1(b)
Purchased Entity Employees	9.1(b)(ii)
Purchased Entity Plans	3.9(a)
Purchased Stock	1.1(b)
Real Property Leases	3.6(b)
Receiving Party	9.2
Regulatory Conditions	10.1(b)
Restricted Business	9.4(a)
Restricted Party	9.4(a)
Restricted Products	9.4(a)
Retained Liabilities	1.4
Retained Mexican Plan	9.1(f)(iv)
Retained Pension Plan	9.1(f)(ii)
Retained Swiss Plan	9.1(f)(iii)
Section 9.2 Information	9.2
Securities Act	4.6
Seller 401(k) Plan	9.1(e)
Seller Indemnified Parties	7.3(a)
Sellers	Preamble
Sticky Notes Products	Recitals
Survival Date	7.1
Switzerland Entity	1.1(a)(ix)
Switzerland Entity Seller	1.1(a)(ix)
Tangible Personal Property	1.1(b)(ii)
Tax Benefit	7.6
Tax Contest	8.7
Third Party Claim	7.5(a)
Transaction Bonus Agreement	3.9(g)
Transaction Bonus Severance Liabilities	9.1(b)(vii)
Transaction Expenses	11.1(a)
Transfer Date	9.1(e)
Transfer Tax Returns	8.2(b)
Transfer Taxes	8.2(a)
Transferring Employees	9.1(b)(iv)

11.2 Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to any Seller or Parent, addressed to:

Avery Dennison Corporation

150 N. Orange Grove Blvd.

Pasadena, CA 91103

Attn: General Counsel

Telephone: (626) 304-2000

Fax: (626) 304-2108

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with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attn: Scott Hodgkins and Jeffrey L. Kateman

Telephone: (213) 891-8739 and (213) 891-8705

Fax: (213) 891-8763

If to Buyer, addressed to:

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Gregg Larson, Deputy General Counsel and Secretary

Telephone: 651-733-2204

Fax: 651-737-2553:

with a copy to (which shall not constitute notice):

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Michael A. Stanchfield

Telephone: 612-766-7764

Fax: 612-766-1600

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

11.3 Titles; References. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to dollars in this Agreement and the Ancillary

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Agreements shall be deemed to refer to such amounts in United States Dollars and all references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, provincial, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Letter) and not to any particular term or provision of this Agreement, unless otherwise specified.

11.4 Entire Agreement. This Agreement, including the Annexes and the Exhibits hereto, the Disclosure Letter and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including the Ancillary Agreements), together with the Confidentiality Agreement, constitute the entire agreement among the parties hereto and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto.

11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto; provided that Buyer may assign its rights and interests to any of its Affiliates unless such assignment would prevent, delay or otherwise interfere with the consummation of any of the Transactions. No such assignment shall release the assignor from any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than (i) sections which are specifically for the benefit of Seller Indemnified Parties or the Buyer Indemnified Parties and (ii) Section 3.19 (No Other Representation and Warranties), Section 9.6 (Indemnification of Offers and Directors), this Section 11.5 and Section 11.15 (Representation by Counsel), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

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11.6 Amendment or Modification. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

11.7 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, and subject to Section 9.4(e), all other terms or other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.

11.9 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the laws of the State of Delaware.

11.10 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY,

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AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or any state appellate court therefrom; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Chancery or state appellate court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Chancery or state appellate court. Each party hereto agrees that (a) this Agreement involves at least $100,000.00 and (b) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

11.12 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party hereto hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.12 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue.

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11.13 Cumulative Remedies. Except as expressly provided otherwise in this Agreement, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.14 Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

11.15 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Buyer agrees and acknowledges that the law firm of Latham & Watkins LLP has represented and is representing the Sellers with respect to the negotiation of this Agreement and the Transactions, and Buyer irrevocably waives any conflict in connection therewith, including with respect to any dispute, litigation or proceeding that may arise out of or in connection with the Transactions or this Agreement. Buyer, for itself, the Purchased Entities and the Subsidiaries of the Purchased Entities and for Buyer’s, each Purchased Entity’s and each Subsidiary of a Purchased Entity’s respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Sellers in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Sellers or the Purchased Entities or the Subsidiaries of the Purchased Entities. Buyer, for itself, the Purchased Entities and the Subsidiaries of the Purchased Entities and for Buyer’s, each Purchased Entity’s and each Subsidiary of a Purchased Entity’s respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Sellers and/or the Purchased Entities and/or the Subsidiaries of the Purchased Entities and its or their counsel, including Latham & Watkins LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers and their counsel and would not be subject to disclosure to Buyer or any Purchased Entity or any Subsidiary of a Purchased Entity in connection with any process relating to a dispute, litigation or proceeding arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Sellers and such counsel and none of Buyer, any Purchased Entity or any Subsidiary of a Purchased Entity or any Person acting or purporting to act on behalf of or through Buyer or any Purchased Entity or any Subsidiary of a Purchased Entity shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or any Purchased Entity or any Subsidiary of a Purchased

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Entity and not the Sellers. Buyer acknowledges that its consent and waiver under this Section 11.15 is voluntary and informed and that Buyer has obtained independent legal advice with respect to this consent and waiver. Without limiting anything set forth in this Agreement, Buyer acknowledges and agrees that the Sellers are relying on the foregoing consent and waiver set forth in this Section 11.15.

11.16 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, .pdf or email), each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

BUYER PARENT

3M COMPANY

By:	/s/ William B. Smith
Its:	Vice President OFSD

PARENT

AVERY DENNISON CORPORATION

By	/s/ Dean A. Scarborough
Name: Dean A. Scarborough
Title: Chairman, President & CEO

PARENT SUBSIDIARY SELLERS

AVERY CORP.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: President

AVERY DENNISON OFFICE PRODUCTS COMPANY

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: President

AVERY DENNISON (CHINA) COMPANY LIMITED

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON HOLDINGS NEW ZEALAND LIMITED

By	/s/ Vikas Arora
Name: Vikas Arora
Title: Director and Authorized Representative

AVERY DENNISON AUSTRALIA GROUP HOLDINGS PTY LIMITED

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON DE ARGENTINA S.R.L.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: President

AVERY DENNISON, S.A. DE C.V.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Chairman of the Board of Directors

AVERY DENNISON CHILE S.A.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Chairman

AVERY DENNISON CANADA CORPORATION

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: President

AVERY DENNISON INVESTMENTS LUXEMBOURG IV SARL

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON U.K. LIMITED

By	/s/ Susan C. Miller
Name: Susan C. Miller Title: Authorized Representative

AVERY DENNISON OFFICE PRODUCTS MANUFACTURING U.K. LTD.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON U.K. II LIMITED

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY HOLDING S.A.S.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON IBERICA, S.A.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

ADESPAN S.R.L.

By	/s/ Vikas Arora
Name: Vikas Arora
Title: Authorized Representative

AVERY DENNISON BV

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON NETHERLANDS INVESTMENT IX BV

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON ZWECKFORM OFFICE PRODUCTS MANUFACTURING GMBH

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON EUROPE HOLDING (DEUTSCHLAND) GMBH & CO KG

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON POLSKA SP. Z O.O.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON BELGIE BVBA

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON PRAHA SPOL. S R.O.

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON NORDIC APS

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

AVERY DENNISON SCANDINAVIA AB

By	/s/ Susan C. Miller
Name: Susan C. Miller
Title: Authorized Representative

Annex A

PARENT SUBSIDIARY SELLERS

1.	Avery Dennison de Argentina S.R.L.
2.	Avery Dennison Canada Corporation
3.	Avery Dennison Chile S.A.
4.	Avery Dennison (China) Company Limited
5.	Avery Dennison Nordic ApS
6.	Avery Dennison Zweckform Office Products Manufacturing GmbH
7.	Avery Dennison, S.A. de C.V.
8.	Avery Dennison BV
9.	Avery Dennison Iberica, S.A.
10.	Avery Dennison Office Products Manufacturing U.K. Ltd.
11.	Avery Dennison U.K. II Limited
12.	Avery Holding S.A.S.
13.	Avery Dennison Investments Luxembourg IV SARL
14.	Adespan S.r.l.
15.	Avery Dennison Holdings New Zealand Limited
16.	Avery Dennison Netherlands Investment IX BV
17.	Avery Corp.
18.	Avery Dennison Office Products Company
19.	Avery Dennison Australia Group Holdings Pty Limited
20.	Avery Dennison Europe Holding (Deutschland) GmbH & Co KG
21.	Avery Dennison Polska Sp. z o.o
22.	Avery Dennison Belgie BVBA
23.	Avery Dennison Praha spol. s r.o.
24.	Avery Dennison U.K. Limited
25.	Avery Dennison Scandinavia AB

Annex A

Exhibit E

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is dated as of                     , 2012, by and between Avery Dennison Corporation, a Delaware corporation (“Seller”), and 3M Company, a Delaware corporation (“Buyer”). Seller, on the one hand, and Buyer, on the other hand, are each hereinafter referred to individually as a “Party” and collectively as the “Parties.” As used herein, “Agreement” shall include the Exhibits and Schedules hereto.

WHEREAS, Seller and Buyer are parties to a Purchase Agreement, dated as of                     , 2011 (as may be amended from time to time, the “Purchase Agreement”), which provides for the sale of the Business (as defined in the Purchase Agreement) to Buyer and certain of its Affiliates;

WHEREAS, as of the effective date of the Purchase Agreement, Seller and certain of its Affiliates or service providers provide certain administrative and support services to the Business, and the Business provides certain administrative and support services to Seller and certain of its Affiliates;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, and in order to accomplish an orderly transition of the Business from Seller to Buyer, Buyer desires that Seller or certain of its Affiliates or service providers provide certain administrative and support services to Buyer Receiving Party (as defined below) for a limited period of time beginning as of the date hereof;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, and in order to accomplish an orderly transition of the Business from Seller to Buyer, Seller desires that Buyer cause the Business to provide certain administrative and support services to Seller Receiving Party (as defined below) for a limited period of time beginning as of the date hereof; and

WHEREAS, Seller and Buyer are each willing to perform such services described in the foregoing recitals on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement. A summary of cross-references to other capitalized terms defined herein is set forth in Section 16 hereof.

2. Transition Services.

(a) Transition Services Provided By Seller. During the Term of this Agreement, Seller shall provide, or in its sole discretion shall cause or arrange for one or more of its Affiliates or service providers to provide, to Buyer and/or, if applicable, an Affiliate of Buyer that owns or operates the Business (collectively with Buyer, “Buyer Receiving Party”), the services provided by Seller, its Affiliates and its service providers with respect to the Business described in Exhibit A-1 (collectively, the “Seller’s Transition Services”), provided that Seller shall have no obligation to provide the Seller’s Transition Services to or in respect of any Buyer Receiving Party that ceases to be an Affiliate of Buyer. Unless otherwise agreed by Seller, the Seller’s Transition Services shall be provided during normal business hours. In the event of any inconsistency or conflict between the body of this Agreement and the attached Exhibits, such Exhibits shall be controlling.

(b) Transition Services Provided By Buyer. To the extent still required by Seller as of the date of and during the Term of this Agreement, Buyer shall provide, or in its sole discretion shall cause or arrange for the Business or one or more of its Affiliates or service providers to provide, to Seller and/or, if applicable, an Affiliate of Seller set forth in the attached Exhibits (collectively with Seller, “Seller Receiving Party”), the services provided by the Business with respect to Seller Receiving Party described in Exhibit A-2 (collectively, the “Buyer’s Transition Services”), provided that Buyer shall have no obligation to provide the Buyer’s Transition Services to or in respect of any Seller Receiving Party that ceases to be an Affiliate of Seller. Unless otherwise agreed by Buyer, the Buyer’s Transition Services shall be provided during normal business hours. In the event of any inconsistency or conflict between the body of this Agreement and the attached Exhibits, such Exhibits shall be controlling.

(c) Additional Definitions. As used herein, and as the context may require, (i) the Buyer’s Transition Services and the Seller’s Transition Services shall each be the “Transition Services”, (ii) Affiliates of Buyer or Seller who receive the benefit of the Transition Services shall each be a “Receiving Affiliate”, (iii) Seller Receiving Party and Buyer Receiving Party shall each be a “Receiving Party”, and (iv) the “Providing Party” shall be the provider of the Transition Services, whether it be Buyer, an Affiliate of Buyer, Seller, an Affiliate of Seller, or a service provider of either Party.

(d) Missing Transition Services. Seller agrees that, if any transition service is identified after the Closing that is not contained in Exhibit A-1 but is necessary to allow Buyer to conduct its business after the Closing in substantially the same manner as it was conducted immediately prior to the Closing (any such service a “Missing Transition Service”), Seller shall discuss with Buyer in good faith the provision of such Missing Transition Service on terms and conditions to be mutually agreed upon by the Parties in writing and the Parties shall amend this Agreement to provide for such Missing Transition Service.

(e) Level of Services.

(i) The Providing Party shall provide the Transition Services at the same location and in a reasonably similar manner in which such Transition Services were provided immediately prior to the Closing. Unless otherwise mutually agreed by the Parties in writing, with respect to any Transition Service, the Providing Party shall not be required to provide a level of service which is higher than (including as to volume, quantity, level, complexity or frequency, as applicable) the level of service provided by the Providing Party immediately prior to the Closing, or to make changes to any Transition Service, including the location where the services are to be provided; provided, however, that the Project Managers for a Transition Service may mutually agree to any such increase or change in such Transition Service, including any cost or fee adjustments associated with such increase or change. Except as set forth in Sections 13 and 14 of this Agreement, no Providing Party shall be liable for any error or omission in rendering such services, or any defect in the services rendered.

(ii) The Providing Party’s obligation to provide the Transition Services with respect to the Receiving Party in a reasonably similar manner as provided immediately prior to the Closing shall be subject to the Receiving Party ensuring that the physical and technical environment and level of trained personnel at the facilities of the Receiving Party during the Term of this Agreement are reasonably similar to those which were present immediately prior to the Closing.

(iii) Notwithstanding the foregoing, after written notice to the Providing Party, the Receiving Party may make changes to the physical or technical environment or level of trained personnel at the facilities of the Receiving Party to the extent such changes do not, in the Providing Party’s reasonable determination, adversely impact the ability of the Providing Party to deliver the Transition Services. In the event that the Providing Party reasonably determines that its ability to deliver the Transition Services is adversely impacted as a result of any such changes, then, upon written notice to the Receiving Party, the Providing Party shall be entitled to charge the Receiving Party for the Providing Party’s costs attributable to remedy the effect of such changes in accordance with Section 5(c)(iii). If the Receiving Party provides notice in accordance with Section 5(c)(iii) that it does not wish to incur such additional costs, the Providing Party may terminate the provisions of this Agreement relating to such Transition Services (and any Transition Services related thereto or dependent thereon).

(f) Third Party Providers. Seller or Buyer may, in each Party’s sole discretion, arrange for a third party service provider to provide any of the Transition Services; provided, however, that Seller or Buyer, as applicable, will use any and all reasonable commercial efforts to ensure that any such Transition Services provided by such third party shall be provided in substantially the same manner in which such Transition Services were provided to or by the Business immediately prior to the Closing, and provided, further, that Seller or Buyer, as applicable, shall continue to be responsible for the performance of any Transition Services provided by any such third party. The Receiving Party may not request any change to or increase in any Transition Service provided by a third party without simultaneously providing a copy of such request to the Party that arranged for such third party to provide such Transition Service, and no such change to or increase in such Transition Service may be made without the arranging Party’s approval of such request.

(g) Project Managers. The Parties have each designated in the Exhibits hereto, for each type of Transition Service provided, one of their employees (or an employee of an Affiliate) as their respective “Project Manager” for the designated Transition Service. The Project Managers shall be the principal point of contact for the Parties for all matters relating to such Transition Services. Each Project Manager shall have appropriate decision-making authority for its respective Party and shall be responsible for such Party’s monitoring of the status of the designated Transition Services. A Project Manager may be replaced at any time and for any reason by the Party employing the Project Manager and such replacement shall be effective upon written notice to the other Party of such replacement.

(h) Transition Services Managers. Each Party has designated the employee of such Party (or its Affiliate) set forth below its name on Schedule 1 hereto as its “Transition Services Manager” for this Agreement. Each Transition Services Manager shall have appropriate decision-making authority from its respective Party, and shall be responsible for such Party’s general oversight and monitoring of the activities contemplated by this Agreement, including supervision of its respective Project Managers. Any disputes or disagreements that are unresolved by any applicable Project Managers shall be escalated to the Transition Services Managers for attempted resolution in the first instance. A Party may replace its Transition Services Manager at any time and for any reason, and such replacement shall be effective upon written notice to the other Party of such replacement.

(i) Cooperation; Reports. Subject to Section 9, each Party shall cause its employees and, as appropriate, its Affiliates and the employees of its Affiliates, to cooperate in good faith and in a professional and workmanlike manner with employees of the other Party or its Affiliates to the extent necessary for the effective delivery of Transition Services. Upon request, the Receiving Party shall promptly provide the Providing Party with data and reports that are reasonably necessary for the Providing Party to provide the Transition Services to the Receiving Party. All such data provided shall be considered Proprietary Information (as defined in Section 7 below) of the Receiving Party subject to the provisions of Section 7 of this Agreement.

(j) Receiving Affiliate. Buyer and Seller shall each use its best efforts to (i) cause each of its respective Receiving Affiliates at all times to promptly comply with the terms and conditions of this Agreement, including, without limitation, all payment, use restrictions and confidentiality obligations, and to promptly and fully perform such Receiving Affiliate’s obligations hereunder, in each case as if such Receiving Affiliate was a Party to this Agreement, and (ii) not permit a default hereunder by or through any of its respective Receiving Affiliates to occur or be continuing hereunder.

3. Commercially Reasonable Efforts to Replace Transition Services. The Parties acknowledge the transitional nature of the Transition Services. Accordingly, the Receiving Party shall use its commercially reasonable efforts to replace, and cease the use of, the Transition Services to be provided hereunder as soon as reasonably practicable after the date hereof so that the Transition Services are terminated by the end of their designated term pursuant to Section 12. If the Receiving Party does not replace and cease the use of the Transition Services provided to it, then the Providing Party shall have no obligation to continue to provide the Transition Services after the expiration of such Transition Services’ designated terms pursuant to Section 12; provided, however, that the Receiving Party may elect to extend the terms for such Transition Services by an additional three (3) months, subject to a fifteen percent (15%) increase in the amounts payable in respect of such Transition Services pursuant to Section 5 during such three (3) month period. Such election must be made in writing to the Providing Party not less than thirty (30) days prior to the expiration of the term for such Transition Services.

4. Software and Licenses. If the performance of a Transition Service requires licenses, consents, permits or approvals from third parties not obtained prior to the date of this Agreement, the Providing Party shall have no obligation to perform or arrange for the performance of such Transition Service until such license, consent, or approval is obtained. The Parties hereto shall use their commercially reasonable efforts to obtain, at no out-of-pocket cost to the Providing Party and at the Receiving Party’s sole expense, any such required licenses, consents and approvals, and shall discuss the need for any modifications to the Transition Services necessary in order to permit the Transition Services to continue to be performed pursuant to the terms of this Agreement pending the receipt of such licenses, consents and approvals. In arranging for such licensing, the Providing Party will cooperate with the Receiving Party’s efforts to reduce such licensing costs including, but not limited to, leveraging and utilizing existing agreements with such third party licensors or services providers. If obtaining any such required license, consent or approval will require the payment of consideration or the incurrence of additional out-of-pocket costs, the Receiving Party shall pay such consideration or costs and the Providing Party shall have no responsibility therefor. In addition, the Receiving Party shall be solely responsible for the cost of all licenses for intellectual property acquired from a third party required to be purchased by the Receiving Party in order to operate its business, and the Providing Party shall have no responsibility therefor. These obligations shall be in addition to any obligations of the Seller contained in the Purchase Agreement to deliver software licenses, consents or approvals to Buyer, and to the extent such obligations are specified, such obligations shall be in addition to the obligations stated herein.

5. Payments, Fees and Costs.

(a) Transition Services. In consideration of the performance by the Providing Party of its respective Transition Services, the respective Receiving Party shall pay monthly, in accordance with Section 5(e):

(i) to the Providing Party, in respect of each Transition Service so performed, the amounts that are specified as payable to the Providing Party in this Agreement (including the applicable Exhibit(s)); plus

(ii) to the Providing Party, subject to the prior written approval of the Receiving Party, any and all reasonable travel, lodging, meals, mileage and other out-of-pocket expenses incurred by the Providing Party, its consultants or Representatives in connection with the provision of Transition Services (but without duplication to the extent the Receiving Party has already paid such expenses through charges hereunder), except to the extent such expenses are already charged to the Receiving Party through the fee (as indicated in the invoices from the Providing Party). The Receiving Party acknowledges and agrees that if it does not approve such reasonable expenses in connection with the provision of Transition Services, the Providing Party shall be able to terminate the provision of the relevant Transition Services upon ten (10) Business Days’ prior written notice; provided that the Receiving Party shall have an opportunity to cure during such ten (10) Business Day period.

(b) Taxes. The Receiving Party shall pay all applicable sales, use or other Taxes incurred with respect to the sale, performance, provision or delivery of Transition Services. Such Taxes shall be in addition to the other payments or charges provided for in this Agreement. If the Providing Party pays or incurs any Tax in respect of the performance, provision or delivery of any Transition Service, the Providing Party may include such amount in an invoice to the Receiving Party (but without duplication to the extent any other Receiving Party has already paid such expenses through charges hereunder) in respect of such Transition Service.

(c) Incremental Costs.

(i) If there is an increase in the fees and costs imposed by third parties for materials the Providing Party reasonably uses or plans to use in providing the Transition Services, the fees payable by the Receiving Party hereunder shall be increased proportionately to reflect such increase in third party fees and costs. Any such increase will be incorporated into the Transition Service Expenses (as defined in Section 5(e)(i) below) and invoiced and paid pursuant to Section 5(e). The Providing Party will use reasonable commercial efforts to avoid any increases in fees and costs, and will provide prompt written notice of any potential increases to the Receiving Party.

(ii) If there is an increase or change in the volume or quantity of any Transition Services pursuant to Section 2(e)(i), the fees and costs associated with such increase or change, if any, shall be payable by the Receiving Party. Any such increase will be incorporated into the Transition Service Expenses (as defined in Section 5(e)(i) below) and invoiced and paid pursuant to Section 5(e). The Providing Party will use reasonable commercial efforts to avoid any increases in fees and costs, and will provide prompt written notice of any potential increases to the Receiving Party.

(iii) In addition, in the event that the Providing Party reasonably anticipates that it will incur direct or indirect costs (including time spent on the provision of Transition Services) as a result of (A) modifications to the systems or processes that the Providing Party uses or plans to use to provide the Transition Services, or (B) changes to the physical or technical environment or level of trained personnel at the relevant facilities of the Receiving Party, in each case occurring as the result of any act or failure to act of the Receiving Party, the Providing Party shall provide the Receiving Party with written notice (the “Incremental Cost Notice”) of the nature and amount of any such incremental costs and the Transition Services to which they relate as soon as reasonably possible, but in no event less than ten (10) Business Days prior to incurring such costs; provided, however, that in the case of a change described in clause (B) above, such notice shall only be required if the Receiving Party has complied with the requirements of Section 2(e)(iii) in respect of such change. The Receiving Party shall respond by written notice to the Providing Party within ten (10) Business Days after receiving the Incremental Cost Notice if the Receiving Party determines that it does not wish to incur such costs, in which case, unless the Parties otherwise agree, the Providing Party may terminate the provision of the Transition Service(s) to which the incremental costs relate (and any other Transition Services related thereto or dependent thereon) on ten (10) Business Days prior written notice to the Providing Party. If the Receiving Party does not provide such notice to the Providing Party within such ten (10) Business Day period or if the Receiving Party has not complied with the requirements of Section 2(e)(iii) before making a change described in clause (B) above, then the Providing Party shall be entitled to incur the costs specified in the Incremental Cost Notice and invoice the Receiving Party for the same in accordance with Section 5(e).

(d) Other Incidental Transition Costs. Notwithstanding anything to the contrary herein, the Receiving Party shall bear any additional costs resulting from: (i) the retention of any consultants necessary for the migration approved by the Receiving Party of any software or other applications to an existing or new platform, or any improvement or modification to such applications made to accommodate the Receiving Party, provided that any such improvements or modifications shall be owned by the Receiving Party and provided further that the Receiving Party shall have previously consented in writing to the terms of retention of any such consultant; (ii) the decision by the Receiving Party to outsource any of its management information system functions to third party application service providers; and (iii) any requirement for additional disk space or increased processing capability in excess of that utilized by or on behalf of the Receiving Party as of the Closing.

(e) Invoicing and Payments.

(i) The Providing Party shall invoice the Receiving Party as follows for Transition Services fees, costs, expenses, liabilities, Losses, and other amounts paid, owed, or required to be paid by the Receiving Party under this Agreement (collectively the “Transition Service Expenses”): an invoice shall be rendered on the 15th day of the month that immediately follows the month in which the applicable Transition Services are to be provided, setting forth in reasonable detail the Transition Service Expenses to be paid, subject to the provisions of Section 5(a) of this Agreement; provided, however, that if the Receiving Party elects to extend the Term pursuant to Section 12(b), the fees for all Transition Services shall be equal to 115% of the applicable fees for such Transition Services set forth in the attached Exhibits.

(ii) The Receiving Party shall pay all such invoices no later than thirty (30) days after receipt. For the avoidance of doubt, any Transition Service Expenses invoiced to Buyer or Seller hereunder shall be deemed invoiced to and received by their respective Receiving Parties.

(iii) Outstanding amounts not paid in full in accordance with this Section 5 shall bear interest from the date such payment was due under this Agreement at the rate of the lesser of 0.75% per month or the highest amount permitted to be charged under applicable Law. Any collection of interest with respect to overdue payments shall be in addition to, and not in limitation of, the remedies at law or equity or otherwise available to the Party to whom such payment is owed.

(iv) For avoidance of doubt, the Transition Service Expenses shall not include any of the Receiving Party’s accounts payable or be net of any of the Receiving Party’s accounts receivable, that in either case the Providing Party may process on behalf of the Receiving Party pursuant to a provided Transition Service. For clarity:

(1) If, pursuant to the provision of a Transition Service, the Providing Party processes any accounts payable on behalf of the Receiving Party, the Providing Party shall provide the Receiving Party with the invoice(s) for such accounts payable, and the Receiving Party (x) shall verify the amount(s) stated on such invoice(s), and (y) transfer such amount(s) to the Providing Party by wire transfer of immediately available funds or electronic transmission of immediately available funds, in each case within a commercially reasonable period following receipt of such invoice(s).

(2) If, pursuant to the provision of a Transition Service, the Providing Party receives payment of any accounts receivable on behalf of the Receiving Party, the Providing Party shall (x) advise the Receiving Party of its receipt of such amount(s), and (y) transfer such amount(s) to the Receiving Party by wire transfer of immediately available funds or electronic transmission of immediately available funds, in each case within a commercially reasonable period following receipt of such amount(s).

(f) Payments to be Electronically Transmitted; Currency. All payments required to be made by the Receiving Party hereunder shall be made by electronic transmission of immediately available funds within the required time to one or more accounts specified by the Providing Party. The Receiving Party agrees to pay each invoice in United States dollars.

(g) Prior Notice. Notwithstanding anything to the contrary herein, the Providing Party shall provide the Receiving Party with prior written notice of any additional fees or costs not listed in the attached Exhibits that it may incur in connection with the provision of the Transition Services hereunder.

(h) Invoice Dispute Resolution Procedure.

(i) In the event that the Receiving Party believes that an invoice amount is incorrect, the Receiving Party must notify the Providing Party in writing (the “Dispute Notice”) on or before the later of (A) ten (10) Business Days after the Receiving Party’s receipt of the disputed invoice and (B) the date on which the disputed invoice is due. The Dispute Notice must set forth in reasonable detail the basis for the dispute and the amount in dispute (the “Disputed Amount”). If the Receiving Party does not deliver a Dispute Notice within the time period set forth in the first sentence of this Section 5(h)(i), then the invoice shall be deemed to be correct in all respects (subject to the Receiving Party’s rights under Section 5(i)(ii)). The Receiving Party shall be permitted to submit only one Dispute Notice per invoice, and shall timely pay any undisputed portion of such invoice in the manner set forth in this Agreement.

(ii) The Parties shall in good faith use commercially reasonable efforts to resolve their dispute over the Disputed Amount pursuant to this Section 5(h)5(g) as soon as reasonably possible after delivery of a Dispute Notice. Notwithstanding any such dispute resolution efforts, if the Disputed Amount is not paid to the Providing Party within thirty (30) days after the date originally due under Section 5(e)(ii), the Providing Party may, upon at least three (3) Business Days prior written notice, suspend the provision of such Transition Service(s) until payment by the Receiving Party or any of its Affiliates of such Disputed Amount(s); provided, however, that:

(1) the Providing Party will resume the provision of such suspended Transition Services upon the payment of the Disputed Amount(s), and

(2) upon the Parties’ written agreement on the proper resolution of the dispute specified by the Dispute Notice and the correct amount due to the Providing Party, the Receiving Party shall promptly pay such amount or, if the Disputed Amount was previously paid to the Providing Party and the correct amount is less than the Disputed Amount, the Providing Party shall apply the difference between the correct amount and the Disputed Amount towards the next invoice.

(iii) If the aggregate Disputed Amounts exceed $500,000, the Providing Party may immediately suspend the provision of all of its Transition Services hereunder until the earlier of (A) resolution of the disputes and payment by the Receiving Party or any of its Affiliates of all Disputed Amounts agreed by the Parties, and (B) the payment by the Receiving Party or any of its Affiliates of an amount equal to the portion of the Disputed Amount in excess of $500,000.

(i) Records and Audits.

(i) Records. The Providing Party will maintain (and, as applicable, cause its Affiliates and use commercially reasonable efforts (but no lesser efforts than it used immediately prior to the Closing) to cause its independent contractors to maintain) accurate and complete records regarding its activities relating to this Agreement and the means of calculating the amounts billed to the Receiving Party hereunder. Such books and records will, at all times, be kept in a manner consistent with the Providing Party’s past practices prior to the Closing and, in any event, in accordance with good administrative and secretarial practice and generally accepted accounting principles. The Providing Party will retain (and, as applicable, cause its Affiliates to retain) all such records until two (2) years after any termination or expiration of this Agreement, unless otherwise directed by the Receiving Party.

(ii) Audits. Upon fifteen (15) Business Days notice to the Providing Party, the Receiving Party and its designees will have the right to inspect and audit all the relevant records and books of account of the Providing Party and its Affiliates to verify the accuracy of all payments made or to be made by the Receiving Party pursuant to Section 5. Any audit by the Receiving Party or its designees will be conducted during regular business hours at the facilities of the Providing Party or its Affiliates, and in a manner that does not unreasonably interfere with the normal business activities of the Providing Party or its Affiliates. If any audit reveals an overpayment by the Receiving Party, the Providing Party will promptly refund any overpayment. In addition, if any audit reveals an overpayment by the Receiving Party exceeding ten percent (10%) during the audited period, the Providing Party will reimburse the Receiving Party for the costs of conducting the audit. For avoidance of doubt, the audit rights of this Section 5(i)(ii) are solely to verify the arithmetic computation of invoiced amounts and for no other purpose. When visiting the Providing Party’s facilities pursuant to this Section 5(i)(ii), the Receiving Party and its designees shall comply with the Providing Party’s (a) safety, security and other rules applicable to those working at the Providing Party’s facilities and (b) policies concerning access to and security of any premises or computer system to which such Person may have access, in each case, to the extent made known by or as would be reasonably evident to such Person.

6. Access; Information Technology.

(a) The Receiving Party acknowledges that certain of the Transition Services include access to certain computer networks of the Providing Party (the “Providing Party Computer Network”), and that such access is conditioned upon the Receiving Party’s agreement to the terms set forth in Schedule 2 hereto. The Providing Party shall use reasonable commercial efforts to create and maintain the Receiving Party’s access to the Providing Party Computer Network for as long as such access is required to receive and use the Transition Services. The Parties acknowledge and agree that the provision of the Transition Services hereunder may be subject to (i) the installation, configuration, or re-configuration of a firewall and/or one or more network security devices at each of the sites operated by the Receiving Party to protect the Providing Party Computer Network, and (ii) the Providing Party installing, configuring, and re-configuring such firewall or network security device and managing and maintaining the resulting network configuration. The Receiving Party agrees that such installation, configuration and/or re-configuration shall be carried out in accordance with and shall comply with all of the Providing Party’s written requirements and guidelines provided such requirements and guidelines are commercially reasonable and necessary to protect the Providing Party Computer Network and are provided to the Receiving Party in advance. All reasonable costs of installation of such firewalls and network security devices, and all reasonable ongoing costs and expenses of maintaining the firewalls and other network security devices shall be borne by the Receiving Party provided that the Providing Party shall not charge for accessing or utilizing Providing Party Computer Network and shall otherwise only charge the Receiving Party for any actual expense incurred by the Providing Party for third party materials purchased by the Providing Party solely for the benefit of the Receiving Party in accessing the Providing Party Computer Network.

(b) Right to Terminate. The Providing Party reserves the right to terminate those Transition Services relating to the Providing Party Computer Network (and any Transition Service related thereto or dependent thereon) and to terminate the Receiving Party’s access to the Providing Party Computer Network (and any Transition Service related thereto or dependent thereon) in the event the Receiving Party fails to cure any material breach of this Section 6 (including the terms set forth in Schedule 2 hereto) within ten (10) Business Days after written notification to the Receiving Party of such material breach; provided, however, that the Providing Party may temporarily suspend the Receiving Party’s access to the Providing Party Computer Network without such notice in the event such material breach damages, injures or poses an imminent risk to the integrity or operations of the Providing Party Computer Network. The Providing Party shall be under no obligation to reinstate either the Receiving Party’s Transition Services related to the Providing Party Computer Network or the Receiving Party’s access to the Providing Party Computer Network following any such material breach and failure to cure until such material breach has been cured in a manner reasonably expected to prevent a recurrence of such material breach.

7. Confidentiality.

(a) Each Party agrees and acknowledges that, during the Term of this Agreement, the other Party hereto may have access to, or a Party (the “Discloser”) may be required to disclose to the other Party (the “Recipient”), certain confidential information, data, records, files, archives and other proprietary information, whether oral or written, concerning, among other things, third party materials or the Discloser’s inventions, know-how, customer lists, suppler lists, pricing, patent and trade secrets, software, distribution and other general business information (collectively, the “Proprietary Information”). Each Party further agrees and acknowledges that all Proprietary Information of the Discloser or its Affiliates, customers, suppliers or independent contractors generated, produced or stored by a Party or any third party in connection with the provision of Transition Services or the performance of this Agreement shall be the Proprietary Information of the Discloser, and that all information relating to the same and other information related to the historical and current operations of the Discloser is the Proprietary Information of the Discloser. Proprietary Information shall remain the sole property of the Discloser and the other Party shall have no interest in or rights with respect to such Proprietary Information.

(b) Protection. During the Term of this Agreement and for a period of three (3) years after the termination or expiration hereof, and, in respect of Proprietary Information that constitutes computer source code, for an indefinite period, each Party agrees, and shall cause its respective Affiliates, service providers, independent contractors and Representatives, to protect the confidentiality of the other Party’s Proprietary Information with the same degree of care that it utilizes with respect to its own similar confidential and proprietary information, but in any event, no less than reasonable care, including:

(i) not to disclose or copy, display, loan, publish, transfer (whether by sale, operation of law or otherwise) or otherwise disseminate or allow access to the Proprietary Information, in whole or in part, in any form whatsoever, to or by any third party without the prior written consent of the Discloser, except that such disclosure or access shall be permitted with respect to an employee or independent contractor requiring access to the Proprietary Information in the course of his or her employment or provision of Transition Services to the Recipient, provided, however, that such employee or independent contractor is subject to confidentiality obligations substantially similar and in no event less restrictive than as set forth in this Section 7;

(ii) to notify the Discloser promptly and in writing of the circumstances surrounding any suspected possession, use, disclosure or knowledge of the Proprietary Information or any part thereof at any location or by any person or entity other than those authorized by this Agreement and to take further steps as may reasonably be requested by the Discloser to remedy any such possession, use or disclosure; and

(iii) upon the Discloser’s request, to promptly return to Discloser or destroy all documents and materials in tangible form, and permanently erase all data in electronic form, containing any Proprietary Information, and certify in writing signed by an officer of Recipient that Recipient has fully complied with this obligation (except that the Recipient’s legal counsel may retain one copy of such information in their offices for record-keeping purposes only).

(c) Use. A Party shall not use, nor permit the use of, a Discloser’s Proprietary Information for any purpose other than in connection with the performance of its obligations hereunder or as otherwise expressly permitted herein.

(d) Exceptions. Nothing in this Section 7 shall restrict the Parties with respect to confidential information, data, records, files, archives or other proprietary information, whether or not identical or similar to that contained in the Proprietary Information, if such confidential information, data, records, files, archives or other proprietary information: (i) is independently developed by the Recipient without reference to the Discloser’s Proprietary Information (and Recipient shall provide the Discloser with reasonably satisfactory evidence of such independent development); (ii) is or becomes generally available to the public other than as a result of any act or default of, or disclosure by, the Recipient; (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Discloser or its Affiliates, Representatives or independent contractors, provided such source is entitled to disclose such information to the Recipient on a non-confidential basis; (iv) was known by the Recipient on a non-confidential basis prior to the disclosure thereof to the Recipient by the Discloser; or (v) is required by Law to be disclosed; provided, however, that as soon as is reasonably practicable after receiving notice of any such required disclosure and to the extent that it may legally do so, the Recipient advises the Discloser of the same, and prior to making any such disclosure, takes commercially reasonable actions to assure the confidential handling of the Proprietary Information, including, to the extent permissible and practicable, affording the Discloser a reasonable period of time to seek a protective order prohibiting the disclosure of the Proprietary Information, if allowed by applicable Law and cooperates with the Discloser, at the Discloser’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

(e) Injunctive Relief. Each Party acknowledges and agrees that the other Party may suffer irreparable harm for which monetary damages may be an inadequate remedy if there were a breach by such party of obligations under this Section 7. Each Party further acknowledges and agrees that equitable relief, including injunctive relief, may be appropriate to protect the non-breaching Party’s rights and interests if such a breach were to arise, be threatened, or be asserted, and the non-breaching Party will be entitled to seek the entry of an order for immediate injunctive relief.

(f) Trade Secrets. The Parties agree that notwithstanding any other provision of this Agreement, neither Party shall disclose to the other Party any of its trade secrets or have any rights in or to any of the other Party’s trade secrets. To the extent a Providing Party determines that it is necessary to disclose any trade secrets to the Receiving Party in order for the Providing Party to perform or the Receiving Party to receive any Transition Services (such Transition Services, the “Dependent Transition Services”) as set forth in this Agreement, the Parties shall mutually agree in writing on the reasonable terms and conditions of such disclosure and the Receiving Party’s obligations with respect to such trade secrets. Until the Parties are able to mutually agree on such reasonable terms and conditions, the Providing Party shall use commercially reasonable efforts to provide the Dependent Transition Services without disclosing such trade secrets, but shall not be liable for any failure by it to perform or any failure by the Receiving Party to receive the Dependent Transition Services in accordance with this Agreement (or Losses that result therefrom) that results from the non-disclosure of such trade secrets.

8. Compliance With Third Party Agreements. In the event that Buyer or Seller or any of its respective Affiliates arranges for a Transition Service to be provided to the Receiving Party by an Affiliate or a third party service provider, the Receiving Party shall at all times comply with the material terms of the Providing Party’s (or any of its Affiliates’) agreements with such Affiliate or third party service provider (each, a “Third Party Agreement”), to the extent such Third Party Agreements are applicable to the Transition Services, as if the Receiving Party was party thereto, including without limitation all use restrictions and confidentiality obligations; provided that the Receiving Party shall be provided with a reasonably detailed summary of all material terms of such Third Party Agreement with which such Receiving Party is required to comply. In the event that the Receiving Party fails to meet its obligations under the preceding sentence of this Section 8 as to the terms of a Third Party Agreement, the Providing Party may provide the Receiving Party with written notice of its intention to terminate all Transition Services that are provided to the Receiving Party under such Third Party Agreement. In the event that such Third Party Agreement provides for a cure period and the Receiving Party does not cure its or any of its applicable Affiliate’s failure to meet its obligations under such Third Party Agreement within the cure period provided for in such Third Party Agreement, the Providing Party shall be entitled to terminate all Transition Services that are provided to the Receiving Party under such Third Party Agreement, and any Transition Services related thereto or dependent thereon.

9. Disclaimer of Warranties. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES THAT ARE EXPRESSLY SET FORTH HEREIN, THE TRANSITION SERVICES ARE PROVIDED TO EACH RECEIVING PARTY “AS-IS.” NEITHER BUYER NOR SELLER, NOR

ANY OF THEIR AFFILIATES, MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE TRANSITION SERVICES IT PROVIDES. THE PROVIDING PARTY SPECIFICALLY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY AND ALL WARRANTIES AGAINST INFRINGEMENT, TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW.

10. Access to Facilities to Provide Services and Remove Equipment. In connection with the provision of Transition Services, the Receiving Party shall permit, and shall cause its Affiliates to permit, the Providing Party, and their respective employees, vendors and independent contractors, to have reasonable access to the facilities of the Receiving Party to the extent required to provide the Transition Services in accordance with the terms of this Agreement. In further connection with the provision of the Transition Services, Receiving Party shall permit, and shall cause its Affiliates to permit, Seller, its Affiliates and any service providers, and their respective employees, vendors and independent contractors, to remove the property of Providing Party, its Affiliates and any service providers from Receiving Party’s facilities. When visiting the Receiving Party’s facilities pursuant to this Agreement, the Providing Party shall cause its respective employees, vendors and independent contractors to comply with the Receiving Party’s (a) safety, security and other rules applicable to those working at the Receiving Party’s facilities and (b) policies concerning access to and security of any premises or computer system to which such Person may have access, in each case, to the extent made known by or as would be reasonably evident to such employee, vendor or independent contractor.

11. Insurance. Each Party shall, to the extent commercially reasonable, maintain insurance covering all risks for which insurance applicable to the Transition Services is customarily maintained for businesses similar to the businesses of each Party, including, without limitation, all risks to and from the property and employees of such Party and its Affiliates.

12. Term; Termination.

(a) Unless terminated earlier or extended in accordance with this Section 12, the term of this Agreement (the “Term”) shall commence as of the Closing Date and shall expire twelve (12) months after the Closing Date; provided, however, that (i) if an earlier termination date for a Transition Service is set forth in an Exhibit or another Section of this Agreement, the provisions of this Agreement with respect to such Transition Service shall terminate on such earlier termination date, and (ii) this Agreement is not otherwise earlier terminated pursuant to its terms.

(b) Subject to Sections 3 and 5(e), the Receiving Party may elect to extend the term of any Transition Services or the Term of this Agreement by an additional three (3) months, subject to a fifteen percent (15%) increase in the amounts payable in respect of such Transition Services pursuant to Section 5 during such three (3) month period. Such election must be made in writing to the Providing Party not less than thirty (30) days prior to the expiration of the term for such Transition Services or the Term of this Agreement, as applicable.

(c) This Agreement, or specific Transition Services provided hereunder, may be terminated before the completion of the Term:

(i) by mutual agreement of the Parties;

(ii) by the Providing Party as expressly set forth in this Agreement;

(iii) by the Providing Party, on the one hand, or the Receiving Party, on the other hand, for material breach by the other of any of the terms hereof if such material breach is not cured within forty-five (45) days after written notice of such breach is delivered to the breaching Party (and if the Providing Party is an Affiliate of Seller or service provider of Seller, such written notice will be delivered to Seller by the applicable Buyer Receiving Party);

(iv) by the Providing Party, on the one hand, or the Receiving Party, on the other hand, in the event of the filing by or against the other Party of a petition in bankruptcy, or the appointment of a receiver of such other Party or any substantial portion of such other Party’s assets, or any proceeding or reorganization for the benefit of the other Party’s creditors, or upon the other Party becoming insolvent; or

(v) with respect to any or all Transition Service(s) and except as may otherwise be noted in the attached Exhibits, by the Receiving Party for any reason in its sole and absolute discretion. Such termination will be effective upon the later of (i) thirty (30) days after written notice of such termination is received by the Providing Party, or (ii) if such written notice is given later than the first day of any calendar month, the end of the second full calendar month after such notice is given (for illustrative purposes only, a termination notice delivered under this Section 12(c)(v) on June 15, 2011, shall be effective on August 31, 2011).

(d) Upon termination or expiration of this Agreement, or particular Transition Services hereunder, the Parties shall have no further obligations hereunder or with respect to such particular Transition Services; provided, however, that, notwithstanding any other provision of this Agreement, no obligation of a Party accruing hereunder prior to such expiration or termination shall be terminated or otherwise relieved and the rights and obligations of the Parties under Sections 5 (except for the audit rights under Section 5(i)(ii), which shall only survive the termination or expiration of this Agreement for six (6) months), 7, 9, 10 (but solely with respect to the removal of property), 11, 12, 13, 14, 15, 16 and 17 and all of the Receiving Party’s payment obligations with respect to any accrued but unpaid amounts owed hereunder subject to the terms and conditions of this Agreement shall survive any expiration or termination hereof.

(e) In addition, in the event that the Providing Party terminates this Agreement or any of the Transition Services provided hereunder as set forth in clauses (c)(ii), (c)(iii), or (c)(iv) of this Section 12, or if the Receiving Party terminates this Agreement or any of the Transition Services provided hereunder as set forth in (c)(v) of this Section 12, then the Receiving Party shall pay any and all costs, expenses, penalties, interest and the like imposed on or incurred by the Providing Party by third parties in connection with such termination.

(f) (i) The Parties acknowledge and agree that certain Transition Services are reliant on other Transition Services, such that the extension, suspension, termination or expiration of one such Transition Service (any such event, a “Trigger Event”) would affect a Providing Party’s ability to provide the related Transition Services. Each group of related Transition Services is identified on the Exhibits attached hereto by a particular “bucket”. Notwithstanding anything to the contrary in this Agreement and unless the Parties otherwise mutually agree in writing after evaluating the totality of the Transition Services included in a particular bucket at the time of a Trigger Event, the occurrence of such a Trigger Event with respect to a particular Transition Service as provided herein shall also result in the automatic and concurrent extension, suspension, termination or expiration, as applicable, of all other Transition Services included in the same bucket (the “Triggered Transition Services”).

(ii) If the Parties mutually agree in writing that the effect of a Trigger Event described in Section 12(f)(i) on the Triggered Transition Services can be limited to one or more specific regions, countries, or locations, then the Parties may mutually agree in writing to limit the effect of such Trigger Event on the Triggered Transition Services to such specific regions, countries, or locations.

13. Limitation of Liability.

(a) NEITHER THE PROVIDING PARTY, ITS AFFILIATES OR ITS REPRESENTATIVES ON THE ONE HAND, NOR THE RECEIVING PARTY, ITS AFFILIATES, OR THEIR REPRESENTATIVES, ON THE OTHER HAND, SHALL BE LIABLE FOR ANY LOST PROFITS OR FOR ANY INDIRECT, COMPENSATORY, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY PERFORMANCE OF THE TRANSITION SERVICES HEREUNDER OR THE PERFORMANCE OR BREACH OF ANY OBLIGATIONS HEREUNDER OR OTHERWISE, EVEN IF THE APPLICABLE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) IN NO EVENT SHALL THE PROVIDING PARTY OR ITS REPRESENTATIVES BE LIABLE FOR ANY DIRECT DAMAGES IN CONNECTION WITH ANY PERFORMANCE UNDER THIS AGREEMENT OR ANY BREACH OF ANY OBLIGATIONS HEREUNDER, OR OTHERWISE THAT EXCEED THE SUM OF THE AMOUNT PAID AND THE AMOUNT PAYABLE FOR THE TRANSITION SERVICES UNDER THIS AGREEMENT. THE RECEIVING PARTY ACKNOWLEDGES THAT THE CHARGES FOR THE TRANSITION SERVICES IT RECEIVES AND THE RESOURCES PROVIDED HEREUNDER HAVE BEEN ESTABLISHED IN CONTEMPLATION OF THE FOREGOING ALLOCATION OF RISK.

(c) THE WAIVER OF CONSEQUENTIAL DAMAGES AND THE LIMITATION OF LIABILITY SET FORTH IN CLAUSES (a) AND (b) ABOVE EXPRESSLY EXCLUDE ALL LIABILITY ARISING FROM (1) BREACHES OF THE NON-USE AND NON-DISCLOSURE OBLIGATIONS OF SECTION 7 ABOVE, OR (2) A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

14. Indemnification.

(a) Indemnification by the Receiving Party. The Receiving Party shall indemnify, defend and hold harmless the Providing Party, and its Representatives, successors and assigns (the “Providing Party Indemnitees”), from and against and in respect of any and all Losses, which the Providing Party Indemnitees suffer as a result of third party claims relating to or arising out of: (i) the performance by the Providing Party of any Transition Services pursuant to this Agreement, other than to the extent such Losses are the result of (A) the fraud, gross negligence or willful misconduct of the Providing Party or its Representatives or independent contractor in the performance of, or failure to perform under, this Agreement, or (B) a material breach of this Agreement by the Providing Party or its Affiliates, Representatives or independent contractors; (ii) any material breach of this Agreement by the Receiving Party or its Affiliates, Representatives or independent contractors, it being acknowledged and agreed that the failure to pay any amounts due hereunder within the time required hereunder for such payment shall be deemed to be a material breach; or (iii) fraud, gross negligence or willful misconduct of the Receiving Party or any of its Affiliates.

(b) Indemnification by the Providing Party. The Providing Party shall indemnify, defend and hold harmless the Receiving Party, and its respective Representatives, successors and assigns (collectively, the “Receiving Party Indemnitees”), from and against and in respect of any and all Losses, which the Receiving Party Indemnitees suffer as a result of third party claims relating to or arising out of: (i) fraud, gross negligence or willful misconduct of the Providing Party in the performance of, or failure to perform under, this Agreement; or (ii) any material breach of this Agreement by the Providing Party or its Affiliates, Representatives or independent contractors. Except as provided in the first sentence of this Section 14(b) above, the Providing Party shall have no liability whatsoever to any Receiving Party Indemnitees for any error, act or omission in connection with the Transition Services to be rendered hereunder, and the Providing Party’s sole responsibility to the Receiving Party Indemnitees with respect to any error, act or omission in connection with the Transition Services shall be as follows: (A) in the event of the Providing Party’s error or omission in connection with the Transition Services, to furnish correct information and to provide any necessary adjustment in the Transition Services at no additional cost or expense to the Receiving Party or its Affiliates; and (B) in the event of the Providing Party’s failure to deliver any Transition Service because of a force majeure, to use reasonable efforts to make the Transition Services available and/or to resume performing the Transition Services as promptly as reasonably practicable.

(c) Indemnification Process. The Party seeking indemnification under this Section 14 (the “Indemnified Party”) shall provide prompt written notice of such claim to other Party (the “Indemnifying Party”), describing the claim, the amount thereof (if known) and the alleged basis thereof. For the avoidance of doubt, the failure of the Indemnified Party to provide such notice shall not affect the indemnification obligations of the Indemnifying Party, unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Subject to the remaining provisions of this Section 14(c), the Indemnifying Party shall be entitled to assume and control the defense and/or settlement of any such claim. The Indemnifying Party acknowledges and agrees that the Indemnified Party has the right to participate, at its own expense, in the defense of any claim for which the Indemnified Party is seeking indemnification under this Section 14. The Indemnifying Party may not settle, compromise or consent to the entry of any judgment in any such claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or consent: (i) includes an unconditional release of the Indemnified Party from all liability arising out of such commenced or threatened claim; and (ii) does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, the Indemnified Party.

(d) Indemnification Payment. Any indemnification payment pursuant to this Section 14 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by each applicable Indemnified Party within twenty (20) days after the determination thereof.

(e) General. No right of indemnification shall exist under this Agreement with respect to matters for which indemnification may reasonably be claimed under the Purchase Agreement, it being the intent of the Parties that claims that are addressed under the Purchase Agreement shall be governed solely by the Purchase Agreement. No right of indemnification shall exist under the Purchase Agreement for claims arising out of the performance of this Agreement, it being the intent of the Parties that such claims shall be solely governed by the provisions of this Agreement. Notwithstanding the foregoing, no claim for indemnification made under this Agreement shall be denied solely based on the preceding two sentences if such claim was initially brought under the Purchase Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement.

15. Force Majeure. Neither Party shall have any liability for Losses under this Agreement relating to, arising from or in connection with a delay in performance or a failure to perform caused by force majeure, that is due to circumstances beyond the reasonable control of the Party affected thereby, including, without limitation, acts of God, acts of civil or military authority, fires, floods, inclement weather, epidemics, accidents, quarantine restrictions, war, terrorist acts, riots, demonstrations, strikes, lock-outs, labor disputes, labor shortages, sabotage, disruption of Internet access or the Providing Party Computer Network beyond the reasonable control of the Party providing such performance, whether as a result of any virus, worm, Trojan Horse, malware or other malicious or unauthorized code, accidents with respect to machinery or equipment, governmental action or inaction, order or restraints of governmental or other competent authorities, unavoidable delay in obtaining necessary materials, facilities or equipment in the open market caused by third parties, and delays in transportation caused by third parties; provided, however, that the Party affected by such force majeure event uses diligent efforts, under the circumstances, to notify the other Party in writing of the circumstances causing the delay or non-performance and resumes performance as soon as reasonably possible, and provided further that the other Party shall have the right to terminate this Agreement on 30 days’ prior written notice to the affected Party if the force majeure event continues unabated for a period of 90 days.

16. Certain Definitions. The following capitalized terms are defined in this Agreement in the respective sections hereof indicated opposite each such term below:

Term	Section Number

Agreement	Preamble
Buyer	Preamble
Buyer Receiving Party	2(a)
Buyer’s Transition Services	2(b)
Dependent Transition Services	7(f)
Discloser	7(a)
Dispute Notice	5(h)(i)
Disputed Amount	5(h)(iii)
Incremental Cost Notice	5(c)(i)
Indemnified Party	14(c)
Indemnifying Party	14(c)
Missing Transition Service	2(c)
Party	Preamble
Pass Through Expenses	5(d)
Project Manager	2(g)
Proprietary Information	7(a)
Providing Party	2(b)
Providing Party Computer Network	6(a)
Providing Party Indemnitees	14(a)
Purchase Agreement	Recitals
Receiving Affiliate	2(b)
Receiving Party	2(b)
Receiving Party Indemnitees	14(b)
Recipient	7(a)
Seller	Preamble
Seller Receiving Party	2(b)
Seller’s Transition Services	2(a)
Term	12(a)
Third Party Agreement	8
Transition Services	2(b)
Transition Service Expenses	5(e)(i)
Transition Services Manager	2(h)
Trigger Event	12(f)(i)
Triggered Transition Services	12(f)(i)

17. Miscellaneous.

(a) Further Assurances. If any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party hereto will take such further action (including the execution and delivery of further documents) as the other Party hereto reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

(b) No Solicitation; No Hire. During the Term of this Agreement and for a period of one (1) year thereafter, neither Party shall solicit, offer employment to or hire any employee of the other Party or its Affiliates who has or had been involved in the provision of Transition Services or performance of this Agreement; provided, however, that neither Party shall be prohibited from (i) initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the employees of the other Party (and the hiring of employees that respond to any such searches) or (ii) hiring any such employee not employed by the other Party at the time of solicitation.

(c) Independent Contractor Status. Nothing contained in this Agreement shall be deemed to constitute a single employer, joint employer, co-employer, alter-ego, agency, partnership, joint venture or similar relationship between the Providing Party or any of the Providing Party’s Affiliates, on the one hand, and the Receiving Party or any of the Receiving Party’s Affiliates, on the other hand. Each Providing Party is acting pursuant to this Agreement solely as an independent contractor.

(d) No Right of Set-off. All payments to be made by any Party under this Agreement shall be made free of any set-off and shall be promptly remitted to the Party entitled to receive payments hereunder.

(e) No Implied Assignments or Licenses. Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any Intellectual Property.

(f) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

(g) Third Party Beneficiaries. Except as expressly provided in Sections 2, 8, and 14, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, remedies or liabilities under or by reason of this Agreement.

(h) Limitation on Actions. Any action, claim, suit, litigation or other proceeding arising out of or relating to this Agreement must be commenced within one (1) year after the earlier of (i) the expiration of the Term including any extensions thereof, or (ii) the termination of this Agreement.

(i) No Waiver by Conduct; Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

(j) Cumulative Remedies. Except as expressly provided otherwise in this Agreement, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

(k) Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the laws of the State of Delaware.

(l) Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(l).

(m) Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or any state appellate court therefrom; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Chancery or state appellate court;

and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Chancery or state appellate court. Each Party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in this Agreement. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

(n) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(o) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, ..pdf or email), each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

(p) Entire Agreement. This Agreement, the Purchase Agreement and the Confidentiality Agreement (as defined in the Purchase Agreement) constitute the entire agreement between the Parties hereto and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party hereto or by any director, officer, employee, agent, Affiliate or Representative of any Party hereto.

(q) Amendment. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

(r) Notice. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Seller, to:

Avery Dennison Corporation

8080 Norton Parkway

Mentor, OH 44060

Attn: Gary Campbell, Director of Finance & Accounting Services

Telephone: (440) 534-6170

Fax: (440) 534-6335

with a copy to (which shall not constitute notice):

Avery Dennison Corporation

150 N. Orange Grove Blvd.

Pasadena, CA 91103

Attn: General Counsel

Telephone: (626) 304-2000

Fax: (626) 304-2108

with a further copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attn: Scott Hodgkins and Jeffrey L. Kateman

Telephone: (213) 891-8739 and (213) 891-8705

Fax: (213) 891-8763

If to Buyer, to:

3M Company

3M Office Supplies Division

3M Center, Building 223-3S-03

St. Paul, MN 55144

Attention: Vice President and General Manager

Fax: (651) 736-8152

with a copy (which shall not constitute notice) to:

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Gregg Larson, Deputy General Counsel and Secretary

Telephone: (651) 733-2204

Fax: (651) 737-2553

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.

(s) Interpretation. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred o herein are hereby incorporated in and made a part of this Agreement as if set forth herein. All references to dollars in this Agreement shall be deemed to refer to such amounts in United States Dollars and all references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, provincial, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

(t) No Presumption Against Drafting Party. Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Transition Services Agreement to be executed and delivered as of the date and year first written above.

SELLER

AVERY DENNISON CORPORATION

By:

Its:

BUYER

3M COMPANY

By:

Its:

Exhibit F

FORM OF SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), effective as of             , 2012 (the “Effective Date”), is entered into by and between AVERY DENNISON CORPORATION, a Delaware corporation, through its Label and Packaging Materials division (“Supplier”), on behalf of itself and any Affiliates, and 3M Company, a Delaware corporation (“Customer”), on behalf of itself and each of its Affiliates. Supplier and Customer are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement that are not defined where first used shall have the meanings given such terms in Section 1 below.

BACKGROUND

WHEREAS, Supplier is in the business of developing, manufacturing and selling the pressure sensitive label stock products subject to this Agreement;

WHEREAS, Customer has acquired the office and consumer products business from Affiliates of Supplier (the “Acquired Business”) pursuant to a Purchase Agreement, dated December 21, 2011 (the “Purchase Agreement”), and desires to purchase from Supplier, and Supplier is willing to manufacture and sell to Customer, the Products; and

WHEREAS, the Parties deem it desirable to establish the terms and conditions that shall govern the sale by Supplier and the purchase by Customer of such Products.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS. As used in this Agreement:

1.1 “Affiliate” of a Party means any person or entity which controls, is controlled by, or is under common control with, such Party, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities or other interests having voting rights with respect to the election of the board of directors or similar governing authority (but only as long as such person or entity meets these requirements).

1.2 “Confidential Information” means any and all non-public, confidential or proprietary information related to the business of a Party, which may include trade secrets, technical information, product information, business forecasts and strategies, marketing plans, customer and supplier lists, personnel information, financial data, know-how, designs, formulas, calculations, algorithms, test results, studies, manuals, documentation, processes, reports, and proprietary information of third parties provided to such Party in confidence.

1.3 “Contract Year” shall mean the one (1) year period beginning on the Effective Date and each subsequent anniversary of the Effective Date during the Term.

1.4 “Damages” means any claims, actions, suits, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees, expert witness fees, and court costs). For the avoidance of doubt, except as otherwise limited by Section 7.4(b), “Damages” includes all damages that are incurred by a Party, including direct, indirect, special, consequential, incidental, punitive, exemplary, and all other types of damages.

1.5 “Disclosing Party” means a Party disclosing any Confidential Information under this Agreement.

1.6 “Exclusive Components” means the components of the Existing Exclusive Products designated as “Exclusive Components” on Exhibit A.

1.7 “Exclusive Products” means (a) the Existing Exclusive Products, (b) Replacement Products for Existing Exclusive Products or any subsequent Replacement Products for those Products, (c) the Other Existing Products (which shall be Exclusive Products only during the Initial Term), and (d) Replacement Products for the Other Existing Products and subsequent Replacement Products for those Products (which shall be Exclusive Products only during the Initial Term).

1.8 “Existing Exclusive Products” means those Existing Products that are designated as “Existing Exclusive Products” on Exhibit A.

1.9 “Existing Products” means those pressure sensitive label stock products manufactured by Supplier, listed on Exhibit A. Existing Products do not include any pressure sensitive label stock products produced by third parties or any pressure sensitive label stock products produced or used by Customer’s or its Affiliates’ businesses that were not part of the Acquired Business.

1.10 “New Products” means those pressure sensitive label stock products that are not Existing Products, Replacement Products or Excluded Products. New Products are products that have highly differentiated specifications as compared to any Products then being sold by Supplier to Customer and represent a significant rather than evolutionary change as compared to other Products then sold by Supplier to Customer.

1.11 “OCP Channels” means the following global channels: (a) Retail, defined as Office Superstores (including Staples, Office Depot, Office Max, Officeworks), Mass Market Stores (including Walmart, Target, Kmart, Carrefour), Grocery (including Kroger, Food Lion), Drug (including Walgreen’s, CVS), Club (including Costco, Sam’s), Convenience Stores (including 7-11), Home Improvement Stores (including Home Depot, Lowes, Menards), Craft Stores (including Michael’s, Jo-Ann Fabrics), Specialty Retail Stores (including Container Store, Bed, Bath and Beyond, Crate and Barrel), Card and Stationery Stores (including Hallmark, American Greetings), Department Stores (including Macy’s), Hardware Stores (including Ace, True Value), Dollar Stores (including Dollar General, Dollar Tree, Family Dollar) and Educational Retail Stores (including Lifetime Learning), (b) Wholesalers (including United Stationers, S. P. Richards, W. B. Mason), (c) Office and Consumer Product Catalogs, and (d) on-line and mail order (including Avery.com, Staples.com, Amazon.com, Wal-Mart.com, Quill.com, Lyreco.com).

1.12 “OCP Field” means the development, manufacture, supply, distribution, marketing, and sale of any printable media products (including labels, cards and badges), organization, presentation and filing products (including indexes, dividers, binders, file folders, report covers and sheet protectors), writing instruments (including markers and highlighters) and other office and consumer products (including organization and identification products for professionals and individuals in the home, office and on-the-go and organization, identification and other products relating to education and learning), in each case for distribution or sale through the OCP Channels to end-users; provided, that for the avoidance of doubt, the “OCP Field” shall exclude the conduct by Avery Dennison Corporation through certain of its Subsidiaries and divisions of the development, manufacture, supply, distribution, marketing and sales of industrial adhesive products (commercial and industrial products incorporating adhesives such as pressure-sensitive laminates, industrial adhesives, or labels other than labels sold or distributed to the OCP Channels) by the other business units of Avery Dennison Corporation.

1.13 “Other Existing Products” means those Existing Products that are designated as “Other Exclusive Products” on Exhibit A.

1.14 “Products” means Existing Products and the Replacement Products. No individual laminate component shall be a Product.

1.15 “Product Description Form” means a completed product description executed by Customer and Supplier in the form attached hereto as Exhibit C, which shall be used to describe each Replacement Product, the Product Specifications, price and specific terms and conditions relevant to such Replacement Product, as may be amended by the written agreement of the Parties from time to time.

1.16 “Product Specifications” means the description and specifications, including use of Products where provided, as set forth on Exhibit B for the Existing Products and as may be set forth in the applicable Product Description Forms for the Replacement Products.

1.17 “Purchase Order” means any individual purchase order placed by Customer with Supplier for the purchase of Products in the manner specified in Section 3.2 hereof.

1.18 “Receiving Party” means a Party receiving any Confidential Information under this Agreement.

1.19 “Replacement Components” means an “improved” or “re-engineered” component that replaces an Exclusive Component of an Existing Exclusive Product or subsequent Replacement Product for that Product. Replacement Components will be designated using the Product Description Form.

1.20 “Replacement Products” means those pressure sensitive label stock products that are “improved” or “re-engineered” specifications for Existing Products, New Products or subsequent Replacement Products. Replacement Products will be designated using the Product Description Form.

1.21 “Willful Refusal to Supply” means any willful refusal of Supplier to supply Products as required hereunder without good cause, where “good cause” includes Force Majeure Events or inability to supply due to applicable law after Supplier shall have made commercially reasonable attempts to comply with such law.

1.22 The following capitalized terms are defined in this Agreement in the respective sections hereof indicated opposite each such term below:

Term	Section Number

AAA	10.2(a)
Acquired Business	Recitals
Agreement	Preamble
Arbitrator	10.2(a)
Capacity Commitment	3.2
C-TPAT	4.5
Customer	Preamble
Defense Costs	7.3
Effective Date	Preamble
Engineering Change	2.4
Excluded Items	7.4(b)
Excluded Products	2.1
Force Majeure Event	10.4
Forecast	3.1
Indemnified Party	7.3
Indemnifying Party	7.3
Initial Term	8.1
ISF	4.5
Minimum Payment	2.1(a)
Minimum Purchase Amount	2.1(a)
Party or Parties	Preamble
Purchase Agreement	Recitals
Region	3.1
Renewal Term	8.1
Rules	10.2(a)
Service Level Commitment	3.2
Substitute Products	3.2
Supplier	Preamble
Term	8.1

2.	PRODUCTS

2.1 Purchase and Sale of Products. From time to time during the term of this Agreement, Customer shall purchase from Supplier and Supplier shall supply to Customer the Products pursuant to the terms and conditions of this Agreement. The scope of this

Agreement is limited to pressure sensitive label stock Products that Customer uses to produce products for the Acquired Business. For the avoidance of doubt, unless otherwise agreed by the Parties in writing on a Product by Product basis, this Agreement does not apply to pressure sensitive label stock products (i) that are used to produce other products of Customer or its Affiliates (including labels and other printable media sold under Customer’s or its Affiliates’ trademarks or names that were not part of the Acquired Business) and (ii) that use or incorporate Customer’s or its Affiliates’ intellectual property that was not part of the Acquired Business (collectively, “Excluded Products”); provided that nothing in this sentence limits Section 2.2(f) or Customer’s rights thereunder. The Existing Products constitute all of the pressure sensitive label stock products sold by Supplier to the Avery Dennison Office and Consumer Products Group as of the date of the Purchase Agreement and as of the Effective Date, and the Parties will update Exhibit A by mutual agreement as necessary to reflect any changes to the Existing Products and Exclusive Components that occur prior to or after the Effective Date. For the avoidance of doubt, in no event will Exhibit A be updated or modified so that the status of an Existing Exclusive Product, Other Existing Product or Exclusive Component is changed without the prior written consent of Customer.

(a) Subject to Section 3.2, during the Initial Term, Customer shall purchase from Supplier not less than the following amounts of Products, cumulatively and in any assortment, for each of the indicated Contract Years: (i) sixty million dollars ($60,000,000) for the first Contract Year; (ii) one hundred and twenty million dollars ($120,000,000), cumulative with purchases in the first Contract Year, for the second Contract Year; and (iii) one hundred and eighty million dollars ($180,000,000), cumulative with purchases in the first and second Contract Years, for the third Contract Year (each such cumulative amount during the Initial Term, the “Minimum Purchase Amount”). If Customer does not purchase at least the applicable Minimum Purchase Amount by the last day of each applicable Contract Year, Customer shall pay to Supplier not later than thirty (30) days after the end of the applicable Contract Year the amount equal to (A) (1) the Minimum Purchase Amount applicable to such Contract Year minus (2) the amount of Products purchased by Customer from Supplier for the applicable Contract Year(s) included in calculating such Minimum Purchase Amount, multiplied by (B) 0.25 (such amount, the “Minimum Payment”); provided that, if Customer makes a Minimum Payment, Customer shall be deemed to have purchased Products in the amount of the Minimum Purchase Amount applicable to such Contract Year for the purpose of calculating future Minimum Purchase Amounts. A “purchase” shall be deemed to occur on the shipment date for the applicable Products. Any purchases of Substitute Products made from third parties as permitted by this Agreement in Section 3.2 only may be applied by Customer against the Minimum Purchase Amount upon reasonable written proof submitted by Customer to Supplier. There shall be no Minimum Purchase Amount for the Renewal Terms.

(b) Supplier shall not, without Customer’s prior written consent, modify any Product, whether Existing Product or Replacement Product, to contain any intellectual property owned by Supplier or any Affiliate thereof not previously contained in that Product as originally supplied to Customer; provided, however, that Customer shall not unreasonably withhold, delay or condition its consent in the event that such a modification is necessary or commercially reasonable in order to comply with applicable law, resolve a Product defect or cause a Product that is infringing intellectual property rights to no longer be infringing.

2.2 Exclusivity for Products Sold to Customer.

(a) Provided that Customer has purchased the Minimum Purchase Amount or timely paid any difference owing as provided in Section 2.1(a), during the Initial Term, (i) the Existing Exclusive Products and any subsequent Replacement Products for those Products, and any Exclusive Components and any subsequent Replacement Components, shall be supplied exclusively to Customer, (ii) the Other Existing Products and any subsequent Replacement Products for those Products shall be supplied exclusively to Customer for the OCP Field, and (iii) other pressure sensitive constructions, sold by Supplier or its Affiliates, convertible into labels (other than the Existing Exclusive Products and any subsequent Replacement Products for those Products and the Other Existing Products and any subsequent Replacement Products for those Products), if sold into the OCP Field, shall be sold exclusively to Customer. For the avoidance of doubt, Supplier may supply the Other Existing Products and any subsequent Replacement Products for those Products and other pressure sensitive constructions convertible into labels (other than the Existing Exclusive Products and any subsequent Replacement Products for those Products) to anyone other than Customer, for use outside the OCP Field, subject to Section 2.2(f).

(b) During each Renewal Term, (i) the Existing Exclusive Products and any subsequent Replacement Products for those Products, and any Exclusive Components and subsequent Replacement Components, shall be supplied exclusively to Customer for the OCP Field, and (ii) other pressure sensitive constructions, sold by Supplier or its Affiliates, convertible into labels (other than the Existing Exclusive Products and any subsequent Replacement Products for those Products and the Other Existing Products and any subsequent Replacement Products for those Products), if sold into the OCP Field, shall be sold exclusively to Customer. The exclusivity during the Renewal Term shall be limited to the OCP Field and Supplier may supply Existing Exclusive Products and any subsequent Replacement Products for those Products or any Exclusive Components and subsequent Replacement Components and other pressure sensitive constructions convertible into labels to anyone other than Customer for use outside the OCP Field, subject to Section 2.2(f).

(c) After the Initial Term, the Other Existing Products and any subsequent Replacement Products for those Products shall be supplied on a non-exclusive basis to Customer.

(d) Supplier’s exclusivity obligations shall apply worldwide. For the avoidance of doubt, the exclusivity applies to the pressure sensitive laminate construction as a whole, and not the individual components such as the adhesive, face stock and liner other than the components expressly designated as Exclusive Components on Exhibit A.

(e) In the event that Customer fails to purchase the Minimum Purchase Amount for any Contract Year during the Initial Term or pay Supplier the Minimum Payment within the time specified in Section 2.1(a), Supplier shall have the right to terminate Customer’s exclusivity with respect to the Exclusive Products and other pressure sensitive constructions convertible into labels upon not less than thirty (30) days’ written notice to Customer after Customer has failed to purchase the Minimum Purchase Amount or pay Supplier the Minimum Payment within the periods specified in this sentence; provided that Customer may cure the failure to pay Supplier the Minimum Payment during such thirty (30) day period.

(f) Should Supplier become aware of any sales of Products or Exclusive Components made by an Affiliate, converter or customer for sale or distribution in the OCP Channels, it shall immediately cease the sale of such Product or Exclusive Components to that Affiliate, converter or other customer, and immediately (except to the extent that applicable law requires a period of notice prior to termination) inform such Affiliate, converter or other customer that it must immediately cease the manufacture, conversion, distribution, marketing and sale of such Products or Exclusive Components for sale or distribution in the OCP Channels. Also, should Supplier become aware of any sales of New Products or other pressure sensitive constructions, sold by Supplier or its Affiliates, convertible into labels (other than the Existing Exclusive Products and any subsequent Replacement Products for those Products) made by an Affiliate, converter or customer for sale or distribution into the OCP Field, it shall immediately cease the sale of such New Products and such other pressure sensitive constructions convertible into labels (other than the Existing Exclusive Products and any subsequent Replacement Products for those Products) to that Affiliate, converter or other customer, and immediately (except to the extent that applicable law requires a period of notice prior to termination) inform such Affiliate, converter or other customer that it must immediately cease the manufacture, conversion, distribution, marketing and sale of such New Products and such other pressure sensitive constructions convertible into labels (other than the Existing Exclusive Products and any subsequent Replacement Products for those Products) for sale or distribution into the OCP Field. Supplier shall also immediately advise Customer of any such sales described in this Section 2.2(f) and take such other commercially reasonable steps as Customer may request or require to implement the intent of this Agreement. If this Agreement terminates at the end of the Initial Term, and provided that Customer has purchased the Minimum Purchase Amount or timely paid any difference owing as provided in Section 2.1(a), Seller’s obligation in Section 2.2(f) of this Agreement continues for a period of two (2) years after the Initial Term, but only for Existing Exclusive Products (including Replacement Products for Existing Exclusive Products), Exclusive Components (including Replacement Components for Exclusive Components), New Products (including Replacement Products for New Products) and other pressure sensitive constructions convertible into labels. If this Agreement terminates at the end of the first Renewal Term, and provided that Customer has purchased the Minimum Purchase Amount or timely paid any difference owing as provided in Section 2.1(a), Seller’s obligation in Section 2.2(f) of this Agreement continues for a period of one (1) year after the first Renewal Term, but only for Existing Exclusive Products (including Replacement Products for Existing Exclusive Products), Exclusive Components (including Replacement Components for Exclusive Components), New Products (including Replacement Products for New Products) and other pressure sensitive constructions convertible into labels.

2.3 Grant of Intellectual Property Rights. During the Term of this Agreement, Customer hereby grants to Supplier and its Affiliates a non-exclusive, world wide, royalty free right and license under any intellectual property owned by Customer that was part of the Acquired Business solely for the purposes of manufacturing and selling the Products to Customer and its Affiliates under this Agreement. Customer also covenants, on behalf of itself and its Affiliates, not to bring any action or other proceeding for infringement or other violation of any intellectual property owned by Customer with respect to any Products manufactured and sold by Supplier or its Affiliates to Customer or its Affiliates during the Term of this Agreement. For an abundance of clarity, the foregoing sentence does not apply to manufacture or sale by Supplier of any Products for or to any third party.

2.4 Engineering Change. “Engineering Change” is a material or process change that affects a Product’s safety, performance, cost, reliability or appearance. Unless the Product Specifications for a Product provide a more stringent communication process, either Party may request an Engineering Change, but it will occur only if the Parties agree in writing as to any resulting Product Specification changes, cost savings or other outcomes, such agreement not to be unreasonably withheld, delayed or conditioned.

2.5 New Products. New Products shall not be “Products” for the purposes of this Agreement. In the event that Supplier desires to supply a New Product to Customer, and Customer desires to purchase a New Product from Supplier, then the Parties shall enter into a separate agreement with respect to the development and/or purchase and sale of such New Products. Neither Party has any obligation to bring a New Product to the other Party for its consideration. Notwithstanding the foregoing, during the Term, provided that Customer has purchased the Minimum Purchase Amount or timely paid any difference owing as provided in Section 2.1(a), Supplier agrees that it will not sell or distribute any New Products (including Replacement Products for New Products) into the OCP Field to anyone other than Customer.

3.	FORECASTS AND PURCHASE ORDERS

3.1 Forecasts. An initial twelve (12) month forecast (“Forecast”) of the amount of each Product that Customer will require in each month of such 12-month period is attached hereto as Exhibit D-1. The Forecast shall be by region (e.g. North America, Europe, Asia, Latin America), as specified by Supplier (each a “Region”). The Forecast shall be updated by Customer on a rolling quarterly basis, not less than 30 days prior to the commencement of each calendar quarter. Customer will use commercially reasonable efforts to provide accurate and consistent updated Forecasts for each Product per Region. The Parties agree that Forecasts for Products other than the Exclusive Products are provided for convenience and planning purposes only, and shall not be binding upon either Party. With respect to the Exclusive Products, Customer shall be required to purchase at least the quantity of Products for each month specified in the Forecast that was delivered in the quarter immediately preceding such month. Attached as Exhibit D-1 is a listing of the amount of Products produced by Supplier for the Acquired Business in 2010 and 2011 (year to date). During the Initial Term, Supplier agrees to provide Customer with monthly written reports on the inventory of materials on-hand related to Exclusive Products.

3.2 Capacity Commitment; Service Level Agreement; Failure to Supply. Supplier covenants and warrants that during the Initial Term it will have the capacity to deliver to Customer at least the quantity of Products indicated in Exhibit D-2 during each calendar year of the Initial Term (the “Capacity Commitment”). Supplier agrees that during the Term it will meet the service levels set forth in Exhibit D-3 during each calendar year of the Term (the “Service Level Commitment”). If Supplier fails to meet the Capacity Commitment or the Service Level Commitment, fails to supply for a Force Majeure Event, or refuses to supply Products (including a Willful Refusal to Supply), and does not cure such failure within thirty (30) days for a Capacity Commitment or Service Level Commitment failure, or within ten (10) business days for a Force Majeure Event or refusal to supply Products (including a Willful Refusal to Supply), Customer shall have the right, in addition to any other remedies permitted by this Agreement, to purchase substitute products that are substantially similar to the Products from third parties on a commercially reasonable basis (“Substitute Products”), but for not longer than one hundred and twenty (120) days after such failure, Force Majeure Event or refusal to supply (other than a Willful Refusal to Supply) is cured or for such shorter period as termination is permitted in any commercially reasonable contract for Substitute Products entered into by Customer during such failure, Force Majeure Event or refusal to supply (other than a Willful Refusal to Supply); provided that in the event of a Willful Refusal of Supply, in addition to any other remedies Customer may have under this Agreement, Customer has no obligation to purchase the Products subject to such Willful Refusal to Supply from Supplier after such refusal is cured.

3.3 Purchase Orders. All Purchase Orders must be in writing and in the form mutually agreed to from time to time by Supplier and Customer. Purchase Orders shall be sent by facsimile or by email designated by Region from time to time by written notice from Supplier to Customer. Each Purchase Order shall include (i) a description of each type of Product ordered (Product Specification, width and length), (ii) the quantity ordered, (iii) the applicable unit price for such Products, (iv) the delivery date, and (v) point of delivery.

3.4 Acceptance. All Purchase Orders are subject to acceptance by Supplier. Supplier is deemed to have accepted any: (a) Purchase Order within the Capacity Commitment or current Forecast; and (b) other Purchase Order in excess of the Capacity Commitment or Forecast, unless Supplier cannot meet that Purchase Order’s terms and Supplier rightfully rejects that Purchase Order in writing within three (3) business days after the receipt of the Purchase Order. Supplier shall use commercially reasonable efforts to meet all Purchase Orders that are in excess of the Forecast and Capacity Commitment, but if Supplier cannot meet such Purchase Orders under clause (b) of this Section, Customer may purchase Substitute Products from third parties with respect to such Purchase Orders. The purchase of Substitute Products under this Section 3.4 shall not be deducted or otherwise applied against the Minimum Purchase Amount. If Customer submits a Purchase Order for a quantity of Products that substantially exceeds the greater of the Capacity Commitment or Forecast and Customer does not purchase Substitute Products from third parties, the Parties will mutually agree to a reasonable delivery date for such excess Products.

3.5 Cancellation. Purchase Orders, once accepted by Supplier, cannot be cancelled except as expressly provided in this Section 3.5. Stock orders can be cancelled at any time prior to slitting. Custom orders can be cancelled before coating at Supplier’s reasonable discretion. Supplier will generally agree to cancellation in situations where Seller has not incurred costs for materials purchased, or performed any value added work and/or reserved any capacity or if Customer agrees to terms that will fully compensate Supplier for costs incurred prior to the cancellation.

3.6 Conflicting Terms. If any Purchase Order, acknowledgement, quotation or other purchasing document issued by either Party includes terms or conditions that are inconsistent with or conflict with any terms or conditions set forth in this Agreement (including the Exhibits to this Agreement) or the applicable Product Description Form, the terms and conditions set forth in this Agreement and the applicable Product Description Form shall control, unless an authorized officer of each Party has expressly agreed in a separate writing to such inconsistent and/or conflicting terms.

4.	DELIVERY

4.1 Shipment. Supplier reserves the right to specify the routing of shipments. Supplier shall ship within the time specified on the Purchase Order, if within the Lead Times indicated in Exhibit D-3, and if not, within a reasonable period of time. Unless specified in the Purchase Order, freight charges shall be prepaid and billed. If Customer specifies a carrier that is not a Supplier-approved carrier, the shipment will be made on a “Freight Collect” basis.

4.2 Title and Risk of Loss. Title and risk of loss for all Products shall pass to Customer upon delivery by Supplier to a common carrier at Supplier’s shipping dock, regardless of freight terms or method of payment for transportation charges. Customer is responsible for filing all loss or damage claims with the carrier. Supplier is not responsible for any damage or shortage on collect shipment.

4.3 Claims. All claims relating to delivery shall be sent to Supplier’s designated claim representative and must be accompanied by: (i) a copy of freight bill with notation of damage or shortage, the date and time of receipt, and the name of receiver, (ii) a photograph of the damaged goods and (iii) a copy of the inspection report. Customer should retain a copy of the claim for its files.

4.4 Returns. All Products are returnable only in accordance with the warranty provisions in Section 6.1. Before returning any Product, Customer must obtain prior written approval and instructions from Supplier. Supplier’s approval will not be unreasonably withheld, delayed, or conditioned.

4.5 Imports to United States. If any Products will be shipped from another country into the United States, Supplier must secure its facilities and all of its shipments made to Customer and Customer designated sites in accordance with then-current U.S. Customs Trade Partnership Against Terrorism (“C-TPAT”) security guidelines. If Customer is the importer of record for specific shipments, Supplier must provide Customer and must ensure that its logistics providers also provide Customer all necessary shipping data to satisfy security, notification and other regulatory requirements applicable at the time of delivery, including the U.S. Importer Security Filing (“ISF”) requirements. This shipping data must be provided to Customer in sufficient time before Products are delivered to the carrier to complete the applicable requirements and in the case of ocean freight no less than three business days prior to delivery of Products to the carrier. Current C-TPAT and ISF requirements can be found on the U.S. Customs and Border Protection website (www.cbp.gov).

5.	PRICES AND PAYMENT

5.1 Prices. The initial prices for Existing Products shall be as set forth in Exhibit A, as such Exhibit is updated on the Effective Date to reflect the prices in effect on the Effective Date (such prices to be adjusted between the signing of the Purchase Agreement and the Effective Date in accordance with Section 5.3). Subject to Section 5.4, the initial prices for Replacement Products shall be as specified in the applicable Product Description Form. Prices in the U.S. are F.O.B. Supplier’s plant or distribution center of origin, no freight allowed, and FCA (Incoterms 2010) Supplier’s plant or distribution center of origin for international orders. Freight rates are based on actual incurred freight costs or Customer’s specific schedule. Prices shall be those in effect on the “Ship Date” noted on the face of the Purchase Order. Purchase Orders calling for future delivery shall be billed at prices in effect on the shipping date. Stock and custom orders can be combined to achieve lower freight rates when possible. Unless stated otherwise on Supplier’s price list or the applicable Product Description Forms, different Products on an order may not be combined to obtain quantity pricing.

5.2 Invoices. Supplier shall include an invoice with each shipment of Products delivered to Customer hereunder. Each invoice will include: (i) the applicable order number; (ii) a description of the delivered Products; (iii) unit prices for each delivered Product; and (iv) total invoice price. Invoices will be denominated in the currency designated by Supplier’s selling entity providing the Product.

5.3 Adjustment of Prices. Prices for Products will be firm for six (6) months from the Effective Date. Thereafter, prices for all Products will be adjusted, up or down, in an amount equal to changes to Supplier’s costs for materials; provided, however (i) prices will only be adjusted if the change to materials costs is greater than two and one-half percent (2.5%) and (ii) only one such adjustment may be made in any six (6) month period. Price adjustments will take effect thirty (30) days after written notice to Customer of such adjustments. Supplier shall provide Customer with reasonably detailed information supporting any price adjustment. If Customer is not satisfied with the information provided by Supplier, Customer shall have the right to have an independent third party public accounting firm selected by Customer audit the proposed price adjustment. The price adjustment will be modified as determined by the independent third party public accounting firm retroactive to the date such price adjustment took effect. Customer or Supplier, as applicable, will pay to the other Party the difference between the original price adjustment and the modified price adjustment for all purchases of Products made between the date the price adjustment first became effective and the date the price adjustment is modified, within ten (10) business days after the date the price adjustment is modified. The audit will be conducted at Customer’s sole expense, except that if the price adjustment is modified by ten percent (10%) or more after such audit, Supplier shall pay the costs of such audit within ten (10) business days after such price adjustment is made. The modification to any price adjustment will be calculated as follows: (a) (i) the percentage price adjustment proposed by Supplier, minus (ii) the amount of the percentage price adjustment calculated after the audit is completed, divided by (b) the percentage price adjustment proposed by Supplier. Notwithstanding the foregoing, in no event will price adjustments be greater than the average price change to Supplier’s other customers for similar products. Prices for Products delivered in the United States or Eurozone will be set in U.S. Dollars and Euros, respectively. Prices for Products delivered in South America and Australia will be set in U.S. Dollars and will be adjusted quarterly for currency fluctuations. Disputes regarding price changes will be resolved through binding arbitration as provided in Section 10.2 below.

5.4 Prices for Replacement Products. Replacement Products shall be priced the same as the price for the Existing Product being replaced unless an increase (a) can be reasonably justified by Supplier based on material differences in component raw material costs, (b) is substantiated by Supplier in writing and (c) is mutually agreed to in writing by the Parties. Disputes regarding Replacement Product pricing will be resolved through binding arbitration as provided in Section 10.2.

5.5 Payment Terms. Customer shall pay all invoices within thirty (30) days after acceptance of the applicable Products by Customer. Invoices paid within ten (10) days of invoice are subject to a one percent (1%) discount. Amounts shall be paid in full, without deduction or offset, other than for credits or adjustments in favor of Customer that are expressly stated in writing on Supplier’s invoice or credit memo. All payments for Products shall be made by wire transfer of immediately available funds to an account as specified by Supplier in writing from time to time.

5.6 Taxes. The amount of any present or future federal, state, local or other tax applicable to the sale of Products hereunder shall be added to the price and paid by Customer unless Customer provides Supplier with a valid exemption certificate acceptable to Supplier and the appropriate taxing authority.

5.7 Invoice Disputes. If Customer reasonably and in good faith disputes any amount due under an invoice provided by Supplier, Customer shall notify Supplier in writing of the basis of such dispute and shall pay any amount not in dispute. Pending resolution of the dispute between the Parties, the time for payment of the disputed amount shall be extended, and Supplier shall continue performance of its obligations under this Agreement.

6.	WARRANTIES

6.1 Product Warranty. Supplier expressly warrants to Customer that the Products supplied under this Agreement will: (a) be free from any encumbrance; (b) be free from any defect in materials, manufacture and workmanship; (c) conform to the Product Specifications including any intended use expressly stated in any Product Specifications; (d) not infringe any intellectual property rights of any third party; and (e) be fit for use as consumer label products in the OCP Field. In addition to any other remedies expressly available to Customer under this Agreement, Customer may return any Product not meeting Supplier’s warranties. Supplier will, at Customer’s option, either replace the affected Product without charge, or reimburse Customer the applicable price for that Product plus any materials provided by Customer to Supplier at the delivered cost. Customer’s acceptance of delivery, inspection, or payment for any Product does not waive any right to bring a claim under the Supplier warranties. Supplier will reasonably assist Customer in investigation of, and corrective action for, Product complaints by Customer’s customers. No representative or agent of Supplier is authorized to give any guarantee or warranty or make any representation contrary to the warranties above. No waiver, alteration, addition or modification of the foregoing warranties or conditions shall be valid unless made in writing and signed by an officer of Supplier.

6.2 No Conflict. Each Party warrants that it has no third party obligations that will conflict in any way with its obligations under this Agreement.

6.3 Disclaimer. THE WARRANTIES EXPRESSLY SET FORTH ABOVE ARE IN LIEU OF ANY OTHER WARRANTIES OF SUPPLIER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND/OR FITNESS FOR ANY PARTICULAR USE. SUPPLIER SPECIFICALLY DISCLAIMS AND EXCLUDES ALL OTHER SUCH WARRANTIES.

7.	INDEMNIFICATION AND LIMITATION OF LIABILITY

7.1 Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless Customer and its Affiliates and each of their respective directors, officers, employees and agents from and against any and all third party Damages arising out of or relating to: (i) any damage to property, injury to person, or death resulting from a defect in materials, manufacture and workmanship of a Product, from a Product’s failure to conform to the Product Specifications, including any intended use expressly stated in any Product Specifications, or from a Product’s failure to be fit for use as a consumer label product in the OCP Field, in each case with respect to Products supplied under this Agreement; (ii) any intentional misconduct, fraud or gross negligence committed by Supplier or its employees or agents in the course of performing its obligations under this Agreement; (iii) any violation of applicable laws or regulations by Supplier after the Effective Date; (iv) any breach by Supplier of Section 2.2: (v) any refusal to supply (other than any refusal to supply for or as a result of a Force Majeure Event, pursuant to Section 3.4(b) with respect to the amount of any Purchase Orders that is in excess of the applicable Capacity Commitment or Forecast or Supplier’s inability to supply due to applicable law after Supplier shall have made commercially reasonable attempts to comply with such law); or (vi) any breach of its representations, warranties or covenants provided in this Agreement. Supplier shall also indemnify, defend and hold harmless Customer and its Affiliates and each of their respective directors, officers, employees and agents from and against any and all third party Damages arising out of or relating to the fact that the manufacture, use, sale, offer to sell or importation of Products supplied under this Agreement infringes on any patent, copyright or other intellectual property right of a third party; provided, however, this indemnity shall not apply to the extent such infringement is caused by any changes or modifications made to the

Product by Customer after it has been supplied by Supplier or the combination by Customer of the Product after it has been supplied by Supplier with other components where the Product alone would not be infringing. In the event that a Product by virtue of its manufacture, use or sale is determined to be infringing, Supplier’s sole responsibility to Customer, in addition to any indemnification obligation and obligations under Section 6.1, and at Supplier’s option, shall be to (1) obtain for Customer the right to use the infringing Product, (2) replace the infringing Product with a non-infringing alternative, or (3) modify the infringing Product so that it becomes non-infringing. For the avoidance of doubt, nothing in this Section 7.1 is intended to limit any claims that may be made by Customer against Supplier other than with respect to third party claims, actions or proceedings.

7.2 Indemnification by Customer. Customer shall indemnify, defend and hold harmless Supplier and its Affiliates and each of their respective directors, officers, employees and agents from and against any and all third party Damages arising out of or relating to: (i) any damage to property, injury to person, or death resulting from a defect in the conversion of a Product supplied under this Agreement; (ii) any intentional misconduct, fraud or gross negligence committed by Customer or its employees or agents in the course of performing its obligations under this Agreement; (iii) any violation of applicable laws or regulations by Customer after the Effective Date; or (iv) any breach by Customer of any of its representations, warranties, or covenants provided in this Agreement. For the avoidance of doubt, nothing in this Section 7.2 is intended to limit any claims that may be made by Supplier against Customer other than with respect to third party claims, actions or proceedings.

7.3 Indemnification Process. The Party seeking indemnification under this Section 7 (the “Indemnified Party”) shall provide prompt written notice of such claim to the other Party (the “Indemnifying Party”), describing the claim, the amount thereof (if known) and the alleged basis thereof. For the avoidance of doubt, the failure of the Indemnified Party to provide such notice shall not affect the indemnification obligations of the Indemnifying Party, unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Subject to the remaining provisions of this Section 7.3, the Indemnifying Party shall be entitled to assume and control the defense and/or settlement of any such claim and shall be obligated to pay the reasonable costs of defense of any such claim (such costs, the “Defense Costs”). The Indemnifying Party acknowledges and agrees that the Indemnified Party has the right to participate, at its own expense, in the defense of any claim for which the Indemnified Party is seeking indemnification under this Section 7. The Indemnifying Party may not settle, compromise or consent to the entry of any judgment in any such claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or consent: (i) includes an unconditional release of the Indemnified Party from all liability arising out of such commenced or threatened claim; and (ii) does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, the Indemnified Party.

7.4 Limitation of Liability.

(a) Customer agrees that Supplier’s monetary liability for any warranty claims under Section 6.1 (other than Section 6.1(d) with respect to willful infringement) or any claims made for indemnification under Section 7.1(vi) (but only with respect to representations and warranties described in Section 6.1 (other than Section 6.1(d) with respect to willful infringement)) (a) for any Contract Year shall not exceed a maximum of $5,000,000 in total, and (b) shall in no event exceed a maximum of $25,000,000 in the aggregate, it being understood that the calculation of each of these maximums shall not include any amounts paid for reimbursement under Section 6.1 and the value of any replacement Product under Section 6.1 or the payment by Supplier of the reasonable costs of defending any such warranty claims, including the Defense Costs, which shall be paid by Supplier.

(b) IN ADDITION TO THE LIMITATION SET FORTH IN SECTION 7.4(a), FOR PURPOSES OF THIS AGREEMENT, DAMAGES, WHETHER ARISING IN CONTRACT OR IN TORT, OR OTHERWISE, SHALL NOT INCLUDE (A) PUNITIVE OR EXEMPLARY DAMAGES, EXCEPT TO THE EXTENT THAT A THIRD PERSON OR ENTITY IS ENTITLED TO SUCH DAMAGES, AND (B) SPECIAL OR CONSEQUENTIAL DAMAGES TO THE EXTENT SUCH DAMAGES ARE NOT REASONABLY FORESEEABLE AT THE TIME OF THE ACTION (OR INACTION) UPON WHICH THE DAMAGES ARE BASED. THE LIMITATION ON DAMAGES SET FORTH IN CLAUSES (A) AND (B) OF THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY DAMAGES RELATING TO (I) EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9 OR ITS OBLIGATIONS UNDER SECTION 10.16, (II) SUPPLIER’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.2, (III) EITHER PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (IV) CUSTOMER’S PAYMENT OBLIGATIONS UNDER SECTION 2.1(a), (V) SUPPLIER’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.1 (OTHER THAN ANY INABILITY TO SUPPLY FOR OR AS A RESULT OF A FORCE MAJEURE EVENT, PURSUANT TO SECTION 3.4(b) WITH RESPECT TO ANY PURCHASE ORDERS IN EXCESS OF THE CAPACITY COMMITMENT OR FORECAST OR SUPPLIER’S INABILITY TO SUPPLY DUE TO APPLICABLE LAW AFTER SUPPLIER SHALL HAVE MADE COMMERCIALLY REASONABLY ATTEMPTS TO COMPLY WITH SUCH LAW), (VI) ANY WILLFUL INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY BY MANUFACTURE, USE OR SALE OF A PRODUCT, (VII) SUPPLIER’S OBLIGATIONS SET FORTH IN THE SECOND TO THE LAST SENTENCE OF SECTION 7.1, (VIII) INCREMENTAL COSTS THAT ARISE FROM EITHER PARTY’S FAILURE TO PROVIDE INDEMNIFICATION PURSUANT TO SECTION 7.1 OR SECTION 7.2, OR (IX) EITHER PARTY’S FAILURE TO COMPLY WITH APPLICABLE LAW (THE ITEMS IN CLAUSES (I) THROUGH (IX), THE “EXCLUDED ITEMS”). IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR DAMAGES IN EXCESS OF AN AGGREGATE AMOUNT OF ONE HUNDRED MILLION DOLLARS ($100,000,000) OTHER THAN WITH RESPECT TO THE EXCLUDED ITEMS, WITH RESPECT TO WHICH THERE SHALL BE NO CAP ON ANY TYPES OF DAMAGES.

8.	TERM AND TERMINATION

8.1 Term. The initial term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years (the “Initial Term”), unless sooner terminated as provided in this Section 8. Thereafter, provided that Customer is not then in breach of this Agreement and has purchased the Minimum Purchase Amount or timely paid any difference owing as provided in Section 2.1(a), the Agreement will be extended for successive periods of one (1) Contract Year (each a “Renewal Term”) for two (2) Contract Years after the Initial Term, unless Customer provides written notice to Supplier that it desires to terminate the Agreement no later than ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term. The Initial Term together with all Renewal Terms are referred to herein as the “Term”.

8.2 Termination by Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the Parties.

8.3 Termination for Cause. Either Party may terminate this Agreement effective immediately upon providing written notice of termination to the other Party, if such other Party fails to cure any material breach of this Agreement within ninety (90) days after receiving written notice of such breach. In addition, Supplier may terminate this Agreement effective immediately upon providing written notice of termination to Customer, if Customer fails to pay any amount when due that is not being disputed in good faith and that is not cured within twenty-one (21) days after receiving written notice of such breach

8.4 Effect Upon Termination. Upon the expiration or termination of this Agreement for any reason: (i) during the Initial Term, Customer shall purchase sufficient Products to consume all raw materials used exclusively to manufacture the Exclusive Products then held in inventory by Supplier or that are subject to non-cancellable Purchase Orders, consistent with the Forecast and with commercially reasonable ordering practices; (ii) Supplier shall continue production and delivery of all Products in accordance with all Purchase Orders accepted by Supplier prior to the effective date of such expiration or termination; provided, however, that if Supplier is terminating this Agreement due to Customer’s breach of this Agreement pursuant to Section 8.3, Supplier may, in its sole discretion, cancel any such Purchase Orders in whole or in part; and (iii) each Party shall return all Confidential Information of the other Party as provided in Section 9.4 below. Any expiration or termination of this Agreement for any reason will not affect any rights or liabilities of either Party which may have accrued prior to the date of termination.

8.5 Survival. Any terms and conditions that by their nature or otherwise reasonably should survive any termination of this Agreement shall be deemed to survive, including Sections 1, 6, 7, 8.4, 9, and 10.

9.	CONFIDENTIALITY

9.1 Confidentiality Obligations. The Parties expect to exchange Confidential Information in the course of performing their respective obligations under this Agreement. All Confidential Information shall remain the property of the applicable Disclosing Party.

The Receiving Party shall hold all Confidential Information of the Disclosing Party in strict trust and confidence, and shall not disclose such Confidential Information other than to its employees and agents who need to know such Confidential Information solely for the purpose of performing the Receiving Party’s obligations under this Agreement and who are bound by confidentiality agreements with respect to such Confidential Information that are no less restrictive than the confidentiality provisions of this Agreement. The Receiving Party shall not use the Confidential Information in any manner or for any purpose, other than in connection with the performance of its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall protect the Confidential Information of the Disclosing Party from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own Confidential Information of a similar nature, and in any event, with no less than reasonable care taking into account the nature of the Confidential Information. The Receiving Party shall notify the Disclosing Party in writing promptly upon becoming aware of any unauthorized use or disclosure of any Confidential Information of the Disclosing Party.

9.2 Exceptions. The confidentiality obligations set forth in Section 9.1 above shall not apply to any information that: (i) is lawfully in the possession of the Receiving Party without restriction on disclosure at the time of the Disclosing Party’s first disclosure to the Receiving Party (as evidenced by written records); provided that this clause (i) shall not limit (A) Supplier’s obligations with respect to Confidential Information of Customer that was in Supplier’s possession or known to Supplier’s employees or contractors prior to the Effective Date that relates exclusively to the Acquired Business or (B) Customer’s obligations with respect to Confidential Information of Supplier and its Affiliates that was in Customer’s possession or known to Customer’s employees or contractors prior to the Effective Date that relates exclusively to businesses of Supplier and its Affiliates other than the Acquired Business; (ii) is disclosed to the Receiving Party by a third party who had the right to make such disclosure to the Receiving Party free of any confidentiality obligations; (iii) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information (as evidenced by written records); or (iv) is, or through no fault of the Receiving Party has become, generally available to the public. In addition, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is required by law, a court order, or a governmental agency with jurisdiction, provided that before making such a required disclosure the Receiving Party notifies the Disclosing Party in writing of such required disclosure as soon as is reasonably practicable after receiving notice of any such required disclosure, takes commercially reasonable actions to assure the confidential handling of the Disclosing Party’s Confidential Information, including, to the extent permissible and practicable, affording the Disclosing Party a reasonable period of time to seek a protective order prohibiting the disclosure of the Disclosing Party’s Confidential Information, if allowed by applicable law and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

9.3 Disclosure Requirements. Prior to disclosing to the Receiving Party any Confidential Information and/or providing any intellectual property owned by the Disclosing Party or its Affiliates that could be used to develop or improve any Products or any other products or services, the Disclosing Party shall notify the Receiving Party in writing of the nature of the information or intellectual property being provided and that the Disclosing Party considers such information or intellectual property to be confidential and proprietary. The Receiving Party shall have the right to decline to receive any such information or intellectual property.

9.4 Return of Confidential Information. Upon the expiration or termination of this Agreement for any reason, or at any time upon the Disclosing Party’s request, the Receiving Party shall return to the Disclosing Party or destroy all tangible copies of Confidential Information in the Receiving Party’s possession or control and will erase from its computer systems all electronic copies thereof, except that the Receiving Party’s legal counsel may retain one copy of such Confidential Information for record purposes only.

9.5 Confidentiality of the Agreement. The Parties acknowledge and agree that the terms and conditions of this Agreement, but not the existence of this Agreement, are the Confidential Information of both Parties. Neither Party shall disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other Party, except: (i) as required by law or regulations; and (ii) to its attorneys, accountants, and other professional advisors under a duty of confidentiality.

10.	GENERAL

10.1 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

10.2 Dispute Resolution.

(a) In the event of a dispute, each Party will designate an officer to discuss potential reconciliation of any disputes arising under this Agreement. Should such discussion not resolve the disputes, either party may terminate such discussion and the dispute will be resolved in accordance with this Section 10.2. All claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including tort and contract claims, and claims upon any law, statute, order, or regulation) arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement shall be exclusively resolved by binding arbitration before a mutually agreeable independent third party arbitrator (the “Arbitrator”). The arbitration shall be held in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein. If the Parties fail to agree on an Arbitrator within fifteen (15) business days of receipt by either Party of a demand for arbitration, at the request of either Party, the Arbitrator shall be appointed by the AAA as provided in the Rules. Any time period contained herein or in the Rules may be extended by mutual agreement of the Parties or by the Arbitrator for good cause shown. Within forty five (45) days after his or her appointment, the Arbitrator shall make a final written determination and award, upon such remaining disputed items, and such determination and award shall be final, conclusive and binding upon the Parties hereto, and may be entered and enforced in any court having jurisdiction. All fees and disbursements of the Arbitrator shall be paid one-half by each Party.

(b) Nothing in this Agreement shall preclude a party from seeking injunctive relief to prevent immediate and irreparable harm to that party.

(c) Each of the Parties hereto acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Agreement, including Section 2.2, will be inadequate and, accordingly, Supplier covenants and agrees that Customer shall, in addition to any other rights and remedies which such party may have at law, be entitled to equitable relief, including preliminary and permanent injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of any such provision of this Agreement, as may be available from any court of competent jurisdiction. Supplier hereby waives any requirement for the securing or posting of a bond in connection with seeking any such equitable relief. In addition, Supplier agrees that the terms of this Agreement are fair and reasonable. In the event that any of the obligations contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said obligations contained in this Agreement shall be amended in accordance with said modification, it being specifically agreed by the Parties that it is their continuing desire that the obligations be enforced to the fullest extent or if a court finds the obligation unenforceable, the court should redefine the obligations so as to provide the fullest extent of the obligations permitted under applicable law.

10.3 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

10.4 Force Majeure. Neither Party shall be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement (other than the payment of money) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, storms, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, lockouts or other labor disturbances of third parties or any regional or national labor disturbances, accidents, inability to obtain transportation facilities, acts of God or unreasonable omissions or delays in acting by any governmental authority (each a “Force Majeure Event”), provided, however, that the Party affected by such Force Majeure Event uses diligent efforts, under the circumstances, to notify the other Party in writing of the circumstances causing the delay or non-performance and resumes performance as soon as reasonably possible, and further provided, Customer shall have the right to obtain Products from an alternative supplier pursuant to Section 3.2, but only for so long after such Force Majeure Event is cured as is specified in any commercially reasonable contract for such Products entered into by Customer during such Force Majeure Event. A Force Majeure Event will not include: (a) labor disputes of Supplier and its Affiliates, (b) non-performance by Supplier’s supplier, unless the goods or services were unobtainable from another Customer-approved source at a reasonable cost, on reasonable terms and in a reasonable time or (c) any delay preventable by Supplier moving the affected Products to an alternate Supplier facility. Supplier will use commercially reasonable efforts to mitigate any Force Majeure Event or any lockouts or other labor disturbances limited to Supplier and its Affiliates as soon as is reasonably practicable.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

10.6 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.7 Independent Contractors. Nothing contained in this Agreement shall be deemed to constitute a single employer, joint employer, co-employer, alter-ego, agency, partnership, joint venture or similar relationship between either Party or any of such Party’s Affiliates, on the one hand, and the other Party or any of the other Party’s Affiliates, on the other hand. Each Party is acting pursuant to this Agreement solely as an independent contractor.

10.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, .pdf or email), each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

10.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.10 Notice. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Supplier, addressed to:

Avery Dennison Corporation

Label & Packaging Materials Division

8080 Norton Parkway

Mentor, Ohio 44060

Attn: Jon Mailey

Telephone: (440) 534-6003

Fax: (440) 534-6333

with a copy to (which shall not constitute notice):

Avery Dennison Corporation

Label & Packaging Materials Division

8080 Norton Parkway

Mentor, Ohio 44060

Attn: Kenneth D. Schwartz, VP & Assistant General Counsel

Telephone: (440) 534-4895

Fax: (440) 534-4773

If to Customer, addressed to:

3M Company

3M Center, Building 223-3S-03

St. Paul, MN 55144-1000

Attention: William B. Smith, Vice President Office Supply Division

Phone: 651-736-2613

Fax: 651-736-8152

with a copy to (which shall not constitute notice):

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Gregg Larson, Deputy General Counsel and Secretary

Telephone: 651-733-2204

Fax: 651-737-2553:

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.

10.11 Entire Agreement; Amendment. This Agreement, the Exhibits, any quotation provided by Supplier, and the Purchase Order provided by Customer (excluding any terms and conditions therein which conflict with or are additional to the terms and conditions provided herein) constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, with respect to the subject matter hereof by any Party hereto or by any director, officer, employee, agent, Affiliate or Representative of any Party hereto. For the avoidance of doubt, nothing in this Agreement will amend or modify the terms set forth in the non-competition provisions in Section 9.4 of the Purchase Agreement. Further for the avoidance of doubt, except as expressly provided in Section 2.3, nothing in this Agreement grants to Supplier or any of its Affiliates any license at any time to manufacture, use or sell any products under any patents or patent applications assigned to Customer under the Purchase Agreement or exclusively licensed to Customer under the Cross-License Agreement between Customer and Supplier. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

10.12 No Presumption Against Drafting Party. Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

10.13 Interpretation. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All

Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. All references to dollars in this Agreement shall be deemed to refer to such amounts in United States Dollars and all references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, provincial, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits and schedules hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

10.14 Supply Chain Requirements. Customer is subject to U.S. and international laws and participates in government programs that affect its supply chains. The supply chain requirements resulting from those laws and programs are described in Exhibit E. Supplier will comply with Exhibit E. During the Term, Customer or its agents may enter all Supplier facilities manufacturing Products to audit Supplier’s compliance with this Agreement including Exhibit E, provided that Customer’s representatives and agents enter into confidentiality agreements reasonably acceptable to Supplier and strictly limit the scope of their inspection to those matters necessary to confirm compliance. Supplier exercises its own independent judgment about matters referenced in Exhibit E regardless of any Customer audits or information provided by Customer or its agents.

10.15 Further Assurances. If any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party hereto will take such further action (including the execution and delivery of further documents) as the other Party hereto reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

10.16 No Solicitation; No Hire. During the Term of this Agreement and for a period of one (1) year thereafter, neither Party shall solicit, offer employment to or hire any employee of the other Party or its Affiliates who has or had been involved in the performance of this Agreement; provided, however, that neither Party shall be prohibited from (i) initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the employees of the other Party (and the hiring of employees that respond to any such searches) or (ii) hiring any such employee not employed by the other Party at the time of solicitation.

{Remainder of this page intentionally left blank. Signature page follows.}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“SUPPLIER”	“CUSTOMER”

AVERY DENNISON CORPORATION	3M COMPANY

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Address:	Address:

Attention:	Attention:
Facsimile:	Facsimile:

Exhibit G

FORM OF TRADEMARK COEXISTENCE AGREEMENT

THIS TRADEMARK COEXISTENCE AGREEMENT (this “Agreement”), effective as of             , 2012 (the “Effective Date”), is by and between Avery Dennison Corporation, a Delaware corporation (“ADC”), and 3M Company, a Delaware corporation (“Buyer”) (each a “Party” and together, the “Parties”).

RECITALS

A. ADC and Buyer are parties to a Purchase Agreement, dated as of December 21, 2011 (as may be amended from time to time, the “Purchase Agreement”), which provides for the sale to Buyer of an office and consumer products business that includes certain trademark rights and products sold under or in connection with those trademarks (the “Acquired Business”). Under the terms of the Purchase Agreement, ADC shall retain businesses, outside the office and consumer products business, that include certain trademark rights and products sold under or in connection with those trademarks (the “Retained Business”).

B. Buyer and its affiliates are the owners of the name and mark “Avery” and the Avery tilted “triangle logo” (the “Avery Logo”), each as exemplified in Exhibit A, and all common law rights and all registrations and applications for registration, if any, pertaining thereto (together with derivatives thereof or any marks, logos or other identifiers in the future that include AVERY or the Avery Logo (other than AVERY DENNISON or the ADC Logo), the “Acquired Marks”).

C. ADC and its affiliates are the owners of the name and mark “Avery Dennison” and the Avery Dennison non-tilted “triangle logo” (the “ADC Logo”), each as exemplified in Exhibit B, and all common law rights and all registrations and applications for registration, if any, pertaining thereto (together with derivatives thereof or any marks, logos or other identifiers in the future that include AVERY DENNISON or the ADC Logo (other than AVERY or the Avery Logo), the “Retained Marks”).

D. The Acquired Marks and the Retained Marks (the “Marks”) both contain the term AVERY and/or the “triangle logo.”

E. The Parties desire to avoid any confusion, mistake, or deception as to the source or sponsorship of their respective goods and services sold under or in connection with the Retained Marks and the Acquired Marks.

F. The Parties desire that in the event any consumer confusion arises, they will cooperate and find ways to eliminate or minimize the confusion, without the obligation for either Party to cease or further restrict its respective uses of the Marks.

G. As of the closing of the Purchase Agreement, the Parties desire to co-exist on the terms and under the conditions set forth in this Agreement, with ADC owning and using the Retained Marks in connection with the Retained Business, and Buyer owning and using the Acquired Marks in the Acquired Business.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Buyer’s Rights and Obligations.

1.1.	Rights. ADC hereby acknowledges and agrees that, as between Buyer and its affiliates, on one side, and ADC and ADC’s affiliates, on the other side, Buyer and its affiliates are the sole and exclusive owner of the Acquired Marks as used in connection with any current or future products or services in the OCP Field and, subject to the terms of this Agreement, have the worldwide right to use, register, apply to register, license, enforce and authorize others to use the Acquired Marks on or in connection with goods or services in the OCP Field. For purposes of this Agreement, the following defined terms have the following meanings:

(a)	“OCP Field” shall mean the development, manufacture, supply, distribution, marketing, and sale of any printable media products (including labels, cards and badges), organization, presentation and filing products (including indexes, dividers, binders, file folders, report covers and sheet protectors), writing instruments (including markers and highlighters) and other office and consumer products (including organization and identification products for professionals and individuals in the home, office and on-the-go and organization, identification and other products relating to education and learning), in each case for distribution or sale through the OCP Channels to end users. “OCP Field” shall exclude industrial adhesive products (including commercial and industrial products incorporating adhesives such as pressure-sensitive laminates, industrial adhesives, or labels other than labels sold or distributed to the OCP Channels).

(b)	“OCP Channels” means the following global channels: (a) Retail, defined as Office Superstores (including Staples, Office Depot, Office Max, Officeworks), Mass Market Stores (including Walmart, Target, Kmart, Carrefour), Grocery (including Kroger, Food Lion), Drug (including Walgreen’s, CVS), Club (including Costco, Sam’s), Convenience Stores (including 7-11), Home Improvement Stores (including Home Depot, Lowes, Menards), Craft Stores (including Michael’s, Jo-Ann Fabrics), Specialty Retail Stores (including Container Store, Bed, Bath and Beyond, Crate and Barrel), Card and Stationery Stores (including Hallmark, American Greetings), Department Stores (including Macy’s), Hardware Stores (including Ace, True Value), Dollar Stores (including Dollar General, Dollar Tree, Family Dollar) and Educational Retail Stores (including Lifetime Learning), (b) Wholesalers (including United Stationers, S. P. Richards, W. B. Mason), (c) Office and Consumer Product Catalogs, and (d) on-line and mail order (including Avery.com, Staples.com, Amazon.com, Wal-Mart.com, Quill.com, Lyreco.com).

1.2	Obligations.

(a)	Buyer and its affiliates shall have no right hereunder to use the Retained Marks or any trademarks confusingly similar to the Retained Marks, except Buyer and its affiliates shall have the right to exhaust any inventory or works-in-process bearing the Retained Marks, and may continue to use shipping materials, packaging, sales literature, promotional literature, display units or other similar materials that display AVERY DENNISON or any other Retained Mark or company names or trade names of ADC or its affiliates, for up to twelve (12) months after the Effective Date.

(b)	Buyer agrees that it shall not use, and shall cause its affiliates to not use, the Acquired Marks or any trademarks confusingly similar to the Acquired Marks in connection with the making, selling, promoting or distributing of any products or services or for any other purpose outside of the OCP Field. For the avoidance of any doubt, nothing herein shall preclude Buyer from using any of the Acquired Marks on or in connection with the promotion, advertising, packaging, selling or distributing of any (A) label pads and label pad books consisting of removable adhesive linerless padded paper products and related products, (B) removable adhesive translucent plastic tabbed padded products, books, dispensers and related products, and (C) sticky note products and flag products consisting of removable adhesive linerless padded paper and film products and related products.

(c)	Except as set forth in Section 1.2(a), Buyer agrees that it shall (and shall cause its affiliates to) always use the “triangle logo” in a tilted orientation and in association with the mark AVERY, so as to reduce the likelihood of confusion with the ADC Logo. For clarity, Buyer has no obligation to use the Avery Logo and may use a different logo or design (other than the ADC Logo or any logo confusingly similar thereto) or no logo or design in association with the mark AVERY.

1.3	Acknowledgement of Rights. To the extent that Buyer and its affiliates comply with Sections 1.1 and 1.2, ADC and its affiliates shall not object to Buyer’s and its affiliates’ use, registration of, application to register, licensing, enforcement or authorization to others to use the Acquired Marks in connection with the OCP Field as provided in this Agreement.

2.	ADC’s Rights and Obligations.

2.1.

Rights. Buyer hereby acknowledges and agrees that, as between Buyer and its affiliates, on the one side, and ADC and its affiliates on the other side, ADC and its affiliates are the sole and exclusive owners of the Retained Marks in connection with the Retained Business and, subject to the terms of this Agreement, have the worldwide right to use, register, apply to register, license, enforce and authorize others to use the Retained Marks on or in connection with goods and/or services in the Retained Business. For purposes of this Agreement, the “Retained Business” shall mean any businesses, products or services that are outside of the OCP Field, whether now conducted or hereafter entered into by ADC or its affiliates.

2.2.	Obligations.

(a)	ADC and its affiliates shall have no right hereunder to use the Acquired Marks or any trademarks confusingly similar to the Acquired Marks, except to the extent necessary to perform its duties under the Purchase Agreement or any of the Ancillary Agreements (as defined in the Purchase Agreement) and except that (i) ADC and its affiliates shall have the right to exhaust any existing inventory or works-in-process bearing the Acquired Marks for up to six (6) months after the Effective Date and (ii) Avery Dennison Japan K.K. and the ADC Graphics Division (A) will continue to manufacture and sell products using the AVERY brands and Avery Logo (including the specific Graphics Division logo set forth on Exhibit C) for twelve (12) months after the Effective Date, and (B) will be permitted to sell any products containing such brands and logo remaining in its inventory for up to six (6) months.

(b)	ADC agrees that it shall not use, and shall cause its affiliates to not use, the Retained Marks or any trademarks confusingly similar to the Retained Marks in connection with the making, selling, promoting or distributing of any products or services or for any other purpose in the OCP Field, except to the extent necessary to perform its duties under the Purchase Agreement or any of the Ancillary Agreements (as defined in the Purchase Agreement).

(c)	ADC agrees that it shall not use, and shall cause its affiliates to not use, the Retained Marks or any trademarks confusingly similar to the Retained Marks in connection with the making, selling, promoting or distributing of any products or services or for any other purpose through the OCP Channels to end consumers, except that ADC may use the Retained Marks to make, sell, promote and distribute products and services of the Retained Business (i) through the on-line channel and/or (ii) to businesses operating in the OCP Channels for internal use in operating their businesses (e.g., ADC and its affiliates may use the Retained Marks to sell, promote or distribute RFID tags to a retailer for tracking its inventory or for theft prevention, but ADC may not use the Retained Marks to sell, promote or distribute RFID tags to end consumers through a retailer or other business in the OCP Channels).

(d)	Except as set forth in Section 2.2(a), ADC agrees that it shall (and shall cause its affiliates to) always use the “triangle logo” oriented so that the top of the triangle is pointed directly up (not in a tilted orientation) and in association with the mark AVERY DENNISON, so as to reduce the likelihood of confusion with the Avery Logo. For clarity, ADC has no obligation to use the ADC Logo and may use a different logo or design (other than the Avery Logo or any logo confusingly similar thereto) or no logo or design in association with the mark AVERY DENNISON.

(e)	For the avoidance of doubt, ADC and its affiliates shall retain, and the Retained Marks include, all rights to use “Avery Dennison” as its company name, as a brand name, service mark and trademark, and all marks incorporating “Avery Dennison” and /or related logos (other than, for clarity, the Avery Logo and any names or marks assigned to Buyer under the Purchase Agreement), a sampling of which is set forth on Exhibit B, provided that such use is outside of the OCP Field. ADC agrees that it shall not use, and shall cause its affiliates to not use, the Retained Marks in a manner that is intended to emphasize the AVERY portion over the DENNISON portion of such name and mark or in any manner confusingly similar to the Acquired Marks.

(f)	ADC agrees that it shall not (and shall cause its affiliates to not) (i) use the terms “label” or “labels” in connection with the promotion, advertising, packaging, selling or distributing of any label pad products sold in the OCP Channels or (ii) use any of the Retained Marks on or in connection with the promotion, advertising, packaging, selling or distributing of any (A) label pads and label pad books consisting of removable adhesive linerless padded paper products, and related products identified as “Label Pad” products, (B) removable adhesive translucent plastic tabbed padded products, books, dispensers, and related products identified as “NoteTabs” products, and (C) sticky note products and flag products consisting of removable adhesive linerless padded paper and film products, and related products identified as “Sticky Notes” products.

(g)	The Parties acknowledge that there are certain trademarks owned by ADC that contain elements of both the Retained Marks and the Acquired Marks. Two examples of these marks are listed in the fourth category on Exhibit B. These marks are being retained by ADC and ADC will discontinue all use globally of such marks, including withdrawal or abandonment of any registration or application for registration.

2.3.	Acknowledgement of Rights. To the extent that ADC and its affiliates comply with Sections 2.1 and 2.2, Buyer and its affiliates shall not object to ADC’s and its affiliates’ use, registration of, application to register, licensing, enforcement or authorization to others to use the Retained Marks in connection with the Retained Business as provided in this Agreement.

3.	Licensing and Transfers.

3.1.	Licensing by Buyer. Buyer and its affiliates may license or permit sublicensing of any or all of its rights hereunder to another party in the OCP Field, provided that the license terms are at least as restrictive as those set forth in this Agreement as it concerns the use of the Acquired Marks, and that such licensing party takes reasonable actions to cause the licensee to comply with such terms and conditions of this Agreement. Buyer shall be responsible for any breach of this Agreement by any such licensee.

3.2.	Permitted Transfers by Buyer. Buyer and its affiliates may assign or otherwise transfer each of the Acquired Marks, provided that any such assignment or transfer shall be made expressly subject to all terms and conditions of this Agreement in a written Trademark Use Agreement signed by all parties to the assignment or transfer and stating that the assignee or transferee shall comply with the terms and conditions of this Agreement. Buyer shall give ADC prompt written notice of any such assignment or transfer of an Acquired Mark and shall furnish ADC with a fully-executed copy of the Trademark Use Agreement. ADC shall be expressly identified in the Trademark Use Agreement as a third party beneficiary of the agreement.

3.3	Licensing by ADC. ADC and its affiliates may license or permit sublicensing of any or all of its rights hereunder to another party outside the OCP Field, provided that the license terms are at least as restrictive as those set forth in this Agreement as it concerns the use of the Retained Marks, and that such licensing party takes reasonable actions to cause the licensee to comply with such terms and conditions of this Agreement. ADC shall be responsible for any breach of this Agreement by any such licensee.

3.4.	Permitted Transfers by ADC. ADC and its affiliates may assign or otherwise transfer each of the Retained Marks, provided that any such assignment or transfer shall be made expressly subject to all terms and conditions of this Agreement in a written Trademark Use Agreement signed by all parties to the assignment or transfer and stating that the assignee or transferee shall comply with the terms and conditions of this Agreement. ADC shall give Buyer prompt written notice of any such assignment or transfer of a Retained Mark and shall furnish Buyer with a fully-executed copy of the Trademark Use Agreement. Buyer shall be expressly identified in the Trademark Use Agreement as a third party beneficiary of the agreement.

4.	Ownership, Registration and Maintenance of Marks.

4.1.

ADC’s Ownership of Retained Marks and Goodwill. Buyer acknowledges the sole ownership by ADC and its affiliates of the Retained Marks and all related goodwill. Buyer covenants that it will not, and shall cause its affiliates to not, at any time do or cause to be done any act or thing impairing or tending to impair the right, title or interest of ADC or its affiliates in the Retained Marks. Buyer agrees that it will not, and shall cause its affiliates to not, at any time during the term of this Agreement, challenge (a) the validity of the Retained Marks, (b) ownership of the Retained Marks by ADC or its affiliates, (c) any registration or application for registration of any Retained Marks existing as of the Effective Date, or (d) any application for registration of any Retained Marks after the Effective Date, provided that application for registration is outside of the OCP Field. Buyer shall not attempt to register, and shall cause its affiliates to not register, the Retained Marks alone or as part of its own trademarks (other than the mark AVERY and the Avery Logo, as permitted hereunder) or attempt to register any marks confusingly similar to the Retained Marks.

4.2	Buyer’s Ownership of Acquired Marks and Goodwill. ADC acknowledges the sole ownership by Buyer and its affiliates of the Acquired Marks and all related goodwill. ADC covenants that it will not, and shall cause its affiliates to not, at any time do or cause to be done any act or thing impairing or tending to impair the right, title or interest of Buyer or its affiliates in the Acquired Marks. ADC agrees that it will not, and shall cause its affiliates to not, at any time during the term of this Agreement, challenge (a) the validity of the Acquired Marks, (b) ownership of the Acquired Marks by Buyer or its affiliates, (c) any registration or application for registration of any Acquired Marks existing as of the Effective Date, or (d) any application for registration of any Acquired Marks within the OCP Field filed after the Effective Date. ADC shall not attempt to register, and shall cause its affiliates to not register, the Acquired Marks alone or as part of its own trademarks (other than the mark AVERY DENNISON and the ADC Logo, as permitted hereunder) or attempt to register any marks confusingly similar to the Acquired Marks.

5.	Confusion Not Likely. The Parties mutually believe that the continued use and registration of the Acquired Marks and the Retained Marks on and in connection with the goods and/or services relating to their respective businesses in accordance with the terms of this Agreement is not likely to cause confusion, mistake or deception as to the source or sponsorship of their respective goods and services because of, among other reasons, distinctions in those respective goods and services, distinctions in the respective channels of trade, distinctions in the targeted consumers and the respective uses of the marks hereunder. The Parties agree to continue to take reasonable action, and to cause their affiliates to take reasonable action, to reduce the likelihood of confusion due to the co-existence and registration of their respective marks hereunder, to notify one another of any actual confusion that is brought to their attention in connection with their respective names and marks hereunder, and to mutually cooperate, as is reasonable under the circumstances, to rectify any actual or potential confusion resulting therefrom.

6.	Further Assurances.

6.1	General Assistance. At any time and from time to time, promptly upon reasonable request and at the expense of the requesting Party, each Party shall, and shall cause its affiliates to, sign and deliver to the requesting Party any and all further instruments and consents, and shall take further reasonable action, at the requesting Party’s cost for reasonable out-of-pocket expenses, in order to give the requesting Party the full benefit of this Agreement.

6.2	Registration Assistance. Without limitation to Section 6.1, at the request of a Party, at the requesting Party’s cost for reasonable out-of-pocket expenses, the other Party will (i) execute coexistence agreements or consents consistent with this Agreement and in a form suitable for filing in a local trademark office to permit registration, recordation or assignment of such Party’s Marks as permitted hereunder, (ii) amend its applications or registrations for the Acquired Marks to exclude products or services outside of the OCP Field or for the Retained Marks to exclude products or services in the OCP Field, and (iii) otherwise cooperate to determine and implement the best manner to effect such registration, recordation or assignment so as to provide each Party and its affiliates the full ownership and use of the Retained Marks (with respect to ADC and its affiliates) and the Acquired Marks (with respect to Buyer and its affiliates) as provided hereunder.

6.3	Licenses. In the event and to the extent that, notwithstanding the foregoing in this Section 6, a Party or its affiliate is not permitted to register, record, or assign a Retained Mark (in the case of ADC) or an Acquired Mark (in the case of Buyer) in a particular jurisdiction, upon the request of such Party the other Party hereby grants to such Party a royalty-free, fully paid-up, sublicenseable license to use the Retained Mark or Acquired Mark, as applicable, in such jurisdiction in a manner consistent with this Agreement until such time as such assignment and recordal occurs. At the requesting Party’s request and expense, the other Party shall use reasonable efforts to file, prosecute, and maintain applications or registrations for such licensed Mark(s) in such jurisdiction(s) until such assignment and recordal occurs. If requested by either Party, the Parties shall cooperate to execute a separate short-form license agreement documenting the foregoing license and containing any other provisions to the extent required under applicable law.

7. Limitation of Liability. NEITHER PARTY NOR ITS AFFILIATES SHALL UNDER ANY CIRCUMSTANCES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF, BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES HEREUNDER FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LIABILITY FOR ANY LOST SALES, PROFITS OR BUSINESS OPPORTUNITIES ARISING SOLELY FROM BREACH OF THIS AGREEMENT.

8.	Term; Termination.

8.1	Term. Subject to Section 8.2, the term of this Agreement (the “Term”) shall be perpetual.

8.2

Termination. This Agreement may be terminated only by mutual written agreement of the Parties at any time. For clarity, this Agreement may not be terminated by any Party for breach of this Agreement by any other Party, it being understood and agreed that the non-breaching Party may seek injunctive relief, specific performance, and/or damages (subject to Section 7) against the breaching

Party or its affiliates or licensees. If any Party and its affiliates and licensees abandon all use of all of its respective Marks (by discontinuing all use for a period of three consecutive years worldwide), the other Party and its affiliates shall be released from all obligations under this Agreement.

9.	Miscellaneous.

9.1.	Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

9.2.	Assignment. Subject to Sections 3.2 and 3.4, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns.

9.3.	Entire Agreement. This Agreement, including the Exhibits hereto, the Purchase Agreement and the Confidentiality Agreement (as defined in the Purchase Agreement) constitute the entire agreement among the Parties and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, employee, agent, affiliate or representative of any Party.

9.4.	Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

9.5.	Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to ADC, to:

AVERY DENNISON CORPORATION

150 North Orange Grove Boulevard

Pasadena, CA 91103

Attention: General Counsel

Telephone: (626) 304-2000

Fax: (626) 304-2108

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attn: Scott Hodgkins and Jeffrey L. Kateman

Telephone: (213) 891-8739 and (213) 891-8705

Fax: (213) 891-8763

If to Buyer, to:

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Gregg Larson, Deputy General Counsel and Secretary

Telephone: 651-733-2204

Fax: 651-737-2553:

with a copy to (which shall not constitute notice):

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Michael A. Stanchfield

Telephone: 612-766-7764

Fax: 612-766-1600

9.6.	Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

9.7.

Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or any state appellate court therefrom; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Chancery or state appellate court; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Chancery or state appellate court. Each Party agrees that (a) this Agreement involves at least $100,000.00 and (b) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

9.8.	Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9.	Remedies Not Limited. Nothing contained herein shall prevent or limit either Party’s right or power to seek and/or obtain money damages (subject to Section 7), specific performance or temporary, preliminary and permanent injunctive relief with respect to any breach of this Agreement by the other Party.

9.10.

Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party, and each Party hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue.

9.11.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.12	Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. An “affiliate” of a Party means any person or entity which controls, is controlled by, or is under common control with, such Party, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities or other interests having voting rights with respect to the election of the board of directors or similar governing authority (but only as long as such person or entity meets these requirements).

9.13	No Presumption Against Drafting Party. Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

9.14	Independent Parties. Nothing contained in this Agreement shall be deemed to constitute a single employer, joint employer, co-employer, alter-ego, agency, partnership, joint venture or similar relationship between ADC or any of ADC’s affiliates, on the one hand, and Buyer or any of Buyer’s affiliates, on the other hand. Each Party is acting pursuant to this Agreement solely as an independent contractor.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

AVERY DENNISON CORPORATION

By:

Name:

Title:

3M COMPANY

By:

Name:

Title:

CONFIDENTIAL

Exhibit I

FORM OF CROSS-LICENSE AGREEMENT

THIS CROSS-LICENSE AGREEMENT (this “Agreement”), effective as of                     , 2012, (“Effective Date”) is by and between Avery Dennison Corporation, a Delaware corporation (“ADC”), and 3M Company, a Delaware corporation (“Buyer”) and 3M Innovative Properties Company, a Delaware corporation (“3M IPC”). ADC and Buyer sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party.” For the purposes of this Agreement, unless otherwise stated, Buyer and 3M IPC shall be considered a single Party.

RECITALS

A. ADC and Buyer, among others, are parties to a Purchase Agreement, dated as of December 21, 2011 (as may be amended from time to time, the “Purchase Agreement”), whereby Buyer and Affiliates will purchase the Business (as defined below) from ADC.

B. Through the Purchase Agreement, Buyer and its Affiliates will acquire from ADC and its Affiliates (as defined below) certain patents and know how used in the Business that may be useful to ADC and its Affiliates in its retained businesses.

C. ADC and its Affiliates will retain certain patents and know how that are used for the continued operation of its retained business.

D. Buyer, 3M IPC and ADC desire to cross license the patents and know how described in this Agreement for the purposes and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

Capitalized terms that are not defined where first used in this Agreement shall have the following meanings for the purposes of this Agreement or, if not defined in this Agreement, as defined in the Purchase Agreement:

1.1 “ADC Field” means any use other than in connection with the Business. The ADC Field also includes developing, manufacturing, marketing, distributing or selling products and solutions to the extent such products or solutions are the labels business conducted in Europe under the brand name “JAC” and “Fasson” by ADC’s and its Subsidiaries’ graphics business as of the date of the Purchase Agreement.

1.2 “Affiliate” of a Person means (a) any other Person that controls, is controlled by, or is under common control with, the first mentioned Person or (b) any other Person in which the first mentioned Person directly or indirectly has at least a fifty percent (50%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise,

CONFIDENTIAL

or has the maximum ownership interest it is permitted to have in the country where such other Person exists. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or by contract or otherwise.

1.3 “Agreement” means this Cross-License Agreement as it may be amended from time to time in accordance with its terms.

1.4 “Business” means the development, manufacture, supply, distribution, marketing and sales of printable media products (including labels, cards and badges), organization, presentation and filing products (including indexes, dividers, binders, file folders, report covers and sheet protectors), writing instruments (including markers and highlighters) and other office and consumer products (including organization and identification products for professionals and individuals in the home, office and on-the-go and organization, identification and other products relating to education and learning), in each case for distribution or sale through the OCP Channels to end-users; provided that the term “Business” shall exclude the conduct by ADC through certain of its Subsidiaries and divisions of the development, manufacture, supply, distribution, marketing and sales of industrial adhesive products (including commercial and industrial products incorporating adhesives such as pressure-sensitive laminates, industrial adhesives, or labels other than labels sold or distributed to the OCP Channels) by the business units of ADC other than ADC’s Office and Consumer Products division.

1.5 “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in New York City, New York.

1.6 “Claim” means any claim, demand, cause of action, chose in action, right of recovery or off-set, suit, litigation, proceeding, arbitration, hearing or investigation against any Person.

1.7 “Confidential Information” shall have the meaning set forth in Section 4.1.

1.8 “Governmental Authority” means any foreign, federal, state, provincial, or local governmental authority.

1.9 “Know How” means know how, trade secrets and other related Confidential Information.

1.10 “Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other law, ordinance, statute or treaty.

1.11 “Liability” means, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency or guaranty of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

1.12 “Licensed Patents” means the patents and patent applications within the Transferred Patents and the Retained Patents.

CONFIDENTIAL

1.13 “OCP Channels” means the following global channels: (a) Retail, defined as Office Superstores (including Staples, Office Depot, Office Max, Officeworks), Mass Market Stores (including Walmart, Target, Kmart, Carrefour), Grocery (including Kroger, Food Lion), Drug (including Walgreen’s, CVS), Club (including Costco, Sam’s), Convenience Stores (including 7-11), Home Improvement Stores (including Home Depot, Lowes, Menards), Craft Stores (including Michael’s, Jo-Ann Fabrics), Specialty Retail Stores (including Container Store, Bed, Bath and Beyond, Crate and Barrel), Card and Stationery Stores (including Hallmark, American Greetings), Department Stores (including Macy’s), Hardware Stores (including Ace, True Value), Dollar Stores (including Dollar General, Dollar Tree, Family Dollar) and Educational Retail Stores (including Lifetime Learning), (b) Wholesalers (including United Stationers, S. P. Richards, W. B. Mason), (c) Office and Consumer Product Catalogs, and (d) on-line and mail order (including Avery.com, Staples.com, Amazon.com, Wal-Mart.com, Quill.com, Lyreco.com).

1.14 “OCP Field” means the field of use of the Business.

1.15 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity.

1.16 “Proceeding” means any mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

1.17 “Retained Patents” means the patents and patent applications owned by ADC or its Affiliates set forth on Exhibit A to this Agreement together with (a) the patents that issue from any such applications, (b) any U.S. or foreign patents and applications for patents (and the patents that issue from such applications) that are owned by ADC or its Affiliates and that claim priority from any of the foregoing patents or patent applications, (c) any divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, substitutions, patents of addition and certificates of correction of each of the foregoing, and (d) Know How related to the patents and patent applications owned by ADC or its Affiliates set forth on Exhibit A.

1.18 “Subsidiary” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

CONFIDENTIAL

1.19 “Transferred Patents” means the patents and patent applications owned by 3M IPC set forth on Exhibit B to this Agreement together with (a) the patents that issue from any such applications, (b) any U.S. or foreign patents and applications for patents (and the patents that issue from such applications) that are owned by 3M IPC or its Affiliates and that claim priority from any of the foregoing patents or patent applications, (c) any divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, substitutions, patents of addition and certificates of correction of each of the foregoing, and (d) the Know How related to the patents and patent applications transferred by ADC or its Affiliates to 3M IPC set forth on Exhibit B.

2.	Grant of Rights

2.1 License Grant to 3M IPC. During the term of this Agreement and subject to the terms and conditions contained herein, ADC, for itself and on behalf of its Affiliates, grants to 3M IPC a royalty-free, world-wide, perpetual, exclusive license to the Retained Patents to make, have made, use, sell, offer for sale, import or otherwise transfer products and services in the OCP Field; with the proviso that after ten (10) years after the Effective Date, 3M IPC is granted a royalty-free, world-wide, perpetual, non-exclusive license to the Know How related to the Retained Patents (as existed on the Effective Date and licensed to 3M IPC) to make, have made, use, sell, offer for sale, import or otherwise transfer products and services outside the OCP Field.

2.2 License Grant to ADC. Subject to Section 9.4 of the Purchase Agreement (Non-Competition), during the term of this Agreement and subject to the terms and conditions contained herein, 3M IPC, for itself and on behalf of its Affiliates, grants to ADC a royalty-free, world-wide, perpetual, exclusive license to the Transferred Patents to (i) make, have made, use, sell, offer for sale and import products and services in the ADC Field and (ii) the extent necessary to perform its duties under the Purchase Agreement or the Ancillary Agreements; with the proviso that after ten (10) years after the Effective Date ADC is granted a royalty-free, world-wide, perpetual, non-exclusive license to the Know How related to Transferred Patents (as existed on the Effective Date and licensed to ADC) to make, have made, use, sell, offer for sale, import or otherwise transfer products and services inside the OCP Field.

2.3 Improvements and Additional Know How. The licenses granted hereunder do not include any improvements made with respect to the Licensed Patents or any Know How by the granting Party or its Affiliates. The Know How subject to the grants is the Know How that exists as of the Effective Date.

2.4 Sublicense Rights. Either Party may sublicense its rights under Section 2.1 or 2.2 (i) to its Affiliates, or (ii) in connection with the operation of its or its Affiliates’ business (but not for the independent use of any third party). 3M IPC or its Affiliates shall also have the right to sublicense its rights hereunder to a third party to the extent necessary to satisfy the conditions of Section 5.3(a) of the Purchase Agreement. All sublicenses granted by either Party under this Agreement shall be in writing (other than to its Affiliates), which writing shall be consistent with and no less restrictive than the terms and conditions of this Agreement. No other sublicensing shall be permitted by either Party or by its Affiliates absent the prior written consent of the other Party. Each Party shall be responsible for any breach of this Agreement by any sublicensee.

CONFIDENTIAL

3.	Patent Matters

3.1 Prosecution and Maintenance of Patents. 3M IPC and its Affiliates shall, at their own expense, control and be solely responsible for the filing, prosecution and maintenance of the patents and patent applications within the Transferred Patents owned by 3M IPC or its Affiliates. ADC and its Affiliates shall, at their own expense, control and be solely responsible for the filing, prosecution and maintenance of the patents and patent applications within the Retained Patents owned by ADC or its Affiliates. The Parties acknowledge and agree that each Party and its Affiliates have no obligation whatsoever to file, prosecute, or maintain any Licensed Patents owned by them. Should a Party or its applicable Affiliate elect not to continue to maintain any Licensed Patent owned by it, (i) the Party or its applicable Affiliate that owns such Licensed Patent shall provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than thirty (30) calendar days before the other Party would be faced with a possible loss of rights, (ii) such Party shall give the other Party the right, at the other Party’s discretion and sole expense, to maintain such patents and/or patent applications, which offer must be accepted by the offeree within thirty (30) days after such notice or such offer shall be deemed rejected, and (iii) such Party shall offer reasonable assistance in connection with such maintenance at the expense of the Party assuming the maintenance of such patents or patent applications.

3.2 Enforcement. If either Party becomes aware that a third party may be infringing any of the Licensed Patents or any of the Know How associated with such Licensed Patents, it will promptly notify the other Party in writing, providing all information available regarding the potential infringement or misappropriation (an “Infringement Notice”). ADC and its Affiliates shall have the first right, but not the obligation, in its sole discretion, to take whatever action it deems appropriate, in its sole discretion, against an alleged infringer with respect to any of the Retained Patents. 3M IPC and its Affiliates shall have the first right, but not the obligation, in their sole discretion, to take whatever action it deems appropriate, in its sole discretion, against an alleged infringer with respect to any of the Transferred Patents. If ADC and its Affiliates do not elect to take action against an alleged infringer with respect to any of the Retained Patents, ADC or its Affiliate shall promptly notify 3M IPC in writing, and, if such infringement is materially affecting the Business, 3M IPC shall have the right to bring a suit or other action or enter into settlement discussions regarding such action at 3M IPC’s sole cost and expense. If 3M IPC and its Affiliates do not elect to take action against an alleged infringer with respect to any of the Transferred Patents, 3M IPC or its Affiliate shall promptly notify ADC in writing, and, if such infringement is materially affecting any business in the ADC Field, ADC shall have the right to bring a suit or other action or enter into settlement discussions regarding such action at ADC’s sole cost and expense. The Party that elects to bring a suit, other action or enters into settlement discussions in accordance with this Section 3.2 shall control such suit, other action or settlement discussions (as applicable).

3.3 Cooperation. In any Proceeding in which 3M IPC or its Affiliates is seeking to enforce their rights under the Transferred Patents, ADC and its Affiliates will provide 3M IPC and its Affiliates with reasonable cooperation, and, upon the request and at the expense of 3M IPC, ADC and its Affiliates will make available to 3M IPC and its Affiliates, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, and the like in their possession. In any Proceeding in which ADC or its Affiliates is seeking to enforce

CONFIDENTIAL

their rights under the Retained Patents, Buyer, 3M IPC and their Affiliates will provide ADC and its Affiliates with reasonable cooperation, and, upon the request and at the expense of ADC, Buyer, 3M IPC and their Affiliates will make available to ADC and its Affiliates, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, and the like in their possession. Notwithstanding any other provision of this Article 3, neither Party will make any settlements of any Proceeding that would affect any rights of the other Party without first obtaining such other Party’s prior written consent. For the purpose of furthering the Parties’ common interest in this Agreement, and to provide that the sharing of relevant information shall not waive or diminish the confidentiality of such information or its continued protection under all applicable privileges and protections, the Parties shall at the request of either Party enter into an appropriate written community of interest agreement.

4.	Confidentiality

4.1 Confidential Information. For purposes of this Agreement, “Confidential Information” means any know how or trade secrets and all other scientific, manufacturing, marketing, financial and commercial information or data, or other proprietary or confidential information, of a Party or its Affiliates, or held by a Party or its Affiliates under an obligation of confidentiality to a third party, which may be disclosed from one Party or its Affiliates to the other Party or its Affiliates pursuant to the Confidentiality Agreement or from time to time during the Term of this Agreement, whether disclosed orally, visually, in writing or in any tangible or electronic form or media. Confidential Information may be, but is not required to be, marked “Confidential”. “Confidential Information” shall include, without limitation, the terms of this Agreement as well as any proprietary or confidential information that is jointly owned by the Parties. Information shall not be considered Confidential Information to the extent such information:

(a) Is publicly disclosed through no fault of the receiving Party or its Affiliates hereto, either before or after it becomes known to the receiving Party or its Affiliates;

(b) Was known to the receiving Party or its Affiliates prior to disclosure under this Agreement and/or the Purchase Agreement, which knowledge was acquired independently and not from the disclosing Party or its Affiliates hereto, as evidenced by the written records of the receiving Party or its Affiliates (other than confidential information disclosed or transferred to Buyer or 3M IPC by ADC pertaining to the Business, which shall remain Confidential Information under this Agreement);

(c) Is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such disclosure; or

(d) Was developed independently of and without reference to the disclosing Party’s or its Affiliates’ confidential information after disclosure under this Agreement, as evidenced by the receiving Party’s or its Affiliates’ written records.

Any combination of disclosures shall not be deemed to fall within the foregoing exclusions merely because individual elements or features of the Confidential Information are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

CONFIDENTIAL

4.2 Non-Disclosure Obligations and Permitted Disclosure Agreement. All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be published or disclosed to any third party, or used for any purpose except as intended by this Agreement, without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a) is disclosed to gain or maintain any regulatory approvals, but such disclosure may be only to the extent reasonably necessary for such purposes, and the Party making such disclosure shall take all steps reasonably necessary, including seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information, whenever possible;

(b) is deemed necessary by the receiving Party to be disclosed to Affiliates, sublicensees, subcontractors, consultants, and/or other third parties acting on behalf of such Party for a purpose intended by this Agreement, provided that such activities by either Party shall be in accordance with this Agreement and on the condition that such third parties agree in writing to be bound by the confidentiality and non-use obligations no less stringent than those contained in this Agreement;

(c) is deemed necessary by the receiving Party to be disclosed to such Party’s attorneys, independent accountants and financial advisers for the sole purpose of enabling such attorneys or independent accountants to provide professional advice to the receiving Party on the condition that such third parties are bound by confidentiality and non-use obligations customary for the type of professional and are advised that the information being disclosed is confidential; or

(d) is limited to the terms and conditions of this Agreement and is deemed necessary by a Party to be disclosed to accredited investors or potential acquirers or merger candidates in the context of due diligence investigations of such Party solely for the purpose of evaluating a potential business relationship, on the condition that such third parties agree in writing to be bound by the confidentiality and non-use obligations contained in this Agreement.

4.3 Compelled Disclosure. If a Party is required by judicial or administrative process to disclose Confidential Information of the other Party, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.3, and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the any Governmental Authorities, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.

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5.	Representations, Warranties and Additional Covenants

5.1 Both Parties. Each Party represents, warrants and covenants to the other Party that: (a) it has the full right and power to grant the licenses granted under this Agreement and perform or fulfill all obligations under this Agreement; (b) neither it, nor any of its Affiliates, has entered or will enter into any other agreement or understanding in conflict with the provisions contained in this Agreement; and (c) the individual signing below on its behalf has full authority to execute this Agreement for and on behalf of such Party and that, when signed, this Agreement will be binding and enforceable according to its terms.

5.2 ADC. ADC represents, warrants and covenants to Buyer and 3M IPC that, to its knowledge, as of the Effective Date, and except for matters that would not reasonably be expected to be material to the Business taken as a whole, (a) use of the Retained Patents in the OCP Field do not infringe the rights of any third party and (b) the Licensed Patents within the Retained Patents are valid and enforceable.

5.3 Disclaimer. OTHER THAN AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT OR IN THIS ARTICLE 5, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF VALIDITY, ENFORCEABILITY, SCOPE, PRIORITY, NON-INFRINGEMENT OR DOMINANCE OF THE LICENSED PATENTS OR ANY RELATED KNOW HOW.

6.	Term and Termination

6.1 Term. The term of this Agreement shall be from the Effective Date and shall continue in full force and effect until the last of the Licensed Patents to expire.

6.2 Termination. Neither Party shall have any right to terminate this Agreement except by mutual written agreement between the Parties. The Parties’ sole remedies in the event of any breach of this Agreement shall be limited to damages and injunctive relief including an order of specific performance.

6.3 Effect of Termination. The obligations of confidentiality under Article 4 shall continue in full force and effect for three (3) years after the termination or expiration of this Agreement. The rights with respect to Know How granted hereunder shall survive the termination or expiration of this Agreement.

7.	Miscellaneous

7.1 Bankruptcy. The licenses granted under this Agreement are deemed to be, for the purposes of Section 365(n) of the US Bankruptcy Code (11 U.S.C. 365(n)), as amended, licenses of rights to “intellectual property” as defined in Section 101 of such Code. If either Party or its Affiliates, as a debtor in possession or a trustee-in-bankruptcy in a case under the US Bankruptcy Code, rejects this Agreement, the other Party and its Affiliates may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. The Parties and their Affiliates irrevocably waive all arguments and defenses arising under Section 365(c)(1) or

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successor provisions to the effect that applicable Law excuses a party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreements by the other party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under Section 365(c)(1) or any successor statute.

7.2 Independent Parties. Nothing contained in this Agreement shall be deemed to constitute a single employer, joint employer, co-employer, alter-ego, agency, partnership, joint venture or similar relationship between ADC or any of ADC’s Affiliates, on the one hand, and Buyer, 3M IPC or any of their Affiliates, on the other hand. Each Party is acting pursuant to this Agreement solely as an independent contractor.

7.3 Assignment. This Agreement may be assigned by either Party to an Affiliate or Subsidiary or its successor or assign that acquires all or substantially all of such Party or the business to which this Agreement relates, whether by sale of stock, sale of assets, acquisition, merger, reverse merger or any other bona fide transfer. The prior written consent of the other Party shall be required for any other assignment of this Agreement by a Party to be effective, which consent may be granted or withheld at such Party’s absolute discretion. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

7.4 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

7.5 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.6 Entire Agreement. This Agreement, including the Exhibits hereto, the Purchase Agreement and the Confidentiality Agreement (as defined in the Purchase Agreement) constitute the entire agreement among the Parties and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, employee, agent, Affiliate or Representative of any Party.

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7.7 Amendment or Modification. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

7.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, remedies or liabilities under or by reason of this Agreement.

7.9 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

7.10 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.

7.11 Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or any state appellate court therefrom; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Chancery or state appellate court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Chancery or state appellate court. Each Party agrees that (a) this Agreement involves at least $100,000.00 and (b) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.16. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

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7.12 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

7.13 Remedies. Nothing contained herein shall prevent or limit either party’s right or power to seek and/or obtain money damages, specific performance or temporary, preliminary and permanent injunctive relief with respect to any breach of this Agreement by the other party pursuant to the procedures set forth in Section 7.11 above except that the Parties agree to waive any right to receive punitive, consequential, special or indirect damages relating in any way to this Agreement.

7.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party, and each Party hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 7.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue.

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7.15 Titles & References. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to dollars in this Agreement shall be deemed to refer to such amounts in United States Dollars and all references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, provincial, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.

7.16 Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to any ADC, addressed to:

Avery Dennison Corporation

150 N. Orange Grove Blvd.

Pasadena, CA 91103

Attn: General Counsel

Telephone: (626) 304-2000

Fax: (626) 304-2108

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attn: Scott Hodgkins and Jeffrey L. Kateman

Telephone: (213) 891-8739 and (213) 891-8705

Fax: (213) 891-8763

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If to Buyer or 3M IPC, addressed to:

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Gregg Larson, Deputy General Counsel and Secretary

Telephone: 651-733-2204

Fax: 651-737-2553

3M Innovative Properties Company

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Kevin Rhodes, Chief Intellectual Property Counsel

Telephone: 651-736-4533

Fax: 651-733-9155

with a copy to (which shall not constitute notice):

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Michael A. Stanchfield

Telephone: 612-766-7764

Fax: 612-766-1600

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

7.17 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, .pdf or email), each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

7.18 No Presumption Against Drafting Party. Each of the Parties hereto acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Signatures follow on next page.

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IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives as of the Effective Date set forth above:

AVERY DENNISON CORPORATION

By:

Name:

Title:

3M COMPANY

By:

Name:

Title:

3M IPC

By:

Name:

Title: